Exhibit 2.1

Business Purchase Agreement

relating to

the Fugro Trenching Business

between

Fugro N.V. (as the Seller)

and

Global Marine Systems Limited (as the Purchaser)

and

Global Marine Holdings LLC (as the Purchaser Parent)

Dated 11 October 2017

7.7	Insurance	26
7.8	Breach of Completion obligations	26
8	POST-COMPLETION OBLIGATIONS	27
8.1	Use of names	27
8.2	Records and record retention	27
8.3	Insurance	28
8.4	Marine diesel oil, lubes, vessel spares and general consumables	29
8.5	ROV IP	29
8.6	JV Compliance	30
8.7	Post-Completion SEC assistance	30
9	LIMITATION OF LIABILITY	30
9.2	Maximum liability	31
9.3	Time limitation	31
9.4	Mitigation of Losses	31
9.5	Applicable clauses of the W&I Agreement	31
9.6	No double claims	31
10	RESTRICTIONS	32
10.1	Non-compete	32
11	CONFIDENTIALITY	33
11.1	Announcements	33
11.2	Confidentiality undertaking	33
12	MISCELLANEOUS	34
12.1	Further assurances	34
12.2	Local transfer documents	34
12.3	Entire agreement	35
12.4	No assignment	35
12.5	Waiver	35
12.6	Amendment	35
12.7	Third-party rights	35
12.8	No Remedy	36
12.9	Rescission	36
12.10	Method of payment	36
12.11	Costs	36
12.12	Interest	36
12.13	Notices	36
12.14	Counterparts	37
13	GOVERNING LAW AND DISPUTE RESOLUTION	37
13.1	Governing law	37

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13.2	Jurisdiction and forum	37
13.3	Other disputes	38

Schedules

Schedule 1	Definitions and interpretation
Schedule 2	Business Assets
Schedule 3	Vessel
Schedule 4	FSY ASTA
Schedule 5	Employees
Schedule 6	Vendor Loan
Schedule 7	Warranty and Indemnity Agreement
Schedule 8	Parties’ details for Notices
Schedule 9	Map of Restricted Territory
Schedule 10	Global LLC Agreement
Schedule 11	Bill of Sale
Schedule 12	Protocol of Delivery and Acceptance
Schedule 13	Debenture Deed of Postponement
Schedule 14	Interim Period Result Calculation
Schedule 15	FFAG ASTA
Schedule 16	FSSL ASTA
Schedule 17	Certificate of Compliance
Schedule 18	Shipman Agreement
Schedule 19	Business Agreements
Schedule 20	Bring Down Certificates
Schedule 21	Technical Documentation for the Symphony

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BUSINESS PURCHASE AGREEMENT

THIS AGREEMENT IS DATED 11 OCTOBER 2017 AND MADE BETWEEN:

(1)
Fugro N.V., a public limited liability company incorporated in the Netherlands, with corporate seat in Leidschendam, and registered address at Veurse Achterweg 10, 2264 SG Leidschendam, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce with number 27120091 (the “Seller” or “Fugro”);

(2)
Global Marine Systems Limited, a private limited liability company incorporated and registered in England and Wales, with company number 01708481 whose registered address is at Ocean House, 1 Winsford Way, Boreham Interchange, Chelmsford, Essex CM2 5PD, United Kingdom (the “Purchaser” or “GMSL”);

and

(3)
Global Marine Holdings, LLC, a limited liability company incorporated in Delaware with its registered address at 460 Herndon Parkway, Suite 150, Herndon, VA 20176-5281, United States (the “Purchaser Parent” or “Global”),

WHEREAS:

(A)
The Seller directly or indirectly operates its trenching business and activities through certain assets listed in Schedule 2 (Business Assets), including associated normalized working capital, the Business Agreements (if any) and the Employees (such assets, Business Agreements (if any) and Employees collectively, the “Trenching Business”);

(B)
The Purchaser and the Purchaser Parent directly or indirectly operate a worldwide business, focused on specialist subsea services across the telecom, oil and gas and offshore power sectors and actively participate in joint ventures carrying out similar activities (the “Global Business”);

(C)
The Seller and the Purchaser Parent entered into a confidentiality letter dated 23 January 2017 (the “Confidentiality Agreement”), pursuant to which certain confidential information relating to the Trenching Business was made available to the Purchaser and its Representatives;

(D)
The Seller and the Purchaser Parent entered into an additional confidentiality letter dated 7 March 2017 (the “Global Confidentiality Agreement”), pursuant to which certain confidential information relating to the Global Business was made available to the Seller and its Representatives;

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(E)
The Seller and the Purchaser entered into a non-binding Business Combination Term Sheet dated 7 July 2017 (the “Term Sheet”), describing the principal terms and conditions of a proposed business combination between Fugro and Global involving effectively the sale by Fugro of the Trenching Business to GMSL in exchange for an equity interest in Global and the Vendor Loan;

(F)
Save as explicitly set out in this Agreement, the Seller, the Purchaser and the Purchaser Parent have obtained all internal and external approvals and consents required for the transactions contemplated by this Agreement; and

(G)
Now, in consideration of the foregoing, the Seller wishes to sell and procure the transfer of the Trenching Business to the Purchaser and to acquire an equity interest in Global and enter into the Vendor Loan as lender, and the Purchaser wishes to purchase and acquire the Trenching Business from the Seller and have the Seller acquire an equity interest in Global and enter into the Vendor Loan as borrower, on the terms and subject to the conditions set out in this Agreement and the W&I Agreement entered into at the date hereof (the ‘‘Transaction’’).

IT IS AGREED AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

In this Agreement, unless the context otherwise requires, the definitions and provisions of Schedule 1 (Definitions and interpretation) apply throughout.

2	SALE, PURCHASE AND TRANSFER

2.1	Sale and Purchase

2.1.1
Subject to the terms and conditions of this Agreement, the Seller shall procure that the Business Sellers sell the Trenching Business to the Purchaser and the Purchaser hereby agrees to purchase the Trenching Business from the Business Sellers, which sale comprises all of the rights, obligations, title and interest of the Seller’s Group in and to:

(a)	the Business Assets, free from any Encumbrances;

(b)	the Employees;

(c)	Goodwill;

(d)	the Business Agreements (if any); and

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(e)	the Trenching Business information and the Trenching Business records to be delivered to the Purchaser pursuant to Clause 6 (Pre Completion Covenants) and Clause 7 (Completion).

2.2	Business Assets

2.2.1
On the Completion Date, the Seller shall procure the transfer by the relevant Business Seller and the Purchaser shall accept the transfer of, all Business Assets to the Purchaser in accordance with Clause 7.4 (Completion actions).

2.2.2	Any rights and assets of any member of the Seller’s Group which are not expressly included in Clause 2.1.1 are excluded from the sale and transfer of the Trenching Business pursuant to this Agreement.

2.2.3
Unless explicitly provided otherwise in this Agreement, nothing in this Agreement shall be construed as acceptance by the Purchaser of any liability, debt or other obligation of the Seller or any member of the Seller’s Group (whether accrued, absolute, contingent, known or unknown) for anything done or omitted to be done before the Completion Date in the course of, or in connection with, the Trenching Business and the Seller shall:

(a)	indemnify the Purchaser against all Losses suffered or incurred by any member of the Purchaser’s Group, including the Excluded Liabilities, arising out of or in connection with any such thing; and

(b)	perform any obligation falling due for performance, or which should have been performed, before the Completion Date, including the Excluded Liabilities.

2.2.4
The Seller agrees with the Purchaser that it will, or will procure that the relevant member of the Seller’s Group shall, in accordance with its or their normal practice, pay, satisfy or discharge all debts, liabilities and obligations relating to the Trenching Business which are not expressly assumed by the Purchaser or a member of the Purchaser’s Group under this Agreement. If the Purchaser becomes aware that the Seller has failed to comply with this Clause 2.2.4 and reasonably believes that this failure may damage the goodwill of the Trenching Business as carried on by the Purchaser after the Completion Date, it may give notice of that fact to the Seller. If the Seller does not provide evidence that the liability in question is disputed on reasonable grounds in a form reasonably satisfactory to the Purchaser within fifteen (15) Business Days after the date of such notice, the Purchaser may satisfy such liability on the relevant member of the Seller’s Group’s behalf and shall be entitled to immediate reimbursement from the Seller or the relevant member of the Seller’s Group of the amount paid by the Purchaser to satisfy such liability. This Clause 2.2.4 does not apply to any debts, liabilities and obligations relating to either (i) employees as these are exclusively governed by Schedule 5 (Employees), or (ii) Business Agreements.

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2.3	Employees

2.3.1	The Employees will transfer with the Trenching Business by operation of Law in accordance with the Transfer of Employment (Protection of Employment) Regulations 2006 (“TUPE”).

2.3.2	Schedule 5 (Employees) shall apply with respect to the Employees.

2.4	Business Agreements

With effect as of the Completion Date, the Seller shall procure the transfer by the relevant member of the Seller’s Group, and the Purchaser shall accept such transfer and the assumption of the Business Agreements by the Purchaser, pursuant to Clause 6.5 (Transfer of Business Agreements).

2.5	Working Capital

Parties agree that, subject to Clause 8.4 (Marine diesel oil, lubes, vessel spares and general consumables),

(a)	the Symphony has associated normalized working capital of GBP 1,900,000 (one million nine hundred thousand pound sterling) (the “Symphony WC Amount”); and

(b)	the Q1400 Trenching System has associated normalized working capital of GBP 200,000 (two hundred thousand pound sterling) (the “Trencher WC Amount”).

3	CONSIDERATION

3.1	Purchase Consideration

(a)
The aggregate purchase consideration for the Trenching Business shall consist of (a) the procuring by GMSL (in accordance with Clause 3.2.1 below) of the issue of 43,882,283 Class A-2 Units of Global, representing 23.6% of the aggregate number of Class A Units, Class A-1 Units and Class A-2 Units of Global (the “Equity Consideration”), as set forth in the Fourth Amended and Restated Limited Liability Agreement of Global to be dated as of the Completion Date in the form of Schedule 10 (Global LLC Agreement) (the “Global LLC Agreement”), which Equity Consideration is issuable as consideration for the Trenching Business other than the Q1400 Trenching System, and (b) USD 7,500,000 (seven million five hundred thousand US dollars) (the “Q1400 Consideration”), which is payable as consideration for the Q1400 Trenching System, (together the “Purchase Consideration”). The Purchase Consideration of USD 72,500,000 (seventy-two million five hundred thousand US dollars) (including an agreed value for the Equity Consideration of USD 65,000,000 (sixty-five million US dollars)) shall be allocated amongst the Business Assets in accordance with Schedule 2 (Business Assets) and each member of the Seller’s Group and each member of the Purchaser’s Group shall adopt such allocation for all purposes, including in respect of Tax.

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3.2	Completion

3.2.1	At Completion, the Purchase Consideration shall, in accordance with Clause 7 (Completion), be discharged as follows:

(a)
GMSL shall procure that Global issues the Equity Consideration to Fugro Consultants International N.V. and Global undertakes that it will issue and allot the Consideration Shares to Fugro Consultants International N.V. in accordance with this sub-clause; and

(b)
the Q1400 Consideration shall be paid in cash. The Seller agrees that on Completion Fugro Financial Resources B.V. shall lend to the Purchaser an amount (the “Loan Amount”) equal to the Q1400 Consideration by way of the Vendor Loan, which shall be entered into at Completion. The Seller and the Purchaser additionally agree that the Purchaser shall hold the Q1400 Consideration to the order of the Seller and Fugro Financial Resources B.V. and Fugro Financial Resources B.V. shall, immediately thereafter, advance such sum to the Purchaser in accordance with the terms of the Vendor Loan.

3.2.2
At Completion, Fugro shall, or shall cause that the relevant member of the Seller’s Group shall, pay an amount equal to the aggregate of the Symphony WC Amount, the Trencher WC Amount and the Adjustment Amount (together the “Aggregate WC Amount”) to GMSL in accordance with Clause 7.3 (Transfer of the Aggregate WC Amount). If the Adjustment Amount is a negative amount and exceeds the aggregate of the Symphony WC Amount and the Trencher WC Amount, the Purchaser shall pay to the Seller an amount equal to such excess.

3.2.3
No later than two (2) Business Days prior to Completion, the Seller and the Purchaser, acting reasonably and in good faith, shall jointly calculate the Adjustment Amount by completing the deemed interim period result calculation in accordance with Schedule 14 (Interim Period Result Calculation) to reflect:

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(i)	the Barclays Bank spot rate for the purchase of pound sterling (GBP) with the relevant original currency at 12:00 am on the date of such calculation;

(ii)	the number of days during the period as from the Signing Date (excluded) through the Completion Date (included);

(iii)
the number of days during the period as from the Signing Date (excluded) through the Completion Date (included) during which the Symphony was employed by a member of the Seller’s Group, either on operations, in transit or in standby;

(iv)
any charter fees (excluding VAT and other Taxes) paid by any member of the Purchaser’s Group to any member of the Seller’s Group to hire the Symphony as from the Signing Date (excluded) through the Completion Date (included); and

(v)
the actual direct cash costs for the removal of the trencher which is or was located on the Saltire around the date of this Agreement (and the Parties acknowledge that all other costs associated with the initial physical removal of the trencher including the cost of delivering the trencher to a port for demobilisation and any reinstatement of the physical state of the Saltire shall remain solely with the Seller’s Group).

3.2.4
Fugro shall not have any right of set-off of the payment obligation set out in Clauses 3.2.2 and 7.3 (Transfer of the Aggregate WC Amount) against the obligation of Global and GMSL pursuant to Clause 3.2.1 and these payments may not be aggregated and discharged by way of set-off by Fugro. Fugro shall have the right of set-off of the payment obligation set out in Clauses 3.2.2 and 7.3 (Transfer of the Aggregate WC Amount) against the obligation of Global and GMSL pursuant to Clause 6.6.2 and these payments may be aggregated and discharged by way of set-off by Fugro

3.3	Equity Consideration

Purchaser and Global shall procure that, from Completion, Fugro Consultants International N.V., shall have the rights, preferences and obligations with respect to the Equity Consideration issued to it as set forth in the Global LLC Agreement.

3.4	Value Added Tax

3.4.1	All amounts set out in this Agreement, including the Purchase Consideration, are exclusive of VAT (if any).

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3.4.2
The Seller and the Purchaser shall each take the position, and shall use all reasonable efforts to secure, that the sale and transfer of the Trenching Business by the Business Sellers to the Purchaser is treated for VAT purposes in the following manner:

(a)
in the case of the sale and transfer of the Symphony at a time when the Symphony is located in UK territorial waters, as the supply, acquisition or import (as the case may be) of a qualifying ship (as defined in Group 8 of Schedule 8 to the UK Value Added Tax Act 1994) in respect of which VAT is chargeable at the zero percent rate pursuant to section 30 of the UK Value Added Tax Act 1994;

(b)
in the case of the sale and transfer of the Symphony at a time when the Symphony is located in international waters (i.e. outside the 12 nautical mile limit), as the supply, acquisition or import (as the case may be) in respect of which no VAT is chargeable; and

(c)
in the case of the sale and transfer of the Trenching Business other than the Symphony, as neither a supply of goods nor services pursuant to the provisions of Article 5 1995/1268 Value Added Tax (Special Provisions) Order 1995 (Article 5) but solely to the extent that such part of the Trenching Business is located in the UK at the time of such sale and transfer.

3.4.3
If, after the Completion Date, HMRC or another relevant Tax Authority determines in writing that the sale and transfer of any part of the Trenching Business is or should have been treated for VAT purposes other than as set out in Clause 3.4.2 above, such that the relevant Business Seller was or becomes liable to account for an amount of VAT, the Purchaser shall, in addition to any amounts expressed in this Agreement to be payable or otherwise discharged by the Purchaser, pay an amount equal to any such VAT (including any penalties and interest, other than penalties or interest arising solely from the failure of any member of the Seller’s Group to comply with this Clause) to the Seller or the relevant Business Seller against production of a valid VAT invoice (or equivalent, if any) by the Seller or the relevant Business Seller.

3.4.4
The Purchaser shall procure that any amounts of VAT which the Purchaser is obliged to pay to the Seller or the relevant Business Seller under the preceding Clause 3.4.3 in respect of the sale and transfer of any part of the Trenching Business carried out pursuant to this Agreement will be paid to the Seller (or the relevant Business Seller) within ten (10) Business Days of receipt of the above determination and against production of a valid VAT invoice by Seller or the relevant Business Seller.

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3.4.5
The Parties will cooperate in good faith in (i) determining whether a relevant exemption or reduction, zero rating or a reverse charge mechanism for VAT purposes applies or may apply in respect of a sale and transfer of an asset under this Agreement, and (ii) fulfilling any relevant formalities and producing reasonably required or supporting information or documentation to ensure the application of the relevant treatment for VAT purposes.

4	CONDITIONS PRECEDENT

4.1	Conditions

Completion shall be conditional on:

(a)	the condition precedent set out in Clause 4.1.1 being satisfied (or waived in accordance with Clause 5.3.2) on or before the Longstop Date; and

(b)	the conditions precedent in Clauses 4.1.2, 4.1.3 and 4.1.4 being satisfied up to and including the Completion Date (or waived in accordance with Clause 5.3.2),

(together the “Completion Conditions”, and each of them a “Completion Condition”):

4.1.1
The delivery by the Seller to the Purchaser of the Required Post-Completion Financial Statements pursuant to the terms of Clause 6.6.1(a) and the accounting firm consents pursuant to the terms of Clause 6.6.1(c);

4.1.2
Between the Signing Date and the Completion Date, neither the Symphony nor the trenchers described in Schedule 2 (Business Assets) are damaged, destroyed or subject to any Encumbrance, forfeiture, arrest, seizure or confiscation, the effect of which results in, or is reasonably expected to result in:

(a)	a requirement for any repair or replacement spend of more than USD 7,500,000 (seven million five hundred thousand US dollars) in aggregate; or

(b)	the Symphony being out of commission or otherwise unavailable for use for longer than forty-five (45) days after the Completion Date;

4.1.3
Between the Signing Date and the Completion Date no change, state of facts, event or circumstance having occurred which, in each case individually or in the aggregate, has or is reasonably likely to have a Material Adverse Effect; and

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4.1.4
no Law shall have been enacted by any Governmental Authority, and no restraining Governmental Order or permanent injunction or other Governmental Order shall have been enacted, proposed or put in place, in each case which would prohibit, materially restrict or materially delay Completion.

5	RESPONSIBILITY FOR SATISFACTION

5.1	General

5.1.1
Each of the Parties shall use its best efforts to ensure satisfaction of and compliance with each of the Completion Conditions including by co-operating fully in all actions necessary to procure the satisfaction of the Completion Conditions.

5.1.2	The Parties shall keep each other reasonably informed as to progress towards the satisfaction of the Completion Condition listed in Clause 4.1.1.

5.2	Cooperation to complete the Transaction

In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Government Authority or any other person challenging (any part of) the Transaction, each Party shall cooperate in all respects with the other Party and use its best efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that reasonably prohibits, prevents or restricts the consummation of the Transaction.

5.3	Satisfaction and waiver of Completion Conditions

5.3.1
Each Party shall inform the other Party in writing promptly, but in any event within two (2) Business Days of becoming aware of (i) the satisfaction of any Completion Condition, or (ii) any circumstance that will or is likely to result in a failure to satisfy any Completion Conditions on or before the Longstop Date.

5.3.2	The Completion Conditions may only be waived by written agreement between the Seller and the Purchaser.

5.3.3
If any of the Completion Conditions are not satisfied or waived in accordance with this Clause 5.3 by the Longstop Date, this Agreement shall terminate and cease to have effect from the Longstop Date except for:

(a)	the Surviving Provisions; and

(b)
any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination.

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6	PRE-COMPLETION COVENANTS

6.1	General conduct of the Trenching Business

6.1.1
The Seller shall, and to the extent applicable shall cause the relevant members of the Seller’s Group to, procure that, between Signing and Completion, the Trenching Business shall be conducted in the ordinary course consistent with past practice, with a view to preserve the value of the Trenching Business as a going concern.

6.1.2
Without limiting the generality of the foregoing Clause 6.1.1, save (i) in so far as expressly contemplated in this Agreement, or (ii) as agreed or consented to by the Purchaser in writing (such consent not to be unreasonably withheld or delayed), the Seller shall, and to the extent applicable shall procure that the relevant member of the Seller’s Group shall, procure that, between Signing and Completion, no action in respect of the Trenching Business shall be taken to:

(a)
sell, transfer or otherwise dispose of or agree to dispose of any of the material Business Assets or any interest in them or any material part of the Trenching Business or actively discontinue or cease to operate all or a material part of the Trenching Business;

(b)	materially modify, waive any provisions of, or terminate any of the Business Agreements;

(c)
amend (or agree to amend) the terms and conditions of employment of any of the Employees or dismiss without cause or take any steps to dismiss without cause any of the Employees or provide or agree to provide any non-contractual benefit to any Employee or their dependants;

(d)	engage, employ or agree or offer to employ, transfer or second persons to work in the Trenching Business full-time or part-time;

(e)	vary (or agree to vary) the salary, related costs or benefits of an Employee;

(f)	create, or agree to create, any Encumbrance over any of the Business Assets;

(g)	transfer or second any Employee to work wholly or partly in a part of the business of the Seller’s Group other than the Trenching Business;

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(h)
fail to comply with any member of the Seller’s Group’s material obligations under the contract of employment of any Employee, under statute, common law or under any agreement with any trade union in relation to any Employee;

(i)	take any action that is likely to endanger its present business organisations, lines of business and its relationships with customers, suppliers and other third parties; or

(j)
fail to take any action required to maintain any of its insurances relating to the Trenching Business or the Business Assets in force or knowingly do anything to make any such policy of insurance void or voidable.

6.1.3	All requests to take any action restricted by Clause 6.1.2 shall be made by the Seller by e-mail to both:

Ian.Douglas@globalmarine.group

Dick.Fagerstal@globalmarine.group

together with such information as may be reasonably required by the Purchaser to consider the request and indicating the designated Representative to whom the response should be addressed.  A response to a request for consent of any matter as set forth in Clause 6.1.2 shall be provided by e-mail to the designated Representative of the Seller’s Group as soon as reasonably practicable and in any case within three (3) Business Days after the time of sending the request.

6.2	General conduct of the Global Business

6.2.1
The Purchaser shall, and to the extent applicable shall cause the relevant members of the Purchaser’s Group to, procure that, between Signing and Completion, each member of the Purchaser’s Group carries on the Global Business in the ordinary course, consistent with past practice.

6.2.2
Without limiting the generality of the foregoing Clause 6.2.1, save (i) in so far as expressly contemplated in this Agreement, or (ii) as agreed or consented to by the Seller in writing (such consent not to be unreasonably withheld or delayed), the Purchaser shall, and to the extent applicable shall cause the relevant member of the Purchaser’s Group to, procure that between Signing and Completion none of the actions set out in paragraphs 8.1(b) to 8.1(k) of Schedule 3 to the W&I Agreement are taken by any member of the Purchaser’s Group.

6.2.3	All requests to take any action restricted by Clause 6.2.2 shall be made by the Purchaser by e-mail to both:

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d.cruickshank@fugro.com

P.vRiel@fugro.com

together with such information as may be reasonably required by the Seller to consider the request and indicating the designated Representative to whom the response should be addressed. A response to a request for consent of any matter as set forth in Clause 6.2.2 shall be provided by e-mail to the designated Representative of the Purchaser’s Group as soon as reasonably practicable and in any case within three (3) Business Days after the time of sending the request.

6.2.4
The Purchaser further undertakes to keep the Seller updated in relation to any further developments relating to the Quintillion Dispute (as defined in the W&I Agreement) which occur between Signing and Completion, including the sharing of any legal opinion received in relation to the same (subject to any restrictions as may be reasonably required by the Purchaser to preserve any legal advice privilege or litigation privilege which may apply to such materials).

6.3	Access to the Trenching Business

6.3.1
Subject to the terms of the Confidentiality Agreement and Clause 6.3.2, the Seller undertakes to procure that from the Signing Date until the Completion Date or, if applicable and earlier, termination of this Agreement, the Seller shall procure that the Business Sellers will, during normal business hours and upon timely written request, furnish, or cause to be furnished, to the Purchaser and its Representatives access to: (a) the Employees, (b) the office facilities in Aberdeen, and (c) such books and records of or other information relating to the Trenching Business as the Purchaser may from time to time reasonably request, including in connection with any preparations for the operation of the Trenching Business as of Completion.

6.3.2
The obligation of the Seller under Clause 6.3.1 shall be subject to the right of the relevant Business Seller to refuse access to the extent that such access would cause unreasonable and undue disruption to the Business Seller’s operations, including the Trenching Business.

6.4	Business agreements

6.4.1	Any Trenching Agreements entered into between Signing and Completion will only constitute Business Agreements if the Purchaser’s prior written consent (at its sole discretion) is obtained.

6.4.2
With respect to Trenching Agreements entered into by the Seller’s Group between Signing and Completion which the Purchaser agrees shall constitute Business Agreement pursuant to Clause 6.4.1, the Seller shall use reasonable efforts to procure that such agreements shall be assigned or transferred to the Purchaser in accordance with Clause 6.5.

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6.5	Transfer of Business Agreements

6.5.1
Between Signing and Completion, the Seller and the Purchaser shall both use reasonable efforts to procure the assignment or transfer of the benefit of all the Business Agreements from the relevant members of the Seller’s Group to Purchaser with effect as at Completion or as soon as practicably possible thereafter.

6.5.2
To the extent any Business Agreement cannot be transferred from the relevant member of the Seller’s Group to the Purchaser at Completion, because any required third party consent or approval has not been obtained prior to Completion or in respect of which any required third party consent or approval has been refused as of Completion:

(a)	the Seller shall use reasonable efforts with the reasonable co-operation of the Purchaser to obtain such consent;

(b)
unless and until any such Business Agreement is assigned, the relevant member of the Seller’s Group shall continue its corporate existence and shall hold such Business Agreement and any monies, goods or other benefits received thereunder as trustee for Purchaser and its successors in title absolutely;

(c)
the Seller shall procure that the relevant member of the Seller’s Group gives all such assistance as the Purchaser shall reasonably require to enable the Purchaser to enforce its rights under such Business Agreement and (without limitation) shall provide access to all relevant books, documents and other information in relation to such Business Agreement as such member of the Purchaser’s Group may require from time to time; and

(d)
to the extent that the Purchaser is lawfully able to do so, the Purchaser shall perform the obligations of the relevant member of the Seller’s Group under such Business Agreement in the name of the member of the Seller’s Group as agent or sub-contractor and shall indemnify the relevant member of the Seller’s Group in respect thereof. To the extent that the Purchaser is not lawfully able to do so, the Seller shall procure that the relevant member of the Seller’s Group shall, subject to being indemnified by the Purchaser for any Losses the relevant member of the Seller’s Group may incur in connection therewith, at the Purchaser’s cost do all such things as the Purchaser may reasonably require to enable due performance of such Business Agreement.

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6.5.3
If any required third party consent to assignment or novation of a Business Agreement is refused, or otherwise not obtained on terms reasonably satisfactory to the Purchaser within sixty (60) Business Days of the Completion Date, the Purchaser shall be entitled, at its sole discretion, to require the Seller to procure that the relevant member of the Seller’s Group serves proper notice to terminate that Business Agreement, provided that the Business Agreement provides for such termination.

6.5.4
Nothing in this Clause 6.5 or elsewhere in this agreement shall have the effect of making any member of the Purchaser’s Group liable in any way under any guarantees or warranties given by the Seller or any member of the Seller’s Group in relation to goods sold or services rendered by any member of the Seller’s Group before the Completion Date, the liability for which shall remain absolutely with the relevant member of the Seller’s Group.

6.6	Post-Completion Financial Statements

6.6.1	The Seller shall use its best efforts to:

(a)	deliver to the Purchaser as soon as practicable (with a view toward delivery no later than sixty (60) days after the date of this Agreement):

(i)
the audited financial statements of the Trenching Business for the years ended on December 31, 2016 and December 31, 2015 prepared in accordance with IFRS as adopted by the IASB and the unaudited but reviewed interim financial statements of the Trenching Business for the nine (9) month period that ended on September 30, 2017 with comparative figures for the nine (9) months period that ended on September 30, 2016 for the Trenching Business that, pursuant to Rule 3-05(b) of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”), Purchaser’s corporate parent will be required to file with the Securities and Exchange Commission (the “SEC”) on Form 8-K as a result of the Transaction; and

(ii)
an unaudited reconciliation to U.S. GAAP of (A) the income statement of the Trenching Business for the year that ended December 31, 2016 contained in the above-noted audited financial statements, (B) the income statement of the Trenching Business for the nine (9) month period that ended on September 30, 2017 contained in the above-noted interim financial statements and (C) the balance sheet of the Trenching Business as of September 30, 2017 contained in the above-noted interim financial statements,

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(collectively the financial statements in sub-clause (a)(i) and (a)(ii) above being referred to as the “Required Post-Completion Financial Statements”); provided however, that

(1)
if the U.S. GAAP revenue of the Trenching Business for the year that ended on December 31, 2016 exceeded USD 50,000,000 (fifty million US dollars), the Required Post-Completion Financial Statements as defined above shall also include the audited financial statements of the Trenching Business for the year that ended on December 31, 2014 prepared in accordance with IFRS as adopted by the IASB for the Trenching Business that, pursuant to Rule 3-05(b) of Regulation S-X, Purchaser’s corporate parent will be required to file with the SEC on Form 8-K as a result of the Transaction;

(2)	if the Trenching Business is not a Foreign Business, all financial statements of the Trenching Business referred to above shall be prepared in accordance with U.S. GAAP (as opposed to IFRS);

(3)
if Completion were to occur on or after 1 April 2018, the Seller shall deliver to the Purchaser (x) in addition to the financial statements referred to above, the audited financial statements of the Trenching Business for the year ended on December 31, 2017 prepared in accordance with IFRS as adopted by the IASB for the Trenching Business that, pursuant to Rule 3-05(b) of Regulation S-X, Purchaser’s corporate parent will be required to file with the SEC on Form 8-K as a result of the Transaction and (y) in lieu of the reconciliation referred to in clause (ii) above, a reconciliation to U.S. GAAP of the income statement of the Trenching Business for the year that ended December 31, 2017 and the balance sheet of the Trenching Business as of December 31, 2017 contained in such financial statements; and

(4)
if any financial statements are to be delivered pursuant to clause (1), (2) and/or (3) above, such financial statements shall be deemed to fall within the definition of “Required Post-Completion Financial Statements” for purposes of this Agreement; and

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(b)	cause the Required Post-Completion Financial Statements, when delivered:

(i)
to present fairly, in all material respects, the financial position of the Trenching Business on a stand-alone basis as of the respective dates thereof, and the results of its operations and its cash flows for the respective periods then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board; and

(ii)	to have been prepared in accordance with IFRS, as adopted by the IASB, applied on a consistent basis throughout the periods covered; and

(c)
obtain all the consents required from the audit firm or firms engaged by the Seller in connection with the Required Post-Completion Financial Statements for Purchaser’s corporate parent to file the Required Post-Completion Financial Statements with the SEC, and all other consents required for the inclusion of their audit reports and review reports in any other required filing by Purchaser or its corporate parent with the SEC or the New York Stock Exchange. Purchaser shall use its best efforts to cooperate with Seller in obtaining the above-noted consents.

6.6.2
Parties shall in good faith continue to discuss after the Signing Date to what extent the financial statements referred to above are actually required to be filed by the Purchaser’s corporate parent under Regulation S-X. If Parties jointly conclude in good faith that the Purchaser’s corporate parent does not require any part of the information described above pursuant to Regulation S-X, the Seller shall no longer be required to provide such information or financial statement and such information or financial statement shall be deemed to no longer fall within the definition of “Required Post-Completion Financial Statements” for purposes of this Agreement. The Completion Condition set out in Clause 4.1.1 shall be deemed satisfied if Parties jointly conclude in good faith that the Purchaser’s corporate parent is not required to file the Required Post-Completion Financial Statements pursuant to Regulation S-X.

6.6.3
The Purchaser shall pay directly or reimburse the Seller for any and all reasonable and documented expenses incurred by Seller and other members of the Seller’s Group to unaffiliated third parties in connection with Seller’s performance of its obligations under this Clause 6.6 (Post-Completion Financial Statements) and Clause 8.7 (Post-Completion SEC assistance), including costs incurred from the accountant, auditor and contractors required for the purpose of preparing the Required Post-Completion Financial Statements.

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6.6.4
For the avoidance of doubt and without prejudice to the Purchaser’s rights to claim under the W&I Agreement in case of a breach of the Fugro Warranties included in paragraph 1 (Incorporation, authority, corporate action) up to and including paragraph 9 (Tax) of schedule 2 (Fugro Warranties) of the W&I Agreement, the BPA or any other Transaction Agreement,  the Purchaser and Global shall have no right or ability to renegotiate, challenge or adjust the Purchase Consideration or the other terms and conditions of the Transaction on the basis of information which is contained in the Required Post-Completion Financial Statements and/or any additional statements provided pursuant to Clause 8.7 (Post Completion SEC assistance). GMSL and Global shall solely use the Required Post-Completion Financial Statements for the required filing of the Purchaser’s corporate parent with the SEC pursuant to the U.S. federal securities laws and not for any other purpose.

6.7	Symphony

As from the date that (i) the Symphony has completed the activities it is working on at the date of this Agreement near Libya, and (ii) the Symphony is no longer within the Libyan exclusive economic zone, and subject to the prior approval of the customer for which activities are carried out using the Symphony at the relevant dates that such representatives are on board of the Symphony, the Purchaser has the right to place two (2) representatives on board the Symphony at the Purchaser’s sole risk and expense at a suitable port. These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation or schedule of the Symphony. The Purchaser and the Purchaser’s representatives shall sign the Vessel Seller’s P&I Club’s standard letter of indemnity prior to their embarkation.

6.8	Pre-Completion notices regarding warranties

In the period as from the date of this Agreement until Completion:

6.8.1
The Seller shall inform the Purchaser in writing promptly, but in any event within five (5) Business Days, of becoming aware of any circumstance that constitutes a breach of a Fugro Warranty (as defined in the W&I Agreement) or will or is likely to constitute a breach of a Repeated Fugro Warranty (as defined in the W&I Agreement) as at Completion.

6.8.2
The Purchaser shall inform the Seller in writing promptly, but in any event within five (5) Business Days, of becoming aware of any circumstance that constitutes a breach of a GMSL Warranty (as defined in the W&I Agreement) of will or is likely to constitute a breach of a Repeated GMSL Warranty (as defined in the W&I Agreement) as at Completion.

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7	COMPLETION

7.1	Completion date and place

Subject to Clause 7.8.3, Completion shall take place on the date falling five (5) Business Days after the Completion Condition in Clause 4.1.1 has been satisfied or waived (provided that the Completion Conditions in Clauses 4.1.2, 4.1.3 and 4.1.4 have also been satisfied or waived as at such date) or such other date, time or location as may be agreed in writing by the Seller and the Purchaser.

7.2	Bring down certificate

On the third Business Day before Completion, the Seller and the Purchaser shall procure that the following actions are taken:

(a)	the Seller shall deliver to the Purchaser a certificate in the form attached as Schedule 20 (Bring down certificate), duly executed by the Seller; and

(b)	the Purchaser shall deliver to the Seller a certificate in the form attached as Schedule 20 (Bring down certificate), duly executed by the Purchaser.

7.3	Transfer of the Aggregate WC Amount

On the Completion Date, Fugro shall transfer, or shall procure the transfer of, an amount equal to the Aggregate WC Amount to the account no with IBAN GB71BARC20199523544001 and SWIFT code BARCGB22, in the name of GMSL, with reference to “Project Furrow”. The amount due must be credited to the account on the Completion Date and with value on such date.

7.4	Completion actions

At Completion, the Seller and the Purchaser shall procure that the following actions are taken in the following sequence:

(a)	the Purchaser shall deliver to the Seller a copy of the Certificate of Compliance duly executed on the Completion Date or the last Business Date before the Completion Date by:

(i)
Ian David DOUGLAS (in his capacity as director of Huawei Marine Systems Co., Limited, in his capacity of director of Huawei Marine Networks Co. Limited and in his capacity as director of SB Submarine Systems Co. Limited);

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(ii)
Dick Helgeson FAGERSTAL (in his capacity as director of Huawei Marine Systems Co., Limited, in his capacity of director of Huawei Marine Networks Co. Limited and in his capacity as director of SB Submarine Systems Co. Limited);

(iii)	Michael Richard CONSTABLE (in his capacity as director of Huawei Marine Systems Co., Limited and in his capacity of director of Huawei Marine Networks Co. Limited);

(iv)	Bruce James NEILSON-WATTS (in his capacity as director of SB Submarine Systems Co. Limited); and

(v)	Darren Lam (in his capacity as managing director of SB Submarine Systems Co. Limited).

(b)
the Seller shall procure that Fugro Consultants International N.V. executes and delivers to the Purchaser a copy of the Global LLC Agreement and the Purchaser Parent shall deliver to the Seller a copy of the Global LLC Agreement duly executed by each of the other required signatories to such agreement;

(c)	the Purchaser Parent shall:

(i)	issue the Equity Consideration to Fugro Consultants International N.V.;

(ii)	procure that the name of Fugro Consultants International N.V. is recorded on the books and records of Global as the owner of the Equity Consideration; and

(iii)	appoint Paul van Riel and Derek Cruickshank as Directors of Global.

(d)
the relevant members of the Seller’s Group, on the one hand, and the Purchaser or the Purchaser Parent (or relevant member of the Purchaser’s Group), on the other hand, shall enter into the following agreements:

(i)	the Vendor Loan and the Trencher Lien Agreement;

(ii)	the Service Framework Agreement;

(iii)	the Shipman Agreement;

(iv)	the FFAG ASTA;

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(v)	the FSSL ASTA;

(vi)	the FSY ASTA;

(vii)	the Protocol of Delivery and Acceptance confirming date and time of delivery of the Symphony; and

(viii)	the Debenture Deed of Postponement;

(e)	the Purchaser shall deliver to the Seller a copy of the Debenture Deed of Postponement duly executed by Barclays Bank plc;

(f)	the Seller shall procure that the Business Sellers shall, and the Purchaser shall, do the following:

(i)
to the extent that they are not located at the Symphony or held by third parties at Completion, transfer the Business Assets (save as specifically contemplated by this Clause 7) held by the relevant Business Seller to the Purchaser at Completion by the relevant Business Seller delivering the aforesaid Business Assets to the Purchaser or giving the Purchaser access or the keys and passes (and any other form of access) to the locations where the aforesaid Business Assets are situated, and title documents and other evidence of ownership whereupon the aforesaid Business Assets shall be at the Purchaser’s full disposal; and

(ii)
those Business Assets which are held by third parties at Completion shall be transferred to the Purchaser at Completion by virtue of this Agreement (which shall constitute a deed as required under Netherlands Law) and by notices from the relevant Business Seller or the Purchaser, given also on behalf of the relevant Business Seller or the Purchaser, to the said third parties that the latter shall from then on hold the said Business Assets for the Purchaser, such notices to be delivered to the third parties within ten (10) Business Days after Completion.

(g)	At or before Completion, the Seller shall procure the delivery to the Purchaser of, or make available to the Purchaser:

(i)	a bill of sale in the form of Schedule 11 (Bill of Sale) duly notarially attested;

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(ii)	evidence that all necessary corporate, shareholder and other action has been taken by the Vessel Seller to authorise the sale of the Symphony pursuant to this Agreement;

(iii)	a power of attorney of the Vessel Seller appointing one or more representatives to act on behalf of the Vessel Seller in the performance of the sale of the Symphony, duly notarially attested;

(iv)
a certificate or transcript of registry issued by the Bahamas Maritime Authority on 29 September 2017, evidencing the Vessel Seller’s ownership of the Symphony and that the Symphony is free from registered encumbrances and mortgages, with the original to be sent to the Purchaser as soon as possible after Completion;

(v)
a declaration of Class or Class maintenance certificate depending on Classification Society issued on within three (3) Business Days prior to the Completion Date confirming that the Symphony is in Class, free of condition or recommendations; and

(vi)	the Vessel Seller’s certificate of good standing dated 22 September 2017.

7.5	Symphony

7.5.1
The Symphony shall, subject to the terms and conditions of this Agreement and unless otherwise agreed between the Parties in writing, be delivered to the Purchaser at the Completion Date in the port of Montrose (Scotland) as she was at the time of Inspection, fair wear and tear excepted.

7.5.2
All spare parts, unbroached stores, provisions, radio/navigation/safety equipment and spare equipment (including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any) belonging to, and located at, the Symphony at the time of Inspection shall become the Purchaser’s property without extra payment, provided that (i) the library and forms exclusively for use by the Vessel Seller, (ii) captain’s, officers’ and crew’s personal belongings including the slop chest, (iii) the survey equipment on board of the Symhony,  and (iv) the Star IPS software package on board the Symphony, are excluded from the sale of the Symphony and will not become Purchaser’s property.

7.5.3
Forwarding charges, if any, shall be for the Purchaser’s account. The Seller is not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery. Unused stores and provisions shall be included in the sale and be taken over by the Purchaser without extra payment.

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7.5.4
Subject to the Purchaser entering to the Ship Management agreement under the Service Framework Agreement, the Seller shall use its best efforts to cause that the Purchaser is provided access via STAR IPS to electronic copies of the documents set out in part 1 of Schedule 21 (Technical Documentation for the Symphony).

7.5.5
The Seller shall use its best efforts to provide to the Purchaser at, or as soon as possible after, the Completion Date the documents set out in part 2 of Schedule 21 (Technical Documentation for the Symphony), but in any event within one month of Completion, unless such documents are unavailable or located at the Symphony at the Completion Date. Such documents shall be provided in the form in which they are available to the Seller.

7.6	Delivery of the Trenchers

The trenchers described in Schedule 2 (Business Assets) shall, subject to the terms and conditions of this Agreement and unless otherwise agreed between the Parties in writing, be delivered to the Purchaser at the Completion Date by FSSL giving access or the keys and passes (and any other form of access or authorisation required for access) to the storage facility located in Montrose (Scotland).

7.7	Insurance

Until Completion, the Seller shall procure that all insurance policies of the Trenching Business which are due to terminate or expire prior to Completion will be renewed, extended or allowed to terminate or expire in accordance with past practice.

7.8	Breach of Completion obligations

7.8.1
If the Seller or the Purchaser breaches any obligation under Clause 7.3 (Transfer of the Aggregate WC Amount) or Clause 7.4 (Completion actions) thereby a “Defaulting Party”, and such breach results in Completion not occurring in full compliance with Clause 7.1 (Completion date and place), Clause 7.3 (Transfer of the Aggregate WC Amount) or Clause 7.4 (Completion actions), then, in addition and without prejudice to any other rights and remedies available to it, the non-Defaulting Party shall be entitled to effect Completion on the Completion Date insofar as practicable having regard to the defaults that have occurred.

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7.8.2
If on the date in accordance with Clause 7.1 (Completion date and place) on which Completion should occur, the Seller or the Purchaser is in breach of any of their respective obligations under Clause 7.3 (Transfer of the Aggregate WC Amount) or Clause 7.4 (Completion actions), and such breach results in Completion not occurring in accordance with Clause 7.1 (Completion date and place), Clause 7.3 (Transfer of the Aggregate WC Amount) or Clause 7.4 (Completion actions), then, without prejudice to any other rights and remedies available to it, the non-Defaulting Party shall be entitled by Notice served on the Defaulting Party to terminate this Agreement.

7.8.3
Further to Clause 7.8.1 and Clause 7.8.2, in the event the non-Defaulting Party chooses, in such Party’s sole discretion, not to effect Completion in accordance with Clause 7.8.1 or not to terminate the Agreement in accordance with Clause 7.8.2, a new date for Completion may be set by such non-Defaulting Party, in which case the provisions of Clause 7.3 (Transfer of the Aggregate WC Amount) and Clause 7.4 (Completion actions) shall apply to Completion as so deferred. If on the new date set for Completion in accordance with this Clause 7.8.3, the Defaulting Party breaches any of its obligations under Clause 7.3 (Transfer of the Aggregate WC Amount) or Clause 7.4 (Completion actions), the non-Defaulting Party shall be entitled by Notice served on the Defaulting Party to terminate this Agreement.

8	POST-COMPLETION OBLIGATIONS

8.1	Use of names

The Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall, after Completion, use in any way whatsoever, by means of trade names, domain names, registered or unregistered trademarks, logos or otherwise, the name ‘Fugro’, or any abbreviation thereof, or any name, logo or lettering which is similar to the same. Without prejudice to the foregoing provisions of this Clause 8.1 (Use of names), the Purchaser shall, as soon as practicable after the Completion, but in any event within six (6) months after the Completion, procure that the name Fugro, or any abbreviation thereof, or any name, logo or lettering which is similar to the same, is removed from all products, business stationery, the Symphony and other Business Assets acquired by the Purchaser pursuant to this Agreement.

8.2	Records and record retention

8.2.1
For a period of five (5) years as of Completion, or such longer period as may be prescribed by Law, the Purchaser shall retain all books, records and other written information relating to the Trenching Business which are held by or on behalf of any member of the Purchaser’s Group pursuant to Completion and, to the extent reasonably required by the Seller, the Purchaser shall allow the Seller, upon reasonable notice, access during normal office hours to such books, records and other information, including the right to inspect and make copies (at the Seller’s expense).

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8.2.2
For a period of five (5) years as of Completion, or such longer period as may be prescribed by Law, the Seller’s Group shall retain any books, records and other written information relating to the Trenching Business which are not held by or on behalf of any member of the Purchaser’s Group pursuant to Completion and, to the extent reasonably required by the Purchaser, the Seller shall allow the Purchaser, upon reasonable notice, access during normal office hours to such books, records and information, including the right to inspect and make copies (at the Purchaser’s expense).

8.2.3
As soon as reasonably possible after Completion, the Seller shall provide to the Purchaser an electronic copy of all project data and records relating to the Trenching Business available to the Seller’s Group that are reasonably required by the Purchaser, including copies of the relevant oil records and planned maintenance records of the Symphony, and the Seller hereby grants the exclusive right for the Purchaser and its successors in title and assignees to use such information in connection with carrying on the Trenching Business in succession to the Seller, provided that the Purchaser shall treat such project data and records as Confidential Information in accordance with, and subject to the exceptions contained in, Clause 11.2 (Confidentiality undertaking).

8.3	Insurance

8.3.1
The Purchaser acknowledges and agrees that as from Completion all insurance cover provided in relation to the Trenching Business pursuant to policies maintained by (any member of) the Seller’s Group, whether such policies are maintained with third party insurers or within the Seller’s Group, shall be terminated or shall no longer provide coverage to the Purchaser or the Trenching Business for any events, occurrences or accidents occurring after the Completion Date, and no third party or member of the Seller’s Group shall have any Liability or responsibility for any such events, occurrences or accidents under such policies occurring after the Completion Date.

8.3.2
If in the period as of the Completion Date up to 12:00 pm CET on the date which is six (6) months after the Completion Date, the Purchaser becomes aware of any events, occurrences or accidents that occurred prior to the Completion Date and pursuant to which the Trenching Business incurred damages resulting in out-of-pocket payments by the Trenching Business that may be covered by any insurance policy of the Seller’s Group, the Seller shall:

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(a)
use its reasonable efforts to report such damages to the insurer and (subject to the insurer accepting to review the claim) seek compensation for such damages under such insurance policy, provided the Purchaser shall cooperate with the Seller and shall procure that the Trenching Business makes available to the Seller all information and documentation reasonably necessary to report and/or claim such damages; and

(b)	pay to the Purchaser any claim amounts it may receive from the insurer under such insurance policy in relation to such damages less any costs and expenses actually incurred in obtaining such recovery, provided the Purchaser has notified the Seller as soon as reasonably practicable after becoming aware of any such event, occurrence or accident.

8.4	Marine diesel oil, lubes, vessel spares and general consumables

8.4.1
The Parties shall jointly cause that at Completion (save as otherwise agreed pursuant to any charter agreement entered into by the Parties at Completion) either (i) an officer of the Symphony, or (ii) an independent surveyor jointly appointed by the Parties, records and certifies the quantities of remaining bunkers (including marine diesel oil) and unused lubricating and hydraulic oils available at the vessel Symphony as at such date and inform the Parties thereof in writing.

8.4.2
The Purchaser shall within three (3) Business Days after Completion (save as otherwise agreed pursuant to any charter agreement entered into by the Parties at Completion) pay to the Seller, by way of a repayment of the relevant part of the Aggregate WC Amount, (and a corresponding reduction in the Purchase Consideration) the actual net price of the remaining bunkers (including marine diesel oil) and unused lubricating and hydraulic oils as referred to in Clause 8.4.1 (excluding barging expenses) as evidenced by invoices or vouchers for the quantities taken over.

8.5	ROV IP

The Seller hereby grants, or shall procure that the relevant member of the Seller’s Group will grant, to the Purchaser a paperless, worldwide, royalty-free licence to use the software installed on the date of this Agreement on the two (2) FCV 3000 ROV systems referred to in in Schedule 2 (Business Assets) on such FCV 3000 ROVs. For the avoidance of doubt, this license only allows the Purchaser to use such software on these two FCV 3000 ROV systems and the Seller is under no obligation to provide any updates of such software to the Purchaser. In case of a transfer of one or both of the FCV 3000 ROVs by the Purchaser to any other person, the Purchaser has the right to assign the license granted under this Clause to such person subject to the same restrictions as set out in this Clause.

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8.6	JV Compliance

Purchaser shall use reasonable best efforts to procure that within six (6) months after the date of this Agreement its Chinese joint ventures Huawei Marine Systems Co. Limited and SB Submarine Systems Co. Limited implement and adhere to market standard compliance programs and Purchaser shall periodically inform the Seller of the status and all developments in respect thereof.

8.7	Post-Completion SEC assistance

8.7.1
The Seller shall deliver to Purchaser, as soon as practicable after the Completion Date, an unaudited income statement of the Trenching Business from September 30, 2017 until the Completion Date, which income statement shall be prepared in accordance with U.S. GAAP but which need not be audited or received by an independent accounting firm. In connection with the foregoing, the Purchaser agrees to provide the Seller access to available financial and other relevant information, as needed and if available, in order to prepare such required financial statements and make such other disclosures.

8.7.2
After the Completion Date, Seller agrees to reasonably assist Purchaser, as reasonably requested by Purchaser, in the preparation of any additional required financial statements or other disclosures relating to the Trenching Business required by the rules and regulations of the SEC, including if so required pro forma financial statements prepared by Purchaser or its corporate parent with respect to the Transaction, as contemplated by Article 11 of Regulation S-X. In connection with the foregoing, Seller agrees to provide the Purchaser access to available financial and other relevant information, as needed and if available, in order to prepare such required financial statements and make such other disclosures.

9	LIMITATION OF LIABILITY

9.1.1
If the Seller is liable towards the Purchaser under this Agreement, the Purchaser and the Purchaser Parent shall, after the Completion Date, as their sole and exclusive remedy have the right to claim the Losses suffered or incurred by them as a result, and shall not have the right to terminate or rescind this Agreement, or claim specific performance (nakoming) other than specific performance in respect of Clauses 8.1 (Use of names), 10 (Restrictions), and 11 (Confidentiality).

9.1.2
If the Seller is liable towards the Purchaser under this Agreement, the Seller may elect, in its sole discretion, to settle such claim either by: (i) paying such amount in cash in US dollars by electronic transfer of immediately available funds to the Purchaser; (ii) adjusting the number of Class A-2 Units held by Fugro in accordance with the terms of the Global LLC Agreement, or (iii) a combination of (i) and (ii).

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9.2	Maximum liability

The aggregate liability of the Seller in respect of all claims under this Agreement and the W&I Agreement shall never exceed USD 72,500,000 (seventy-two million, five hundred thousand US dollars).

9.3	Time limitation

Fugro shall not be liable for a claim for Losses suffered or incurred by GMSL as a result of Breach of this Agreement unless a Notice of such claim is given by GMSL to Fugro specifying the matters set out in clause 6.2 of the W&I Agreement:

(a)	in the case of any claim under Clause 10.1 (Non-compete), within three (3) months after the end of the Restricted Period;

(b)	in the case of any other claim under or otherwise in connection with this Agreement, within fifteen (15) months after the Completion Date.

9.4	Mitigation of Losses

The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

9.5	Applicable clauses of the W&I Agreement

Save as specifically provided in this Agreement, Clause 5 (Limitations of Liability) of the W&I Agreement shall mutatis mutandis limit any liability of the Seller under this Agreement.

9.6	No double claims

The Seller shall not be liable under or otherwise in connection with this Agreement and the W&I Agreement more than once in respect of the same Loss.

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10	RESTRICTIONS

10.1	Non-compete

10.1.1
The Seller shall procure that during the Restricted Period no member of the Seller’s Group shall be engaged in the Restricted Territory in any vessel based trenching or cable lay services of the kind provided by the Trenching Business at the Completion Date.

10.1.2	The restrictions in Clause 10.1.1 shall not operate to prohibit any member of the Seller’s Group from:

(a)	undertaking any warranty or repair activities in respect of projects undertaken by FSSL;

(b)	completion of projects in progress at the Completion Date;

(c)
completion of projects tendered and awarded to a member of the Seller’s Group before the Completion Date and in respect of which the relevant client does not accept the transfer of the contract to the Purchaser;

(d)	undertaking any business activities as carried out by the Seller’s Group at the Signing Date (excluding the Trenching Business);

(e)
acquiring the whole or part of any business or joint-venture from a third party, or entering into a joint venture with a third-party, which business or joint venture is engaged in any activities set out in Clause 10.1.1, if the turnover generated by such activities does not exceed USD 10,000,000 (ten million US dollars) per annum calculated on a rolling 12 (twelve) month basis during the Restricted Period and comprises less than 25% (twenty-five percent) of the business;

(f)
acquiring or developing a business engaged in any activities set out in Clause 10.1.1 through a joint-venture in which the Seller does not have a controlling interest, provided the Seller shall procure that any board members of such joint-venture appointed by a member of the Seller’s Group will vote against proposals to acquire a business that is engaged in any activities set out in Clause 10.1.1 and of which business such activities generate more than 25% (twenty-five percent) of its total revenues; and

(g)	fulfilling any obligation pursuant to this Agreement or any other agreement entered into pursuant to this Agreement.

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11	CONFIDENTIALITY

11.1	Announcements

No announcement, circular or other public communication in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Group or the Purchaser’s Group without the prior written approval of the Seller and the Purchaser. This shall not affect any announcement or circular required by Law or the rules of any recognised stock exchange on which the shares of either Party or an affiliate of it are listed, provided that the Party who (or whose affiliate) has an obligation to make an announcement or issue a circular shall consult with the other Party insofar as is reasonably practicable before complying with such an obligation.

11.2	Confidentiality undertaking

11.2.1	The Confidentiality Agreement shall cease to have any force or effect as of Completion.

11.2.2
Subject to Clause 11.1 (Announcements), each of the Parties shall treat as strictly confidential and not disclose or use any information contained in or received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(a)	the provisions of this Agreement or any agreement entered into pursuant to this Agreement;

(b)	the negotiations relating to this Agreement (or any such other agreement); or

(c)	a Party to this Agreement or the business carried on by it or any member of its group of companies.

11.2.3	Clause 11.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(a)	the disclosure or use is reasonably required to vest the full benefit of this Agreement in any Party;

(b)
the disclosure or use is required for the purpose of any legal proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

33

(c)
the disclosure is made to professional advisors of any Party on terms that these professional advisors undertake to comply with under the provisions of Clause 11.2.2 in respect of the information as if they were a party to this Agreement;

(d)
the disclosure is made to a Party’s auditors or the providers of finance, (indirect) shareholders, fund managers or (potential) investors, provided a similar duty of confidentiality is imposed on them;

(e)	the disclosure or use is required by Law or, if applicable, the rules of any recognised stock exchange on which the shares of any Party (or its Affiliates) are listed;

(f)	the other Parties have given prior written approval to the disclosure or use;

provided that prior to disclosure or use of any information pursuant to Clause 11.2.3(a) or Clause 11.2.3(b), the Party concerned promptly notifies the other Party of this requirement with a view to providing the other Party with the opportunity to contest the disclosure or use or otherwise to agree the timing and content of the disclosure or use.

12	MISCELLANEOUS

12.1	Further assurances

Each of the Parties shall from time to time execute such documents and perform such acts and things as the other Party may reasonably require to transfer the Trenching Business to the Purchaser, and to give each Party the full benefit of this Agreement.

12.2	Local transfer documents

12.2.1
The documents required for the sale and transfer of the relevant part of the Trenching Business by the relevant Business Seller to the Purchaser, including the documents referred to in Clause 7.4 (Completion actions) shall reflect the agreement set out in this Agreement (excluding the Schedules in which the agreed form thereof is included) with only such changes as are necessary in order to comply with the local law of the jurisdiction in which the relevant Business Seller is primarily situated or the Purchaser is incorporated or organised. To the extent that the provisions of such local documents are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:

(a)	the provisions of this Agreement shall prevail; and

34

(b)
so far as permissible under the laws of the relevant jurisdiction, the Seller and the Purchaser shall procure that the provisions of the relevant local document are adjusted, to the extent necessary to give effect to the provisions of this Agreement.

12.2.2
Nothing in this agreement shall restrict or prohibit FSSL to merge with one or more other UK members of the Fugro Group (as defined in the W&I Agreement) provided that the Seller shall in such case cause that the legal successor of FSSL shall execute such documents and perform such acts as would otherwise be executed or performed by FSSL and assume any and all obligations of FSSL under any of the Transaction documents.

12.3	Entire agreement

This Agreement and the Transaction Agreements contain the entire agreement between the parties to this Agreement relating to the subject matter of this Agreement, to the exclusion of any terms implied by Law which may be excluded by contract, and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

12.4	No assignment

Except as otherwise expressly provided in this Agreement, no Party to this Agreement may, unless with the prior written consent (which shall not be unreasonably withheld) of the other Party, assign, grant any security interest over or otherwise transfer, in whole or in part, any of its rights and obligations under this Agreement.

12.5	Waiver

No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and signed by or on behalf of the Party entitled to such waiver.

12.6	Amendment

No amendment of this Agreement shall be effective unless such amendment is in writing and signed by or on behalf of each of the Parties.

12.7	Third-party rights

Save as expressly otherwise stated, this Agreement does not contain any stipulation in favour of a third party (derdenbeding).

35

12.8	No Remedy

The applicability of Title 1 Book 7 and section 6:89 of the Dutch Civil Code is excluded.

12.9	Rescission

Each Party waives its right to rescind (ontbinden) this Agreement on the basis of section 6:265 of the Dutch Civil Code. Furthermore a Party in error shall bear the risk of such error (dwaling) in making this Agreement.

12.10	Method of payment

12.10.1
Any payments shall be effected by crediting for same day value the account specified by the Seller or the Purchaser, as the case may be, on behalf of the Party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

12.10.2
Payment of any amount in accordance with this Agreement shall be a good discharge to the payor (and those on whose behalf such payment is made) of its obligation to make such payment and the payor (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

12.11	Costs

Unless this Agreement provides otherwise, all costs which a Party has incurred or must incur in preparing, concluding or performing this Agreement are for its own account. All stamp, transfer, registration, sales and other similar Taxes, duties, fees, imposts, levies and charges and all notarial fees payable in connection with the sale, transfer or purchase of the Trenching Business and any Business Asset under this Agreement shall be paid by the Purchaser.

12.12	Interest

If any Party defaults in the payment when due of any amount payable under this Agreement, then the liability of that Party shall be increased to include interest on such amount from the date when such payment is due under this Agreement until the date of actual payment (both days inclusive) at the Interest Rate.

12.13	Notices

12.13.1
Any notice, request, consent, claim, demand and other communication between the Parties in connection with this Agreement (a “Notice”) shall be in writing and shall be given and shall be deemed to have been duly given if written in the English language and:

36

(a)	delivered personally (Notice deemed given upon receipt);

(b)	delivered by registered post (Notice deemed given upon confirmation of receipt); or

(c)	sent by an internationally recognized overnight courier service such as Federal Express (Notice deemed given upon receipt),

in each case with a copy by email, which copy shall not constitute a Notice.

12.13.2
A Notice to a Party shall be sent to such Party at the address set out in Schedule 8 (Parties’ details for Notices) or such other person or address as such Party may notify to the other Parties from time to time.

12.14	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Parties may enter into this Agreement by signing any such counterpart.

13	GOVERNING LAW AND DISPUTE RESOLUTION

13.1	Governing law

This Agreement and the documents to be entered into pursuant to it and any non-contractual obligations arising out of in connection with such Agreement and documents, save as expressly otherwise provided in such documents, shall be governed by and construed in accordance with the Laws of the Netherlands, excluding the Vienna Convention for the International Sale of Goods.

13.2	Jurisdiction and forum

The Parties irrevocably agree that all disputes which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it, including disputes concerning the existence and validity thereof, shall be finally and exclusively resolved in accordance with the arbitration rules of the Netherlands Arbitration Institute taking into account the following:

(a)
the arbitral tribunal shall be composed of three (3) arbitrators of which at least one (1) shall be a lawyer with a Netherlands law degree or admitted to practise Netherlands law, each of them appointed in accordance with the applicable arbitration rules;

37

(b)	the place of arbitration shall be Amsterdam, the Netherlands;

(c)	the proceedings shall be conducted in the English language;

(d)	the arbitral tribunal shall decide in accordance with the rules of law;

(e)	the right, if any, to discovery is excluded; and

(f)	neither the Parties nor the arbitration institute may have the arbitral award published.

13.3	Other disputes

This Clause 13 (Governing Law and Dispute Resolution) shall also apply to disputes arising in connection with agreements that are connected with this Agreement, unless the relevant agreement expressly provides otherwise.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

38

AGREED AND SIGNED ON THE DATE SET OUT ON THE FRONT PAGE OF THIS AGREEMENT:

Global Marine Systems Limited

/s/ Dick Fagerstal
Name: Dick Fagerstal
Title: Executive Chairman

for and on behalf of the Purchaser Parent:

Global Marine Holdings, LLC

/s/ Dick Fagerstal
Name: Dick Fagerstal
Title: Chairman & CEO

[Signature Page to Project Furrow Business Purchase Agreement]

AGREED AND SIGNED ON THE DATE SET OUT ON THE FRONT PAGE OF THIS AGREEMENT:

for and on behalf of the Seller:

Fugro N.V.	Fugro N.V.

/s/ P. van Riel	/s/ P. Verhagen
Name: P. van Riel	Name: P Verhagen
Title: CEO & Chairman of the Board	Title: CFO

for and on behalf of the Purchaser:

[Signature Page to Project Furrow Business Purchase Agreement]

Schedule 1	Definitions and interpretation

1	Definitions

Capitalised terms, including those used in the preamble of this Agreement, shall have the meaning as defined in Schedule 1 (Definitions and interpretation).

Aggregate WC Amount has the meaning set out in Clause 3.2.2;

Agreement means this agreement and the Schedules thereto;

Business Agreements means the agreements listed in Schedule 19  (Business Agreements) and any other Trenching Agreement entered into between Signing and Completion which the Purchaser has agreed shall be a Business Agreement pursuant to Clause 6.4 (Business agreements);

Business Assets means all the rights and assets listed in Paragraph 1 (Business Assets ) of Schedule 2 (Business Assets), and Business Asset means any one of them or the relevant one of them, as the context requires;

Business Day means a day which is not a Saturday, a Sunday, or an official holiday in the Netherlands or the United Kingdom;

Business Seller means, in relation to each of the Business Assets, the relevant person or company set forth next to the Business Asset under column “Business Seller” in Schedule 2 (Business Assets);

Certificate of Compliance means the certificate of compliance in the form of Schedule 17 (Certificate of Compliance);

Class A Units has the meaning set out in the Global LLC Agreement;

Class A-1 Units has the meaning set out in the Global LLC Agreement;

Class A-2 Units has the meaning set out in the Global LLC Agreement;

Completion means the performance of the actions set out in Clause 7.4 (Completion actions);

[Signature Page to Project Furrow Business Purchase Agreement]

Completion Conditions means the conditions set out in Clause 4.1 (Conditions), and Completion Condition means any one of them or the relevant one of them, as the context requires;

Completion Date means the date on which Completion has taken place;

Confidentiality Agreement has the meaning set out in recital (A) of this Agreement;

Debenture Deed of Postponement means the deed of postponement in the form of Schedule 13 (Debenture Deed of Postponement);

Defaulting Party has the meaning set out in Clause 7.8.1;

Employees means the employees of the Trenching Business as listed in Paragraph 3 (Employees) of Schedule 5 (Employees) as such list may be amended from time to time by written agreement of the Seller and Purchaser and Employee means any one of them or the relevant one of them, as the context requires;

Employment Costs has the meaning set out in Schedule 5 (Employees);

Employment Liabilities has the meaning set out in Schedule 5 (Employees);

Encumbrance means any claim, precautionary seizure, executory seizure, charge, pledge, mortgage, lien, option,any other registered obligation (kwalitatieve verplichting), personal right of enjoyment or use or right to acquire, power of sale, usufruct, retention of title, right of pre-emption, right of first refusal or other restriction on transfer or other similar third-party rights or security interest of any kind or an agreement to create any of the foregoing;

Equity Consideration has the meaning set out in Clause 3.1;

Excluded Contract Liabilities means all liabilities of the Seller or any member of the Seller’s Group relating to or arising in connection with:

(a)	any breach of a Business Agreement before the Completion Date; or

(b)	any product or service delivered or performed by any member of the Seller’s Group before the Completion Date to any person other than a member of the Purchaser’s Group;

[Signature Page to Project Furrow Business Purchase Agreement]

Excluded Liabilities means the Excluded Contract Liabilities and all the liabilities or obligations relating to the Trenching Business and outstanding on, or accrued or referable to the period up to Completion, including any and all liabilities in respect of VAT or other Taxation attributable to the Seller or any member of the Seller’s Group in respect of the Trenching Business relating to the period ending on the Completion Date, but excluding liabilities relating to the Employees which are exclusively governed by Schedule 5 and liabilities towards any member of the Purchaser’s Group;

FFAG ASTA means the agreement in the form of Schedule 15;

Foreign Business means a business (a) which is majority owned by persons who are not citizens or residents of the United States and is not organized under the laws of the United States or any state thereof and (b) where more than 50 percent of its assets are located outside the United States and/or the majority of its executive officers and directors are not United States citizens or residents;

FSSL means Fugro Subsea Services Limited, a private limited liability company incorporated and registered in Scotland, with company number SC105684 whose registered address is at Fugro House, Denmore Road, Bridge of Don, Aberdeen AB23 8JW, United Kingdom;

FSSL ASTA means the agreement in the form of Schedule 16;

FSY ASTA means the agreement in the form of Schedule 4 (FSY ASTA);

Fugro has the meaning set out in the introduction of this Agreement;

Global has the meaning set out in the introduction of this Agreement;

Global Business has the meaning set out in recital (B) of this Agreement;

Global Confidentiality Agreement has the meaning set out in recital (D) of this Agreement;

Global LLC Agreement has the meaning set out in Clause 3.1;

GMSL has the meaning set out in the introduction of this Agreement;

Goodwill means, the goodwill of FSSL in relation to the Trenching Business together with the exclusive right for the Purchaser and its successors in title and assignees to represent itself as carrying on the Trenching Business in succession to FSSL;

[Signature Page to Project Furrow Business Purchase Agreement]

Governmental Authority means, to the extent it has jurisdiction in respect of the relevant matter, any judicial, legislative, executive or regulatory authority of or in the Netherlands or any other jurisdiction, including of the European Union;

Governmental Order means any final and non-appealable order, writ, judgment, injunction, decree, declaration, stipulation, determination or award entered by or with any Governmental Authority;

Guarantee means any guarantee, indemnity, surety, letter of comfort or other assurance, security, obligation to contribute (bijdrageplicht) or undertaking, given by a person to secure or support the obligations (actual or contingent) of any other person, whether given directly, by way of counter-indemnity, or otherwise;

HMRC means HM Revenue & Customs;

Inspection means the inspection carried out on the Symphony by the Purchaser’s Representatives on 2nd of August 2017;

Interest Rate means four percent (4%);

Law means any applicable statute, law, ordinance, decree, judgment, order, rule or regulation of any Governmental Authority;

Loan Amount has the meaning set out in Clause 3.2.1(b);

Longstop Date means 1 April 2018;

Losses means all damage, losses, costs (including reasonable legal costs and reasonable experts’ and consultants’ fees), charges, expenses, claims and demands assessed in accordance with section 6:96 et seq. of the Dutch Civil Code;

Material Adverse Effect means any change, effect, event, occurrence, state of facts or development that has or is reasonably likely to have, either alone or in any combination, a material adverse effect on the businesses, assets, results of operations or financial condition of the Global Business taken as a whole, provided that in no event shall any of the following be taken into account (alone or in combination with any other event identified in this provision) in determining whether there has been such a Material Adverse Effect:

(a)	any change in Law;

[Signature Page to Project Furrow Business Purchase Agreement]

(b)	any change in economic or business conditions or industry-wide or financial market conditions generally,

provided that in the case of (a) and (b), such change, effect, event, occurrence, state of facts or development does not have a materially disproportionate effect on the Global Business compared to other participants in the industry in which GMSL operates;

(c)	any currency exchange rate fluctuations; and

(d)	any acts of terrorism, sabotage, armed hostilities or war, or natural disasters;

Notice has the meaning set out in Clause 12.13 (Notices);

Parties means the Seller, the Purchaser and the Purchaser Parent and Party means any one of them or the relevant one of them, as the context requires;

Protocol of Delivery and Acceptance means the protocol of delivery and acceptance in respect of the Symphony in the form of Schedule 12 (Protocol of Delivery and Acceptance);

Purchase Consideration has the meaning set out in Clause 3.1 (Purchase Consideration);

Purchaser has the meaning set out in the introduction of this Agreement;

Purchaser Parent has the meaning set out in the introduction of this Agreement;

Purchaser’s Group means the Purchaser Parent, the Purchaser and their subsidiaries from time to time;

Q1400 Consideration has the meaning set out in Clause 3.1 of this Agreement;

Q1400 Trenching System means the Q1400-2 Trencher system with asset ID 1510996;

Regulation S-X has the meaning set out in Clause 6.6.1(a) of this Agreement;

Representative means any officer, employee, legal advisor, financial advisor, accountant or other agent, of the Party concerned;

Required Post-Completion Financial Statements has the meaning set out in Clause 6.6.1(a) of this Agreement;

[Signature Page to Project Furrow Business Purchase Agreement]

Restricted Period means three (3) years commencing on the Completion Date;

Restricted Territory means the continent of Europe, including the Exclusive Economic Zone of each state on such continent, together with the Mediterranean Sea and the navigable waters of North Africa from the Straits of Gibraltar to the Suez Canal, as noted on the map attached as Schedule 9 (Map of Restricted Territory);

Saltire means the vessel M/V Fugro Saltire with IMO number 9377016;

Saltire Charter means the Time Charter Agreement dated 9 May 2005 for the vessel M/V Fugro Saltire as amended and novated from time to time with Forland Subsea II AS (pursuant to the novation agreement dated 13 May 2016);

SEC has the meaning set out in Clause 6.6.1(a);

Seller has the meaning set out in the introduction of this Agreement;

Seller’s Group means the Seller and its subsidiaries from time to time;

Service Framework Agreement means the agreement for transitional and general services between Fugro and GMSL;

Shipman Agreement means the Ship Management Agreement in the form of Schedule 18 (Shipman Agreement);

Signing means the signing by the Parties of this Agreement;

Signing Date means the day on which the last Party signing this Agreement has signed this Agreement;

Surviving Provisions means Clauses 1 (Definitions And Interpretation), 6.6.2, 11 (Confidentiality), 12 (Miscellaneous) and 13 (Governing Law and Dispute Resolution);

Symphony means the vessel M/V Symphony details of which are laid down in Schedule 3 (Vessel);

Symphony WC Amount has the meaning set out in Clause 2.5(a);

Taxation or Tax means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value, or other reference and statutory, governmental, state, provincial, local governmental, or municipal impositions, duties, contributions, rates, and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction or otherwise) and in respect of any person as well as all interest and penalties relating thereto;

[Signature Page to Project Furrow Business Purchase Agreement]

Tax Authority means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration or collection of Taxation;

Term Sheet has the meaning set out in recital (A) of this Agreement;

Transaction has the meaning set out in recital (G) of this Agreement;

Transaction Agreements means the agreements set out in Clause 7.4 of this Agreement and the agreements referred to in Clause 12.2.1, and Transaction Agreement means any one of them or the relevant one of them, as the context requires;

Trencher Lien Agreement has the meaning given to such term in the Vendor Loan;

Trencher WC Amount has the meaning set out in Clause 2.5(b);

Trenching Agreement means any agreement entered into by a member of the Seller’s Group with a third party after Signing and prior to Completion for the provision of trenching services utilising any Business Asset;

Trenching Business has the meaning set out in recital (A) of this Agreement;

TUPE has the meaning set out in Clause 2.3.1;

VAT means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and outside the European Union any Tax levied by reference to added value, sales and/or consumption;

Vendor Loan means the USD 7,500,000 million (seven million five hundred thousand US dollar) vendor loan agreement between the Seller Fugro Financial Resources B.V. in the form of Schedule 6 (Vendor Loan);

Vessel Seller means Fugro Symphony Inc.; and

W&I Agreement means warranty and indemnity agreement dated on or around the date of this Agreement and set out in Schedule 7 (Warranty and Indemnity Agreement).

[Signature Page to Project Furrow Business Purchase Agreement]

2	References to persons

References to:

2.1	a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and

2.2	a company include any company, corporation or any body corporate, wherever incorporated.

3	Headings and references to Clauses, Schedules and Paragraphs

3.1	Headings have been inserted for convenience of reference only and do not affect the interpretation of any of the provisions of this Agreement.

3.2	A reference in this Agreement to:

(a)	a Clause or Schedule is to the relevant Clause of or Schedule to this Agreement; and

(b)	a Paragraph is to the relevant Paragraph of the relevant Schedule.

4	References to liabilities and obligations

Any reference in this Agreement to a liability or obligation of a ‘Business Seller’, a ‘member of the Seller’s Group’ or ‘the Seller’s Group’, shall be deemed to include a reference to an obligation on the part of the Seller to procure that the relevant liability is discharged or obligation is performed by the relevant Business Seller or relevant other member of the Seller’s Group on and subject to the terms and conditions set out in this Agreement.

5	Information

References to books, records or other information include books, records or other information stored in any form including paper, magnetic media, films, microfilms, electronic storage devices and any other data carriers.

6	Legal terms

In respect of any jurisdiction other than the Netherlands, a reference to any Netherlands legal term shall be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

[Signature Page to Project Furrow Business Purchase Agreement]

7	Other references

7.1	Whenever used in this Agreement, the words ‘include’, ‘includes’ and ‘including’ shall be deemed to be followed by the phrase ‘without limitation’.

7.2	Whenever used in this Agreement, the words ‘as of’ shall be deemed to include the day or moment in time specified thereafter.

7.3	Any reference in this Agreement to any gender shall include all genders, and words importing the singular shall include the plural and vice versa.

[Signature Page to Project Furrow Business Purchase Agreement]

Schedule 6 - Vendor Loan Agreement

PROJECT FURROW EXECUTION VERSION

VENDOR LOAN AGREEMENT

relating to

Project Furrow

between

Fugro Financial Resources B.V. (as the lender)

and

Global Marine Systems Ltd. (as the borrower)

Dated [●]

PROJECT FURROW EXECUTION VERSION

Contents

1	DEFINITIONS		3
2	THE LOAN		3
3	REPAYMENT		4
	3.1	Ranking	4
	3.2	Repayment	4
	3.3	Prepayment	4
4	INTEREST		4
	4.1	Interest rate	4
	4.2	Payment of interest	4
	4.3	Default interest	5
	4.4	Day count convention	5
5	LIEN AND WAIVERS		5
6	COSTS		5
	6.1	Costs	5
	6.2	Enforcement costs	5
7	PAYMENTS AND SET-OFF		6
	7.1	Payments	6
	7.2	Partial payments	6
	7.3	Set-off and deductions	6
8	EVENTS OF DEFAULT		7
	8.1	Events of Default	7
	8.2	Acceleration	8
9	TERMINATION, SUSPENSION, AMENDMENTS AND WAIVERS		8
	9.1	No rescission; errors	8
	9.2	No suspension	8
	9.3	Amendments and waivers	8
10	CHANGES TO PARTIES		9
	10.1	Changes to Fugro	9
	10.2	Transfer	9
	10.3	Changes to GMSL	9
	10.4	No increased cost	10
11	NOTICES		10
12	GOVERNING LAW AND ENFORCEMENT		10
	12.1	Governing law	10
	12.2	Jurisdiction	11

Schedules

Schedule 1	Definitions
Schedule 2	Trencher Lien Agreement
Schedule 3	Parties' details for Notices

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PROJECT FURROW EXECUTION VERSION
VENDOR LOAN AGREEMENT

THIS AGREEMENT IS DATED [●] AND MADE BETWEEN:

(1)
Fugro Financial Resources B.V., a private limited liability company incorporated in the Netherlands, with corporate seat in Leidschendam, and registered address at Veurse Achterweg 10, 2264 SG Leidschendam, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce with number 27163112 (“Fugro”);

and

(2)
Global Marine Systems Limited, a private limited liability company incorporated and registered in England and Wales with company number 01708481 whose registered address is at Ocean House, 1 Winsford Way, Boreham Interchange, Chelmsford CM2 5PD, United Kingdom  (“GMSL”),

WHEREAS:

(A)
Fugro, GMSL and Global entered into a Business Purchase Agreement on [●] October 2017 (the “BPA”), pursuant to which GMSL has acquired, subject to the conditions set out in the BPA, the ‘Trenching Business’ (as defined in the BPA) from Fugro (the “Transaction”);

(B)
In order to facilitate the Transaction, GMSL and Fugro have agreed to enter into the Loan whereby the consideration payable to Fugro by GMSL for the Trencher pursuant to the BPA will be advanced by Fugro to GMSL pursuant to the Loan); and

(C)	The Loan shall be secured by a first ranking lien on the Trencher by means of the Trencher Lien Agreement.

THE PARTIES AGREE AS FOLLOWS:

1	DEFINITIONS

Certain terms used in this agreement are defined in Schedule 1 (Definitions).

2	THE LOAN

Subject to the terms and conditions of this Agreement, and in accordance with clause 3 of the BPA, Fugro and GMSL agree by executing this Agreement that the consideration for the Trencher that GMSL is holding to Fugro’s order shall be advanced to GMSL as a US dollar term loan in an amount of USD 7,500,000 (seven million five hundred thousand US dollars) (the “Loan”).

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PROJECT FURROW EXECUTION VERSION
3	REPAYMENT

3.1	Ranking

GMSL’s payment obligations under this Agreement rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for the obligations mandatorily preferred by law applying to companies generally.

3.2	Repayment

GMSL shall repay the Loan (including all interest accrued thereon) in full no later than on the Maturity Date.

3.3	Prepayment

3.3.1	GMSL may, if it gives Fugro no less than three (3) Business Days prior Notice, voluntarily prepay the whole or any part of the Loan.

3.3.2
If this Agreement or the Trencher Lien Agreement is not or ceases to be legal, valid, binding or enforceable (in any material respect) and GMSL fails to remedy such situation or enter into a replacement agreement within five (5) Business Days of being notified of such event or circumstance, GMSL shall promptly prepay the Loan.

3.3.3	Any prepayment shall be made together with accrued interest on the amount prepaid, but without premium or penalty.

3.3.4	GMSL may not redraw any part of the Loan which is repaid or prepaid.

4	INTEREST

4.1	Interest rate

The Loan shall bear interest at a rate of four percent (4%) per annum as from the date of this Agreement until the date three (3) months after the date of the BPA and ten percent (10%) per annum thereafter, provided that the Loan shall solely bear interest at a rate of ten percent (10%) per annum if this Agreement is entered into at or after the date three (3) months after the date of the BPA.

4.2	Payment of interest

GMSL shall pay interest on the Loan in arrears on the last Business Day of each calendar quarter and, if applicable, on the Maturity Date.

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PROJECT FURROW EXECUTION VERSION
4.3	Default interest

4.3.1
If GMSL fails to pay any amount payable by it under this Agreement on its due date, default interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the rate of an additional 2% over the interest rate set out in Clause 4.1 as applicable at the date of the default.

4.3.2
Any default interest accruing under this Clause 4.3 shall be immediately payable by GMSL. Any unpaid default interest will be compounded with the overdue amount on which it arises at the end of each month (but will remain immediately due and payable).

4.4	Day count convention

Any interest accruing under this Agreement shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days.

5	LIEN AND WAIVERS

5.1.1	At the date of this Agreement, GMSL shall grant a lien to Fugro attached to the Trencher in the form as set out in Schedule 2 (Trencher Lien Agreement) (the “Trencher Lien Agreement”).

5.1.2	GMSL represents and warrants that no waivers or consents are required for it to accept the Loan and grant the lien described in Clause 5.1.1 to Fugro.

6	COSTS

6.1	Costs

Subject to Clause 6.2 (Enforcement costs), each Party shall bear its own costs in relation to this Agreement.

6.2	Enforcement costs

GMSL shall pay and, within three (3) Business Days of demand, indemnify Fugro against all reasonable costs, expenses and losses (including legal fees) incurred by Fugro (at its discretion) in connection with:

(a)	the occurrence of an Event of Default;

(b)	investigating any event or circumstance which it reasonably believes is an Event of Default; or

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PROJECT FURROW EXECUTION VERSION
(c)	enforcing or preserving its rights under or in connection with this Agreement.

7	PAYMENTS AND SET-OFF

7.1	Payments

7.1.1	GMSL shall make each payment to be made by it under this Agreement on, and for value on, the due date to the following bank account:

Bank: Bank Mendes Gans

Account name: FUGRO FINANCIAL RESOURCES BV

Currency: USD

IBAN:  NL39BKMG0261329685

SWIFT: BKMGNL2A

Bank address:

Bank Mendes Gans

Herengracht 619

1017 CE Amsterdam

The Netherlands

or to such other account with such bank as Fugro specifies, provided that Fugro shall have specified such other account and such bank no later than five (5) Business Days prior to the due date for payment of the relevant amount.

7.1.2	If a payment is due on a day that is not a Business Day, the payment shall be due on the preceding Business Day.

7.1.3	GMSL shall make each payment to be made by it under this Agreement in US dollars.

7.2	Partial payments

If GMSL makes a payment to Fugro that is insufficient to discharge all matured obligations then due under this Agreement by GMSL to Fugro, that payment shall be applied (irrespective of any appropriation made by GMSL) towards the obligations of GMSL in such order as Fugro may determine.

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PROJECT FURROW EXECUTION VERSION
7.3	Set-off and deductions

7.3.1
Fugro may set off any obligation due from GMSL under this Agreement against any obligation owed by Fugro to GMSL under the W&I Agreement or the BPA, with the exception of the obligation of Fugro to pay or procure payment of the Aggregate WC Amount to GMSL (as defined in the BPA).

7.3.2	All payments to be made by GMSL under this Agreement shall be calculated and be made:

(a)	without, and clear of any deduction for, set-off or counterclaim, including under the BPA; and

(b)
clear of any deduction or withholding for, or on account of, any tax, levy, impost, duty or other charge of a similar nature (a “Tax Deduction”), other than any such deduction or withholding required by law.

7.3.3
If GMSL is required to make a Tax Deduction, the amount of the payment due from it shall be increased to an amount which, after making the Tax Deduction, leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

8	EVENTS OF DEFAULT

8.1	Events of Default

Each of the events or circumstances set out in this Clause 8.1 is an Event of Default.

8.1.1	Breach of Agreement

(a)
GMSL does not pay (or evidences an intention not to pay) any amount payable under this Agreement at the time and in the manner provided for in this Agreement and such failure continues unremedied for a period of five (5) Business Days after written notice of such failure has been given to GMSL.

(b)
GMSL does not comply (or evidences an intention not to comply) with any of its other obligations under this Agreement and such failure is not remedied within fifteen (15) Business Days of written notice from Fugro stating non-compliance to GMSL.

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PROJECT FURROW EXECUTION VERSION
8.1.2	Any of the following events or circumstances that affects GMSL:

(a)	It is unable or admits its inability to pay its debts as they fall due or, by reason of actual or anticipated financial difficulties, it suspends making payments on any of its debts.

(b)	It becomes subject to a winding-up.

(c)	It proposes or takes any corporate action, or any person commences any litigation or administrative proceedings or other formal procedure, for its winding-up.

8.2	Acceleration

As long as an Event of Default is continuing, Fugro may, by notice to GMSL, declare that all or part of the Loan, together with accrued interest and all other amounts outstanding under this Agreement, be immediately due and payable, whereupon they shall become immediately due and payable.

9	TERMINATION, SUSPENSION, AMENDMENTS AND WAIVERS

9.1	No rescission; errors

9.1.1	No Party can rescind (ontbinden) this Agreement.

9.1.2	Each Party shall bear the risk of any error (dwaling) made by it in relation to this Agreement.

9.2	No suspension

No Party may suspend (opschorten) compliance with its obligations under or in connection with this Agreement on whatever grounds.

9.3	Amendments and waivers

9.3.1	Subject to Clause 10.1 (Changes to Fugro), this Agreement may be amended, supplemented or waived only by a written agreement between the Parties.

9.3.2
No failure to exercise, nor any delay in exercising, by Fugro, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies of Fugro provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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PROJECT FURROW EXECUTION VERSION
10	CHANGES TO PARTIES

10.1	Changes to Fugro

10.1.1	Fugro may:

(a)	assign (overdragen) its rights under this Agreement (in whole or in part); or

(b)	transfer its legal relationship (rechtsverhouding) under this Agreement (in whole or in part);

to:

(i)	any bank or other reputable entity that provides financing as part of its ordinary course business; or

(ii)
to any member of the Fugro Group (provided that if such transferee or assignee subsequently ceases to be a member of the Fugro Group, Fugro shall procure that prior to its ceasing to be so, such assignee or transferee reassigns or transfers to Fugro or another member of the Fugro Group any rights or legal relationship as have been assigned or transferred to it).

10.2	Transfer

10.2.1	Any transfer as referred to in Clause 10.1.1(b) shall be made by a deed of transfer governed by Dutch law.

10.2.2	GMSL hereby cooperates with any transfer in anticipation.

10.2.3
Fugro shall use reasonable efforts to provide notice in writing to GMSL of any assignment or transfer as referred to in Clause 10.1.1 at least three (3) Business Days before such assignment or transfer is carried out. Such notice shall set out the identity of the assignee or transferee and the date that the assignment or transfer will take effect, provided that the assignment or transfer shall in any event not take effect until three (3) Business Days after the date of such notice.

10.3	Changes to GMSL

GMSL may not assign, transfer or encumber any of its rights or obligations under or in connection with this Agreement.

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PROJECT FURROW EXECUTION VERSION
10.4	No increased cost

10.4.1	If:

(a)	Fugro undertakes a transfer or assignment pursuant to this Clause 10; and

(b)	as a result of circumstances existing at the date of the assignment or the transfer, GMSL would be obliged to make a payment to the assignee or transferee under Clause 7.3.3 (gross-up),

then the assignee or transferee is only entitled to receive payment under that Clause 7.3.3 to the same extent as Fugro would have been if the assignment or transfer had not occurred.

11	NOTICES

11.1.1
Any notice, request, consent, claim, demand and other communication between the Parties in connection with this Agreement (a “Notice”) shall be in writing and shall be given and shall be deemed to have been duly given if written in the English language and:

(a)	delivered personally (Notice deemed given upon receipt);

(b)	delivered by registered post (Notice deemed given upon confirmation of receipt); or

(c)	sent by an internationally recognized overnight courier service such as Federal Express (Notice deemed given upon receipt),

in each case with a copy by email, which copy shall not constitute a Notice.

11.1.2
A Notice to a Party shall be sent to such Party at the address set out in Schedule 3 (Parties’ details for Notices) or such other person or address as such Party may notify to the other Parties from time to time.

12	GOVERNING LAW AND ENFORCEMENT

12.1	Governing law

This Agreement (including Clause 12.2 (Jurisdiction) but excluding the Trencher Lien Agreement) and any non-contractual obligations arising out of or in connection with it are governed by Dutch law.

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PROJECT FURROW EXECUTION VERSION
12.2	Jurisdiction

12.2.1
The Courts of Amsterdam, the Netherlands, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity, termination or amendment of this Agreement).

12.2.2
This Clause 12.2 (Jurisdiction) is for the benefit of Fugro only. As a result, Fugro shall not be prevented from initiating proceedings relating to a dispute as referred to in Clause 12.2.1 in any other court with jurisdiction. To the extent allowed by law, Fugro may initiate concurrent proceedings in any number of jurisdictions.

[SIGNATURES TO FOLLOW ON THE NEXT PAGE]

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PROJECT FURROW EXECUTION VERSION
THIS AGREEMENT HAS BEEN SIGNED ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT BY:

Fugro Financial Resources B.V.	Fugro Financial Resources B.V.
By:	By:
Title:	Title:

[Signature Page to Project Furrow Vendor Loan Agreement]

PROJECT FURROW EXECUTION VERSION
THIS AGREEMENT HAS BEEN SIGNED ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT BY:

Global Marine Systems Limited	Global Marine Systems Limited
By:	By:
Title:	Title:

[Signature Page to Project Furrow Vendor Loan Agreement]

PROJECT FURROW EXECUTION VERSION
Schedule 1	Definitions

1	Definitions

Agreement means this Vendor Loan Agreement;

BPA has the meaning set out in Recital (A);

Business Day means a day which is not a Saturday, a Sunday, or an official holiday in the Netherlands or the United Kingdom;

Event of Default means any event or circumstance specified as such in Clause 8.1 (Events of Default);

Fugro has the meaning set out in the introduction of this Agreement;

Fugro Group means Fugro and its direct and indirect Subsidiaries;

Global means Global Marine Holdings LLC;

GMSL has the meaning set out in the introduction of this Agreement;

Loan means the loan described in Clause 2 (The loan) or the principal amount outstanding for the time being of that loan (including any interest compounded pursuant to Clause 4.2;

Maturity Date means the date three hundred and sixty-three (363) days after the date of this Agreement (consequently, the term of this vendor loan is less than one (1) year);

Notice has the meaning set out in Clause 11.1.1;

Parties means Fugro and GMSL and Party means any one of them or the relevant one of them, as the context requires;

Subsidiary means a subsidiary (dochtermaatschappij) as defined in section 2:24a BW;

Tax Credit means a credit against, relief or remission for, or repayment of, any tax.

Tax Deduction has the meaning set out in Clause 7.3.2;

Transaction has the meaning set out in Recital (A);

Trencher means the Q1400-2 Trencher system (including launch and recovery system) with asset ID 1510996;

Trencher Lien Agreement has the meaning set out in Clause 5.1.1; and

W&I Agreement has the meaning ascribed thereto in the BPA.

Schedule 1            Definitions

PROJECT FURROW EXECUTION VERSION
2	Construction

2.1	In this agreement, unless a contrary indication appears:

(a)	any reference to this “agreement” or any other document also refers to any amendment or supplement to it and any restatement or novation of it;

(b)	any reference to a “Party” also refers to its successors in title, permitted assigns and permitted transferees;

(c)	a “person” includes any natural person, legal entity or other person (whether under public or private law, whether or not having legal personality and wherever existing or registered);

(d)	“the Netherlands” refers to the part of the Kingdom of the Netherlands located in Europe (and all derivate terms, including “Dutch”, are to be construed accordingly).

2.2	In this agreement, unless a contrary indication appears:

(a)	“as of” includes the day or moment referred to by it;

(b)	“including” means including without limitation (and all derivate terms are to be construed accordingly);

(c)	a “winding-up” includes, in relation to a person:

(i)	any bankruptcy, suspension of payments, moratorium of indebtedness or other insolvency proceedings in relation to that person;

(ii)	the appointment of a liquidator, trustee, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of that person or any of its assets;

(iii)	any composition, compromise, assignment or arrangement with that person’s creditors generally or any class of them;

(iv)	that person’s death, dissolution or liquidation;

(v)	any amalgamation, merger, demerger, transformation or corporate reconstruction of that person;

and any analogous procedure or step taken, or event occurring, in any jurisdiction, provided that “winding-up” shall not include:

(i)	any solvent reorganisation;

(ii)	any such procedure, step, event or circumstance which is frivolous or vexatious and it is being contested with due diligence, in good faith and on reasonable grounds; and

Schedule 1            Definitions

PROJECT FURROW EXECUTION VERSION
(d)	“financial indebtedness” includes:

(i)	moneys borrowed and debit balances at banks or other financial institutions;

(ii)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iii)	the amount of any liability in respect of financial leases; and

(iv)	any amount raised under any other transaction having the commercial effect of a borrowing or otherwise classified as borrowings under the applicable accounting principles.

2.3	The Schedules are part of this agreement.

2.4	Headings do not affect the interpretation of this agreement.

2.5	Where the context permits, any reference to a gender includes all genders.

Schedule 1            Definitions

PROJECT FURROW EXECUTION VERSION
Schedule 2	Trencher Lien Agreement

Schedule 2            Trencher Lien Agreement

PROJECT FURROW EXECUTION VERSION
Schedule 3	Parties’ details for Notices

Fugro’s details:

Fugro Financial Resources B.V.

Address:	Veurse Achterweg 10 2264 SG Leidschendam The Netherlands
Attention:	Paul Verhagen | CFO Annabelle Vos | General Counsel
E-mail:	P.Verhagen@fugro.com a.vos@fugro.com

GMSL’s details:

Global Marine Systems Ltd.

Address:	Ocean House 1 Winsford Way Boreham Interchange Chelmsford CM2 5PD United Kingdom
Attention:	Ian Douglas | CEO Richard Fraser-Smith | CFO
E-mail:	Ian.Douglas@globalmarine.group Richard.Fraser-Smith@globalmarine.group

Schedule 3            Parties’ details for Notices

Schedule 7 - Warranty and Indemnity Agreement

WARRANTY AND INDEMNITY AGREEMENT

relating to

the Furrow transaction

between

Fugro N.V.

and

Global Marine Systems Limited

Dated	11 October 2017

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7	Settlement of Claims	18

8	MISCELLANEOUS	19

8.1	Entire agreement	19

8.2	No assignment	19

8.3	Waiver and amendment	19

8.4	Rescission	19

8.5	Notices	19

9	GOVERNING LAW AND DISPUTE RESOLUTION	19

9.1	Governing law	19

9.2	Jurisdiction and forum	20

Schedules

Schedule 1	Definitions

Schedule 2	Fugro Warranties

Schedule 3	GMSL Warranties

Schedule 4	Global Group

Schedule 5	Global Vessels

Schedule 6	Fugro Data Room

Schedule 7	Global data room

Schedule 8	Illustrative example of settlement of claims

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WARRANTY AND INDEMNITY AGREEMENT

THIS AGREEMENT IS DATED 11 OCTOBER 2017 AND MADE BETWEEN:

(1)
Fugro N.V., a public limited liability company incorporated in the Netherlands, with corporate seat in Leidschendam, and registered address at Veurse Achterweg 10, 2264 SG Leidschendam, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce with number 27120091 (“Fugro”);

(2)
Global Marine Systems Limited, a private limited company incorporated in and registered in England and Wales with company number 01708481 whose registered address at Ocean House, 1 Winsford Way, Boreham Interchange, Chelmsford CM2 5PD, the United Kingdom (“GMSL”);

and

(3)	Global Marine Holdings LLC, a limited liability company incorporated in Delaware with a registered address at 460 Herndon Parkway, Suite 150 Herndon, VA 20170-5281, United States (“Global”),

BACKGROUND:

(A)
The Parties entered into the Business Purchase Agreement relating to the Trenching Business on the date of this Agreement (the “BPA”), pursuant to which GMSL has agreed to acquire, subject to the terms set out in the BPA, Fugro’s trenching business in return for the issue to Fugro of an equity interest in Global and cash, which will be satisfied through the issue of the Vendor Loan.

(B)	In connection with the foregoing, each of GMSL and Fugro makes the warranties and representations on the terms and subject to the conditions set out in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

In this Agreement, unless the context otherwise requires, the definitions and provisions of Schedule 1 (Definitions) apply throughout.

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2	FUGRO WARRANTIES

2.1	Fugro warranties

2.1.1
Subject to the remaining provisions of this Clause 2 (Fugro’s Warranties) and to Clause 5 (Limitation of liability), Fugro represents and warrants to GMSL that the statements set out in Schedule 2 (Fugro warranties) (the “Fugro Warranties”) are true and accurate as at the Signing Date (unless otherwise indicated).

2.1.2
Subject to the remaining provisions of this Clause 2 (Fugro’s Warranties) and to Clause 5 (Limitation of liability), Fugro represents and warrants to GMSL that the statements set out in Paragraph 1 (Incorporation, authority, corporate action), 2 (Existence), and 4.1 (Ownership of Business Assets) of Schedule 2 (Fugro Warranties) (together the “Repeated Fugro Warranties” are also true and accurate as at Completion.

2.1.3
Each of Global and GMSL acknowledges that no representations or warranties, express or implied, have been given or are given by Fugro other than the Fugro Warranties and that it has not been induced to enter into the BPA or any agreement referred to in clause 7 (Completion) of the BPA, by any representation, warranty or undertaking not expressly set out in this Agreement.

3	GMSL WARRANTIES

3.1	GMSL warranties

3.1.1
Subject to the remaining provisions of this Clause 3 (GMSL Warranties) and to Clause 5 (Limitation of liability), GMSL represents and warrants to Fugro that the statements set out in Schedule 3 (GMSL Warranties) (the “GMSL Warranties”) are true and accurate as at the Signing Date.

3.1.2
Subject to the remaining provisions of this Clause 3 (GMSL Warranties)  and to Clause 5 (Limitation of liability), GMSL represents and warrants to Fugro that the statements set out in Paragraphs 1 (Incorporation, authority, corporate action), 2 (Consideration Units), 3 (Ownership of the shares, incorporation, authority, corporate action), 4 (Corporate information), 5 (Global Joint Ventures), and 8 (Position since the Accounts Date) of Schedule 3 (GMSL Warranties) (together the “Repeated GMSL Warranties”) are also true and accurate as at Completion.

3.1.3
Fugro acknowledges that no representations or warranties, express or implied, have been given or are given by Global or GMSL other than the GMSL Warranties and that it has not been induced to enter into the BPA or any agreement referred to in clause 7 (Completion) of the BPA by any representation, warranty or undertaking not expressly set out in this Agreement or the BPA.

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3.1.4
Global and GMSL shall procure that fourteen (14) months after the Completion Date each of the persons set out in the definition of “Knowledge of GMSL” included in Schedule 1 (Definitions), or such person’s successor in role and/or title, who is at that date either employed by a Global Group Company and/or a shareholder of Global, provides a written statement to Fugro confirming that, to the best of such person’s knowledge and after having made reasonable inquiries with the relevant employees, it is not aware  of  any  fact  or circumstance of which Fugro has not yet been informed in writing and which (a)  constitutes  a  breach  of  the  Global Warranties, or (b) is reasonably likely to enable Fugro to bring a successful claim against GMSL under Clause 4 (GMSL Indemnities).

4	GMSL INDEMNITIES

4.1	GMSL Tax Indemnity

GMSL shall indemnify and hold harmless Fugro, in accordance with Clauses 4.4 and 7 (Settlement of Claims), from any and all Losses that Fugro suffers or incurs as a result of or in connection with:

(a)
any Tax Liability of a member of the Global Group which arises in respect of or as a result of (i) any income, profits, turnover, gains or wages which were earned, accrued, received or paid on or before the Accounts Date or (ii) any Event which occurred on or before the Accounts Date;

(b)
any Tax Liability of a member of the Global Group which arises in respect of or as a result of (i) income, profits, turnover, gains or wages which were earned, accrued, received or paid in respect of the period between the Accounts Date up to and including the Completion Date or (ii) any Event occurring during that period; but only to the extent that (A) such income, profits, turnover, gains, wages or Event arose or occurred (as the case may be) outside the ordinary course of business of the relevant member of the Global Group to which the Tax Liability relates, and (B) the Global Group does not retain the benefit of any income, profits, turnover, gains or wages after the Completion Date in respect of which the Tax Liability is payable;

(c)
any Tax Liability of a member of the Global Group attributable to the period up to the Completion Date or an Event occurring on or before the Completion Date which is primarily the liability of any Person other than a member of the Global Group and for which a member of the Global Group is liable as a result of such Person failing to discharge such Tax Liability; and

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(d)	any reasonable out of pocket costs incurred by the Global Group in connection with (a), (b) or (c).

4.2	No Leakage

GMSL shall indemnify and hold harmless Fugro, in accordance with Clauses 4.4 and 7 (Settlement of Claims), from any and all Losses that Fugro suffers or incurs as a result of or in connection with any Leakage that occurred in the period as from the Accounts Date up to and including the Completion Date.

4.3	Quintillion

4.3.1	In this Clause 4.3 (Quintillion):

“Quintillion Dispute” means the dispute regarding the alleged non-performance of GMSL in undertaking the installation of a telecommunications cable in Alaska under the Marine Installation Contract between Alcatel-Lucent Submarine Networks and GMSL for the installation, burial and 6.5KM separate shore-end landings of S1.1 (Oliktok) on the Quintillion Subsea Project dated 11 March 2016;

“Quintillion Provision Amount” means the US$2,700,000 (two million and seven hundred thousand US dollars) doubtful debt provision against the Quintillion Receivable as included in the Global Accounts; and

“Quintillion Receivable” means the US$8,897,134.81 (eight million eight hundred and ninety-seven thousand one hundred and thirty-four US dollars and eighty-one US dollar cents) receivable of GMSL on Alcatel-Lucent Submarine Networks as included in the Global Accounts.

4.3.2
GMSL shall indemnify and hold harmless Fugro, in accordance with in accordance with Clauses 4.4 and 7 (Settlement of Claims), from any and all Losses that Fugro suffers or incurs as a result of or in connection with the Quintillion Dispute, including the waiver or set-off in connection therewith of any part of the Quintillion Receivable in excess of the Quintillion Provision Amount against any claim from Alcatel-Lucent Submarine Networks or, if applicable, its legal successor.

4.3.3
Subject to any other limitations set out in this Agreement, GMSL shall only be liable under this Clause 4.3 (Quintillion) where the amount of the total Losses suffered by the Global Group as a result of the matters giving rise to such claims exceed USD 500,000 (five hundred thousand US dollars) and then for the full amount and not only the excess.

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4.3.4
The aggregate Fugro Indemnity Loss in respect of all claims under this Clause 4.3 (Quintillion) for which GMSL can be held liable by Fugro shall not exceed USD 1,308,000 (one million three hundred and eight thousand US dollars) when such claims are settled in cash between Fugro and GMSL. If the claims under this Clause 4.3 (Quintillion) are settled by way of an adjustment of the number of Class A-2 Units held by Fugro in accordance with the terms of the Global LLC Agreement, the amount of the GMSL Adjustment Claim as defined in the Global LLC Agreement in respect of such claims shall not exceed USD 4,237,000 (four million two hundred thirty-seven thousand US dollars).

4.4	Settlement of claims

GMSL may at its sole discretion and in each case in accordance with Clause 7 (Settlement of Claims) settle any claim from Fugro under this Clause 4 (GMSL Indemnities) (i) by way of an adjustment to the Class A-2 Units held by Fugro in accordance with the terms of the Global LLC Agreement; (ii) by way of payment to Fugro in cash an amount equal to the relevant Fugro Indemnity Loss, or (iii) by way of a combination of (i) and (ii), provided that the prior written consent from Fugro is required if settlement by GMSL of a claim through the adjustment of Class A-2 Units would result in Fugro directly or indirectly holding an interest of 33% (thirty-three percent) or more in Global.

5	LIMITATION OF LIABILITY

5.1	Exclusion of certain Dutch Civil Code provisions

The applicability of sections 7:17 and 7:20 up to and including 7:23 Dutch Civil Code is hereby excluded.

5.2	Disclosure

No Party shall be liable for any breach of the Warranties in respect of any matters Disclosed. Any matter Disclosed shall not limit GMSL’s liability under Clause 4 (GMSL Indemnities).

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5.3	Liability of the Warrantor

5.3.1
Subject to the provisions of Clauses 2 (Fugro’s Warranties), 3 (GMSL Warranties) and 4 (GMSL Indemnities), this Clause 5 (Limitation of liability) and any other applicable limitations of Liability set out in this Agreement, the Warrantor shall be liable towards the applicable Beneficiary:

(a)	if any of the Warranties given by such Warrantor are not true and accurate on the Signing Date;

(b)	where the Warrantor is Fugro, if any of the Repeated Fugro Warranties are not true and accurate as at Completion;

(c)	where the Warrantor is GMSL, if any of the Repeated GMSL Warranties are not true and accurate as at Completion; and

(d)
if any of the Warranties given by such Warrantor which are expressly stated to be given on any other date than the Signing Date are not true and accurate on the date on which such Warranties are expressly stated to be given, but then only to the extent that the failure to be so true and accurate has, individually or in the aggregate, had a material adverse impact on the relevant business at the Completion Date, or the Warrantor could reasonably have avoided such Warranty from ceasing to be true and accurate.

5.3.2
If a Warrantor is liable towards a Beneficiary under Clause 5.3.1, the Beneficiary shall, after the Completion Date, as its sole and exclusive remedy have the right to claim the Losses suffered or incurred by the Beneficiary as a result, and shall not have the right to terminate or rescind this Agreement or any other Transaction Agreement, or claim specific performance (nakoming).

5.4	Time limitation

5.4.1
Fugro shall not be liable for a claim for Losses suffered or incurred by GMSL as a result of breach of any Fugro Warranty (a “Fugro Warranty Claim”) unless a Notice of such Fugro Warranty Claim is given by GMSL to Fugro specifying the matters set out in Clause 6.2:

(a)	in the case of any claim for Paragraphs 1 (Incorporation, authority, corporate action), 2 (Existence) and 9 (Tax) of Schedule 2 (Fugro Warranties), within sixty (60) months after the Completion Date;

(b)	in the case of any other claim under or otherwise in connection with this Agreement, within fifteen (15) months after the Completion Date.

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5.4.2
GMSL shall not be liable for a claim for Losses suffered or incurred by Fugro as a result of breach of any GMSL Warranty (a “GMSL Warranty Claim”) unless a Notice of such GMSL Warranty Claim is given by Fugro to GMSL specifying the matters set out in Clause 6.2:

(a)
in the case of any claim for Paragraphs 1 (Incorporation, authority, corporate action), 2 (Consideration Units), 3 (Ownership of the shares, incorporation, authority, corporate action) and 22 (Tax) of Schedule 3 (GMSL Warranties), within sixty (60) months after the Completion Date; and

(b)	in the case of any other claim under or otherwise in connection with this Agreement other than Clause 4 (GMSL Indemnities), within fifteen (15) months after the Completion Date.

5.4.3
GMSL shall not be liable for a claim pursuant to Clause 4.1 (GMSL Tax Indemnity) unless a Notice of such claim is given by Fugro to GMSL specifying the matters set out in Clause 6.2 within sixty (60) months after the Completion Date.

5.4.4
GMSL shall not be liable for a claim pursuant to Clause 4.2 (No Leakage) unless a Notice of such claim is given by Fugro to GMSL specifying the matters set out in Clause 6.2 within fifteen (15) months after the Completion Date.

5.5	Minimum claims

5.5.1
Subject to any other limitations set out in this Agreement, each Warrantor shall only be liable under this Agreement in respect of any individual claim, or a series of claims arising from identical facts, for breach of a Warranty to the extent that the liability agreed or determined in respect of any such claim(s) exceeds USD 65,000 (sixty-five thousand US dollars) (not yet taking into account the obligation to make Fugro whole in case of a breach of a GMSL Warranty) and then for the full amount and not only the excess. For the avoidance of doubt, in case of a breach of a GMSL Warranty, the foregoing threshold is passed and GMSL is liable towards Fugro if either:

(a)
the aggregate Losses suffered by the Global Group as a result of the matter(s) giving rise to any such claim(s) exceed USD 275,424 (two hundred and seventy-five thousand four hundred and twenty four US dollars); or

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(b)	the aggregate Losses suffered by the Fugro Group as a result of the matter(s) giving rise to any such claim(s) exceed USD 65,000 (sixty-five thousand US dollars).

5.5.2
Subject to any other limitations set out in this Agreement, GMSL shall only be liable under Clause 4.1 (GMSL Tax Covenant) in respect of any individual claim, or a series of claims arising from identical facts, to the extent that the liability agreed or determined in respect of any such claim(s) exceeds USD 60,000 (sixty thousand US dollars) (not yet taking into account the obligation to make Fugro whole in case of a breach of a GMSL Warranty) and then for this full amount and not only the excess. For the avoidance of doubt, the foregoing threshold is passed and GMSL is liable towards Fugro if the total Losses suffered by the Global Group as a result of the matter(s) giving rise to any such claim(s) exceeds USD 254,237 (two hundred and fifty-four thousand two hundred and thirty-seven US dollars); or

5.5.3	For the avoidance of doubt, this Clause 5.5 (Minimum claims) does not apply to claims under Clause 4.2 (No Leakage) and Clause 4.3 (Quintillion).

5.6	Aggregate minimum claims

5.6.1
Subject to any other limitations set out in this Agreement, each Warrantor shall only be liable under this Agreement for a claim for breach of a Warranty where the amount of the Warrantor’s liability in respect of such claim, either individually or when aggregated with the Warrantor’s liability for all other claims under this Agreement, exceeds USD 650,000 (six hundred and fifty thousand US dollars) (not yet taking into account the obligation to make Fugro whole in case of a breach of a GMSL Warranty) and then for the full amount and not only the excess. For the avoidance of doubt, the foregoing threshold is passed and GMSL is liable towards Fugro in case of one or more claims for a breach of a GMSL Warranty  if either:

(a)
the aggregate Losses suffered by the Global Group as a result of the matter(s) giving rise to any such claim(s) exceeds USD 2,754,237 (two million seven hundred and fifty-four thousand two hundred and thirty-seven US dollars); or

(b)	the aggregate Losses suffered by the Fugro Group as a result of the matter(s) giving rise to any such claim(s) exceeds USD 650,000 (six hundred and fifty thousand US dollars).

5.6.2	For the avoidance of doubt, this Clause 5.6 (Aggregate minimum claims) does not apply to claims under Clause 4.2 (No Leakage) and Clause 4.3 (Quintillion).

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5.7	Maximum liability

Maximum liability of Fugro

5.7.1	The aggregate liability of Fugro in respect of all claims for breaches of the Fugro Business Warranties shall not exceed USD 17,500,000 (seventeen million five hundred thousand US dollars).

5.7.2	The aggregate liability of Fugro in respect of all claims under this Agreement and the BPA shall not exceed USD 72,500,000 (seventy-two million five hundred thousand US dollars).

Maximum liability of GMSL

5.7.3
The aggregate liability of GMSL in respect of all claims for breaches of the GMSL Business Warranties shall not exceed USD 17,500,000 (seventeen million five hundred thousand US dollars) (not yet taking into account the obligation to make Fugro whole in case of a breach of a GMSL Business Warranty). For the avoidance of doubt, in case of one or more claims for a breach of a GMSL Business Warranty, the foregoing threshold is not passed and GMSL remains liable towards Fugro until either:

(a)
the aggregate Losses suffered by the Global Group as a result of the matter(s) giving rise to any such claim(s) exceed USD 74,152,542 (seventy-four million one hundred and fifty-two thousand five hundred and forty-two US dollars); or

(b)	the aggregate Losses suffered by the Fugro Group as a result of the matter(s) giving rise to any such claim(s) exceed USD 17,500,000 (seventeen million five hundred thousand US dollars).

Illustrative example I: if it turns out that there is only a breach of one GMSL Business Warranty and the Loss suffered by the Global Group as a result of the matter giving rise to the claim in respect thereof amounts to USD 100,000,000, then GMSL is liable towards Fugro in respect of such Losses up to an amount of USD 74,152,542. In such case and assuming settlement in cash, GMSL will pay Fugro in cash In such case and assuming settlement in cash, GMSL will pay Fugro in cash an amount equal to the ‘Fugro Loss’ (as defined in Schedule 1 (Definitions)) being equal to (USD 74,152,542 / (100% - 23.6%)) - USD 74,152,542 = USD 22,905,759.

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Illustrative example I: if it turns out that there is only a breach of one GMSL Business Warranty and the Loss suffered by Fugro as a result of the matter giving rise thereto amounts to USD 20,000,000, then GMSL is liable towards Fugro in respect of such Losses up to an amount of USD 17,500,000. In such case and assuming settlement in cash, GMSL will pay Fugro in cash an amount equal to USD 17,500,000 / (100% - 23.6%) = USD 22,905,759.

5.7.4
The aggregate liability of GMSL in respect of all claims under this Agreement and the BPA shall not exceed USD 65,000,000 (sixty-five million US dollars) (not yet taking into account the obligation to make Fugro whole). For the avoidance of doubt, in case of one or more claims under this Agreement and the BPA, the foregoing threshold is not passed and GMSL remains liable towards Fugro until either:

(a)
the aggregate Losses suffered by the Global Group as a result of the matter(s) giving rise to any such claim(s) exceed USD 275,423,729 (two hundred seventy-five million four hundred and twenty-three thousand seven hundred and twenty nine US dollars); or

(b)	the aggregate Losses suffered by the Fugro Group as a result of the matter(s) giving rise to any such claim(s) exceed USD 65,000,000 (sixty-five million US dollars).

5.8	Matters arising after Signing

5.8.1
Each Warrantor shall not be liable under this Agreement in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance, to the extent that the same would not have occurred but for:

(a)
anything done or omitted to be done pursuant to and in compliance with the BPA, the Global LLC Agreement or any other Transaction Agreement or otherwise at the written request or with the written approval of the applicable Beneficiary or any Affiliate of such Beneficiary;

(b)
any voluntary act, omission or transaction of the applicable Beneficiary or any Affiliate of such Beneficiary, or their respective Representatives or successors in title, outside the ordinary course of business after the Signing Date which the Beneficiary was aware, or ought to have been aware, would give rise to such Losses, except where such act, transaction, omission or arrangement was carried out or effected pursuant to a legally binding obligation entered into on or before the Signing Date;

(c)	the passing of, or any change in, any Law or administrative practice of any Governmental Authority after the Signing Date; or

(d)	any voluntary change in any accounting basis or practice of the Beneficiary or any Affiliate of the Beneficiary introduced or having effect after the Signing Date.

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5.9	Beneficiary’s insurance

A Warrantor shall not be liable in respect of any claims made under or otherwise in connection with this Agreement to the extent that the Beneficiary or any Affiliate of the Beneficiary can actually recover the Losses for which a claim is made under a policy of insurance.

5.10	Mitigation of Losses

Each Beneficiary shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim by such Beneficiary under this Agreement.

5.11	Net financial benefit

Each Warrantor shall not be liable under or otherwise in connection with this agreement in respect of any claims to the extent of any corresponding savings by or net financial benefit, including any Tax Benefit, to the applicable Beneficiary or any other member of the Beneficiary’s Group arising in respect of those Losses or the facts giving rise to those Losses.

5.12	Beneficiary’s right to recover

5.12.1
If, before a Warrantor pays an amount in discharge of any claim under or otherwise in connection with this Agreement, the applicable Beneficiary or an Affiliate of such Beneficiary is entitled to actually recover (whether by payment, set-off, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Beneficiary or any Affiliate of the Beneficiary (in whole or in part) in respect of the Loss which is the subject matter of the claim, then at the election and in the sole discretion of the relevant Warrantor:

(a)
the Beneficiary shall procure that, before steps are taken to enforce a claim against the Warrantor following notification under Clause 6.2 all reasonable steps are taken to enforce recovery against the third party, and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery; or

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(b)	the Beneficiary shall procure that all such rights of recovery of it or its relevant Affiliate are assigned to the relevant Warrantor, or an Affiliate of such Warrantor as designated by the Warrantor.

5.12.2
If a Warrantor has paid an amount in discharge of any claim under or otherwise in connection with this Agreement and the Beneficiary or an Affiliate of the Beneficiary is subsequently entitled to actually recover (whether by payment, set-off, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Beneficiary or an Affiliate of the Beneficiary (in whole or in part) in respect of the Loss which is the subject matter of the claim, then at the election and in the sole discretion of the Warrantor:

(a)
the Beneficiary shall procure that all steps are taken to enforce such recovery and shall, or shall procure that the relevant Affiliate of the Beneficiary shall, pay to the Warrantor, as soon as practicable after receipt, an amount equal to:

(i)	any sum recovered from the third party less any costs and expenses reasonably incurred in obtaining such recovery or, if less;

(ii)	the amount previously paid by the Warrantor to the Beneficiary less any Taxation attributable to it; or

(b)	the Beneficiary shall procure that all such rights of recovery of it or its relevant Affiliate are ceded to the Warrantor, or an Affiliate of the Warrantor as designated by the Warrantor.

5.13	No double claims

Each Warrantor shall not be liable under or otherwise in connection with this Agreement more than once in respect of the same Loss.

5.14	Tax Claims

The Warrantor shall not be liable under or in connection with a Tax Claim to the extent that a provision or reserve in respect of the Tax Liability otherwise giving rise to the Tax Claim was specifically included in the Global Accounts.

5.15	No limitation

The Parties agree that no limitations set out in this Agreement shall apply in respect of any breach of a Warranty or claim under Clause 4 (GMSL Indemnities) resulting from or attributable to intentional deceit (bedrog), wilful misconduct (opzet) or gross negligence (bewuste roekeloosheid) of a Party, any of its Affiliates or their respective directors and officers.

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5.16	Liability in respect of the Required Post-Completion Financial Statements

Without prejudice to Global or GMSL’s ability to bring claims under other provisions of the BPA or this Agreement or any other Transaction Document, Fugro shall have no liability, and no claim can be made, in relation to the Fugro Warranty set out in Paragraph 10 (Required Post-Completion Financial Statements) of Schedule 2 (Fugro Warranties) in the absence of fraud or wilful misconduct.

6	CLAIMS

6.1	Notification of potential claims

Without imposing additional time limits to those set out in Clause 5.4 (Time limitation) above, if a Beneficiary becomes aware of any matter or circumstance that may give rise to a claim against a Warrantor under or otherwise in connection with this Agreement then the Beneficiary shall as soon as reasonably practicable after becoming aware of any such matter or circumstance, but in any event within thirty (30) Business Days of becoming aware of such matter or circumstance, deliver a written Notice to the relevant Warrantor setting out such information as is available to any member of the Beneficiary’s Group as is reasonably necessary to enable the Warrantor to assess the merits of the claim, to act to preserve evidence and to make such provision as the Warrantor may consider necessary. The failure of the Beneficiary to give notice in compliance with this Clause 6.1 (Notification of potential claims) shall not release the Warrantor of its Liability, except for the amount of Losses that is the direct or indirect result of such failure to give notice in compliance herewith.

6.2	Notification of claims

Without prejudice to Clause 6.1 (Notification of potential claims), notices of claims under or otherwise in connection with this Agreement shall be given by each Beneficiary to the relevant Warrantor within the time limits specified in Clause 5.4 (Time limitation) specifying full information of the legal and factual basis of the claim and the evidence on which the Beneficiary relies and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).

6.3	Commencement of proceedings

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6.3.1	Any claim notified to a Warrantor shall be deemed, if it has not been previously satisfied, settled or withdrawn, to be irrevocably withdrawn:

(a)
nine (9) months after the notice is given pursuant to Clause 6.2 (Notification of claims) (and no new claim may be made in respect of the same facts), unless (i) the Warrantor and the Beneficiary are involved in settlement negotiations and both the Warrantor and the Beneficiary agree that such period shall be extended, or (ii) on or before that date legal proceedings in respect of the claim have been formally commenced; and

(b)
in case a claim is contingent or conditional, six (6) months after the claim for which the notice is given pursuant to Clause 6.2 (Notification of claims) ceases to be contingent or conditional, unless on or before that date legal proceedings in respect of it have been formally commenced.

6.4	Investigation by the Warrantor

6.4.1	In connection with any matter or circumstance notified by a Beneficiary to the relevant Warrantor pursuant to Clause 6.1 (Notification of potential claims) or Clause 6.2 (Notification of claims):

(a)
the Beneficiary shall allow the Warrantor and its Representatives to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is or may be payable in respect of such claim; and

(b)
the Beneficiary shall disclose to the Warrantor all information of which the Beneficiary or any other member of the Beneficiary’s Group is aware which relates to the claim, and shall procure that all relevant members of the Beneficiary’s Group give all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, in each case as the Warrantor or its Representatives may reasonably request.

6.5	Procedure for third-party claims

If a claim notified to a Warrantor is a result of or connected with a claim by or Liability to a third party against or owed by any member of the Beneficiary’s Group, then:

(a)
no admissions in relation to such third-party claim shall be made by or on behalf of the Beneficiary or any other member of the Beneficiary’s Group and the claim shall not be compromised, disposed of or settled without the prior written consent of the Warrantor, which consent shall not be unreasonably withheld or delayed;

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(b)
the Warrantor shall be entitled to take such action as it deems necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or Liability (including making counterclaims or claims against third parties) in the name of and on behalf of the Beneficiary or other member of the Beneficiary’s Group concerned and to control the conduct of any related proceedings, negotiations or appeals; and

(c)
where the Warrantor has issued a notice pursuant to Clause 6.5(b), upon a written notice to that effect, the Beneficiary’s Group shall give all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Warrantor may reasonably request for the purpose referred to in Clause 6.5(b), including instructing such professional or legal advisors as the Warrantor may nominate to act on behalf of the Beneficiary or other members of the Beneficiary’s Group concerned but in accordance with the Warrantor’s instructions, it being agreed that the Warrantor shall keep the Beneficiary reasonably informed of matters relating to the claim and shall forward or procure to be forwarded to the Beneficiary copies of all material external correspondence relating to the claim other than such correspondence as is subject to legal professional privilege of the Warrantor or any member of the Warrantor’s Group.

6.6	Third-party stipulation limitation

The provisions of this Clause 6 (Claims) shall apply mutatis mutandis to any claim made by a third party under a third-party stipulation included in this Agreement.

7	SETTLEMENT OF CLAIMS

7.1.1
Save for any claims under Clause 4 (GMSL Indemnities), no Party shall be liable to make any payment under this Agreement nor shall any Party be entitled to exercise any right of set-off or counterclaim against or otherwise withhold payment of any sums stated to be payable by a Party to another Party hereunder or under any other agreement subsisting between them unless and until the liability of the paying Party has been agreed or adjudged payable in legal or arbitration proceedings.

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7.1.2
If an amount becomes payable in accordance with Clause 7.1.1 as a result of a breach of any Fugro Warranty, Fugro may elect, at its sole discretion, to settle such claim by either (i) paying such amount in cash in US dollars by electronic transfer of immediately available funds to GMSL; (ii) electing to adjust the number of Class A-2 Units held by Fugro in accordance with the terms of the Global LLC Agreement, or (iii) by way of a combination of (i) and (ii). In case Fugro elects to settle a claim (in whole or in part) by adjusting the number of Class A-2 Units held by Fugro in accordance with the terms of the Global LLC Agreement, the amount of the Fugro Adjustment Claim as defined in the Global LLC Agreement will be an amount equal to the lower of either (a) the amount of the claim that Fugro is electing to settle through such adjustment and (b) the total Losses suffered by the Global Group as a result of the matter giving rise to the claim for breach of the relevant Fugro Warranty.

7.1.3
If an amount becomes payable, where applicable in accordance with Clause 7.1.1, as a result of a breach of any GMSL Warranty or a claim under Clause 4 (GMSL Indemnities), GMSL may elect, at its sole discretion, to settle such claim by either (i) paying an amount equal to the Fugro Loss (for a breach of a GMSL Warranty) or the Fugro Indemnity Loss (for a claim under Clause 4 (GMSL Indemnities) in cash in US dollars by electronic transfer of immediately available funds to Fugro; (ii) electing to adjust the number of Class A-2 Units held by Fugro in accordance with the terms of the Global LLC Agreement, or (iii) by way of a combination of (i) and (ii), provided that the prior written consent from Fugro is required if settlement of a claim through the adjustment of Class A-2 Units would result in Fugro directly or indirectly holding an interest of 33% (thirty-three percent) or more in Global. In case GMSL elects to settle a claim (in whole or in part) by adjusting the number of Class A-2 Units held by Fugro in accordance with the terms of the Global LLC Agreement, the amount of the GMSL Adjustment Claim as defined in the Global LLC Agreement will be an amount equal to the lower of either (a) the amount of the claim that GMSL is electing to settle through such adjustment and (b) (i) the total Losses suffered by the Global Group as a result of the matter giving rise to the claim for breach of the relevant GMSL Warranty, or, as the case may be, (ii) the aggregate of the Tax Liabilities and costs (if any) that fall within Clause 4.1, (iii) the Leakage referred to in Clause 4.2; or (iv) the Losses of the Global Group referred to in Clause 4.3 (as applicable).

7.1.4	An illustrative example of the settlement of claims under this Agreement is included in Schedule 8 (Illustrative example of settlement of claims).

8	MISCELLANEOUS

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8.1	Entire agreement

Clause 12.3 (Entire agreement) of the BPA applies mutatis mutandis to this Agreement.

8.2	No assignment

Clause 12.4 (No assignment) of the BPA applies mutatis mutandis to this Agreement.

8.3	Waiver and amendment

Clauses 12.5 (Waiver) and 12.6 (Amendment) of the BPA apply mutatis mutandis to this Agreement.

8.4	Rescission

Clause 12.9 (Rescission) of the BPA applies mutatis mutandis to this Agreement.

8.5	Notices

Clause 12.13 (Notices) of the BPA applies mutatis mutandis to this Agreement.

9	GOVERNING LAW AND DISPUTE RESOLUTION

9.1	Governing law

This Agreement shall be governed by and construed in accordance with the Laws of the Netherlands.

9.2	Jurisdiction and forum

Clause 13.2 (Jurisdiction and forum) of the BPA applies mutatis mutandis to this Agreement.

[SIGNATURES TO FOLLOW ON THE NEXT PAGE]

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THIS AGREEMENT HAS BEEN SIGNED ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT BY:

Fugro N.V.	Fugro N.V.
By:	By:
Title:	Title:

[Signature page to the Project Furrow Warranty and Indemnity Agreement]

THIS AGREEMENT HAS BEEN SIGNED ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT BY:

Global Marine Systems Limited
By:
Title:

Global Marine Holdings LLC
By:
Title:

[Signature page to the Project Furrow Warranty and Indemnity Agreement]

Schedule 1	Definitions

1	Definitions

Capitalised terms, including those used in the introduction and preamble of this Agreement, have the following meaning:

“Accounts Date” means 30 June 2017;

“Affiliate” means with respect to any Person, another Person directly or indirectly Controlling, Controlled by, or under common Control with the first Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made;

“Agreement” means this agreement;

“BPA” has the meaning ascribed thereto in Recital (A);

“Beneficiary” means Fugro in respect of the GMSL Warranties and GMSL in respect of the Fugro Warranties;

“Beneficiary’s Group” means, in case Fugro is the Beneficiary, Fugro and Fugro’s Affiliates and, in case GMSL is the Beneficiary, Global and Global’s Affiliates;

“Business Assets” has the meaning ascribed thereto in schedule 1 (Definitions and interpretation) of the BPA;

“Business Agreements” has the meaning ascribed thereto in schedule 1 (Definitions and interpretation) of the BPA;

“Business Day” means a day which is not a Saturday, a Sunday, or an official holiday in the Netherlands or the United Kingdom;

“Business Seller” has the meaning ascribed thereto in schedule 1 (Definitions and interpretation) of the BPA;

“Business Vessel” has the meaning ascribed to “Vessel” in schedule 1 (Definitions and interpretation) of the BPA;

“Completion” has the meaning ascribed thereto in schedule 1 (Definitions and interpretation) of the BPA;

“Completion Date” has the meaning ascribed thereto in schedule 1 (Definitions and interpretation) of the BPA;

“Consideration Units” has the meaning ascribed thereto in schedule 1 (Definitions and interpretation) of the BPA;

“Control” means, with respect to a Person, (i) the direct or indirect ownership of more than 50% (fifty per cent) of the outstanding voting securities (or comparable voting interest or financial participation) of such Person, (ii) the ability to appoint more than half of the directors of the board of directors or equivalent governing body of such Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person. The terms “Controlling”, “Controlled by” and “under common Control” shall have the correlative meanings;

“Disclosed” means the disclosure of facts, matters or other information disclosed as part of the Fugro Disclosed Information or, as the case may be, the Global Disclosed Information in such a manner and with such detail that a prudent individual who is knowledgeable in the relevant field reviewing the relevant information would have reasonably assessed the financial, legal, commercial or other relevance and consequences of the disclosure;

“Employees” and “Employee” have the meaning ascribed thereto in schedule 1 (Definitions and interpretation) of the BPA;

“Encumbrance” means any claim, precautionary seizure, executory seizure, charge, pledge, mortgage, lien (including maritime liens), option, any other registered obligation (kwalitatieve verplichting) , personal right of enjoyment or use or right to acquire, power of sale, usufruct, retention of title, right of pre-emption, right of first refusal or other restriction on transfer, or other similar third-party rights or security interest of any kind or an agreement or commitment to create any of the foregoing;

“Environment” means any or all of the following media (alone or in combination): ground, soil, ground water, surface water, air and any ecological systems and living organisms supported by these media;

“Environmental Law” means all Laws of any relevant jurisdiction the purpose of which is to protect or prevent pollution of the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances;

“Event” means any transaction, event, act or omission and any transaction, event, act or omission that is deemed to occur for Tax purposes;

“Fugro” has the meaning as set out in the preamble of this Agreement;

“Fugro Business Warranties” means the Warranties set out in Paragraphs 3 (Trenching Business), 4 (Assets), 5 (Business Agreements), 6 (Employees), 7 (Legal compliance), 8 (Litigation), 9 (Tax) and 10 (Required Post-Completion Financial Statements) of Schedule 2 (Fugro Warranties);

“Fugro Data Room” means the electronic data room containing documents and information relating to the Trenching Business, made available by Fugro to Global and its Representatives, the contents of which are listed in Schedule 6 (Fugro Data Room) to the Agreement;

“Fugro Disclosed Information” means any facts, matters or other information included or provided or referred to in (i) this Agreement or (ii) the Fugro Due Diligence Information,;

“Fugro Due Diligence Information” means (i) the information contained in the Fugro Data Room, (ii) the documents and other written information provided to Global during and pursuant to the questions and answers sessions, (iii) the questions raised and answers provided as included in the Fugro Data Room and (iv) the documentation received by the Global and/or Global’s Representatives during or in connection with any expert meetings, the contents of which are filed on a DVD corresponding to the index enclosed as Schedule 6 (Fugro Data Room);

“Fugro Group” means Fugro and Fugro’s Affiliates, including the Business Sellers;

“Fugro Loss” means, in relation to any claim for breach of a GMSL Warranty an amount equal to (X/(1-Y%))-X, where X is the total loss suffered by the Global Group as a result of the matter giving rise to the claim and Y is the Fugro Distribution Percentage (as defined in the Global LLC Agreement) immediately prior to the settlement of such claim;

“Fugro Indemnity Loss” means, in relation to any claim under Clause 4 (GMSL Indemnities) an amount equal to (X/(1-Y%))-X, where X is (as the case may be) the aggregate of the Tax Liabilities and costs (if any) that fall within Clause 4.1, the aggregate Leakage referred to in Clause 4.2 (No Leakage), or the aggregate loss suffered by the Global Group in connection with the Quintillion Dispute referred to in Clause 4.3 (Quintillion), and Y is the Fugro Distribution Percentage (as defined in the Global LLC Agreement) immediately prior to the settlement of such claim;

“Fugro Warranties” has the meaning as set out in Clause 2.1.1;

“Fugro Warranty Claim” has the meaning as set out in Clause 2.1.1;

“Global” has the meaning as set out in the preamble of this Agreement;

“Global Accounts” means the ‘Management Information Pack - August 2017’ (included in the Global Data Room with reference 02.02.26) together with the following accounts for the period ending on 31 December 2016:

(a)	GMH Limited financial statement for year-ended 31 December 2016 (included in the Global Data Room with reference 02.27.01);

(b)	GMSL financial statement for year-ended 31 December 2016 (included in the Global Data Room with reference 02.28.01);

(c)	CWind Limited financial statement for 15 months to 31 December 2016 (included in the Global Data Room with reference 02.29.01);

(d)	Global Marine Systems (Vessels) Limited financial statement for year-ended 31 December 2016 (included in the Global Data Room with reference 02.30.01); and

(e)	Global Marine Systems Oil & Gas Limited financial statement for year-ended 31 December 2016 (included in the Global Data Room with reference 02.31.01);

“Global Accounting Principles” means the accounting policies, principles, practices, techniques, categorizations, evaluation rules and procedures, methods and bases adopted in the preparation of the statutory accounts of Global Marine Systems Limited and its subsidiaries as at, and for the period that ended on, 31 December 2016 and as audited by BDO LLP;

“Global Business” has the meaning as set out in recital (B) of the BPA;

“Global Data Room” means the electronic data room containing documents and information relating to Global’s worldwide business, made available by Global to Fugro and its Representatives, the contents of which are listed Schedule 7 (Global data room) to the Agreement;

“Global Disclosed Information” means any facts, matters or other information included or provided or referred to in (i) this Agreement and (ii) the Global Due Diligence Information;

“Global Due Diligence Information” means (i) the information contained in the Global Data Room, (ii) the documents and other written information provided to Fugro during and pursuant to the questions and answers sessions, (iii) the questions raised and answers provided as included in the Global Data Room and (iv) the documentation received by the Fugro and/or Fugro’s Representatives during or in connection with any expert meetings, the contents of which are filed on a DVD corresponding to the index enclosed as Schedule 7 (Global data room);

“Global Employees” means employees of GMSL or any Global Group Company;

“Global Group” mean the Global Group Companies;

“Global Group Companies” means each of the companies listed in Paragraph 1 of Schedule 4 (Global Group) and “Global Group Company” means any one of them or the relevant one of them, as the context requires;

“Global JV Companies” means each of the companies listed in Paragraph 2 of Schedule 4 (Global Group) and “Global JV Company” means any one of them or the relevant one of them, as the context requires;

“Global LLC Agreement” has the meaning ascribed thereto in schedule 1 (Definitions and interpretation) of the BPA;

“Global Vessels” means the vessel set out in Clause Schedule 5 (Global Vessels) and “Global Vessel” means any of them or the relevant one, as the context requires;

“GMSL” has the meaning as set out in the preamble of this Agreement;

“GMSL Business Warranties” means the Warranties set out in Paragraphs 5 (Global Joint Ventures) to 23 (Disclosure) of Schedule 3 (GMSL Warranties);

“GMSL Warranties” has the meaning as set out in Clause 3.1.1;

“GMSL Warranty Claim” has the meaning as set out in Clause 3.1.1;

“Governmental Authority” means, to the extent it has jurisdiction in respect of the relevant matter, any judicial, legislative, executive, regulatory or competition authority of the Netherlands or any other jurisdiction, including of the European Union and the United States of America, or in each case any political subdivision thereof;

“Guarantee” means any guarantee, indemnity, surety, letter of comfort or other assurance, security, obligation to contribute (bijdrageplicht) or undertaking, given by a person to secure or support the obligations (actual or contingent) of any other person, whether given directly, by way of counter-indemnity, or otherwise;

“Hazardous Substances” means, to the extent regulated by the applicable Governmental Authority, any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment;

“Intellectual Property” means trademarks, service marks, trade names, domain names, logos, patents, design rights, copyrights, database rights and all other similar rights in any part of the world, including know-how, and where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

 “Insolvency Event” means the occurrence of any one or more of the following events in relation to any Person:

(a)
an application is made to a court for an order, or an order is made, that it be wound up, declared bankrupt or that a provisional liquidator or receiver or receiver and manager be appointed, and the application is not withdrawn, struck out or dismissed within fifteen (15) Business Days after it being made;

(b)	a liquidator or provisional liquidator is appointed;

(c)	a receiver is appointed to it or substantially all of its assets;

(d)
it enters into an arrangement or composition with one or more of its creditors, or an assignment for the benefit of one or more of its creditors, in each case other than to carry out a reconstruction or amalgamation while solvent;

(e)	it proposes a winding-up, dissolution or reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors; or

(f)
it is insolvent as disclosed in its accounts or otherwise, states that it is insolvent, is presumed to be insolvent under an applicable law or otherwise is, or states that it is, unable to pay all its debts as and when they become due and payable;

“JV Accounts” means the following documents included in the Global Data Room:

(a)	10K_Amendment Version 8 - Huawei Consolidated Financial Statements 2016 (included in the Global Data Room with reference 05.07.01);

(b)	SBSS Board Paper 170417 (included in the Global Data Room with reference 05.12.01);

(c)	HMS BS&PL 2017 Jun (included in the Global Data Room with reference 05.13.01); and

(d)	SBSS Returns for Jun 2017 (included in the Global Data Room with reference 05.13.02);

“Knowledge of Fugro” or any similar expression means, with respect to any fact or matter, the actual knowledge of any of Virendra Bhushan, Derek Cruickshank, Paul van Riel and Paul Verhagen and Mike Daniel;

“Knowledge of GMSL” or any similar expression means, with respect to any fact or matter, the actual knowledge of any of Dick Fagerstal, Ian Douglas, Richard Fraser-Smith, Ian Bryan, Bruce Neilson-Watts, Mike Constable and Darren Lam;

“Law” means any applicable statute, law, ordinance, decree, judgment, order, rule or regulation of any Governmental Authority;

“Leakage” means, unless and to the extent a provision or reserve in respect of the item was specifically included in the Global Accounts for the relevant amount, an amount equal to the sum of the following items:

(a)
any dividends or other distributions, whether by way of share redemption, share capital reduction or otherwise, and any other payment in respect of any share capital or similar security of any Global Group Company, in each case whether in cash or in kind, paid or made by any Global Group Company to, at the direction or for the benefit of any member of the Seller Group;

(b)	the value of any asset, rights or other benefits transferred by any Global Group Company to or for the benefit of any of any member of the Seller Group;

(c)	the value of any Encumbrances created over any of the assets of any Global Group Company for the benefit of any member of the Seller Group;

(d)	the value of any cancellation, waiver or forgiveness by any Global Group Company of any indebtedness or liability owed by any member of the Seller Group to any Global Group Company;

(e)	any indebtedness or liability owed by or on behalf of any member of the Seller Group to a third party, which is assumed, guaranteed, incurred or indemnified by any Global Group Company;

(f)	any loan, preference share or similar instrument made by a Group Company to a member of the Seller Group other than on arm’s length terms;

(g)
any amount for fees (including break fees), costs and expenses (including the fees, costs and expenses of Representatives including lawyers, accountants, brokers, finders, financial and other advisers) in relation to the Transaction incurred by any of the Global Group Companies or charged by or passed on by any member of the Seller Group to any of the Global Group Companies;

(h)
any bonus (in cash or in kind) paid or payable to any director, officer, employee or Representative of any member of the Seller Group which is incurred or reimbursed by, or charged to, any of the Global Group Companies, as an incentive to complete the Transaction and not, for the avoidance of doubt, any bonuses paid in the ordinary course or the grant of any management incentive arrangements in the ordinary course to any employee or director of a Global Group Company; and

(i)
any amounts for any management, advisory, monitoring or service fees or other similar fees or expenses incurred, paid or payable on or prior to the Completion Date by any of the Global Group Companies to any member of the Seller Group or any of their directors, officers or employees save for any such amounts paid pursuant to management agreements or arrangements which have not been Disclosed;

(j)
any agreement, arrangement or understanding as to any of the matters referred to in items (a) up to and including (i) above which results in an actual or contingent liability or payment by any of the Global Group Companies; and

(k)	any Tax arising in a Global Group Company as a result of any of the items at (a) to (j) above,

and, in each case, net of (i) any VAT which is recoverable as input tax by a Global Group Company, and (ii) any Relief that arises to a Global Group Company as a result of any of (a) to (j) above and which can reasonably be expected to give rise in respect of an accounting or other applicable tax period that begins before 1 January 2020 to an actual cash Tax saving or Tax repayment for that or another Global Group Company;

“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety, and “Liability” means any one of them or the relevant one of them, as the context requires;

“Losses” means all damage, losses, costs (including reasonable legal costs and reasonable experts’ and consultants’ fees), charges, expenses, claims and demands assessed in accordance with section 6:96 et seq. of the Dutch Civil Code;

“Material Contracts” means:

(a)
any existing contract or existing commitment creating any payment obligation or a reasonably foreseeable contingent liability in excess of USD 500,000 (five hundred thousand US dollars) over the term of the contract or commitment;

(b)	any agreement or contract relating to the ownership, charter, hire or management of the Global Vessels;

(c)	any contract with a term exceeding 12 (twelve) months;

(d)	any agreement entered into in the past 12 months settling any claim, dispute, or litigation in excess of USD 250,000 (two hundred and fifty thousand US dollars); or

(e)	any agreement or arrangement, including shareholders agreements, relating to the Global JV Companies;

“NIC” means national insurance or social security contributions;

“Notice” means any notice, request, consent, claim, demand and other communication between the Parties in connection with this Agreement;

“Parties” means Fugro, Global and GMSL, and “Party” means any one of them or the relevant one of them, as the context requires;’

“PAYE” means any system for the deduction and withholding of Tax and NIC (or similar or corresponding obligations) or both from sums paid to employees in respect of their employment;

“Person” means an individual, a company or corporation, a partnership, a limited liability company, a trust, an association, a foundation or other legal entity or unincorporated organisation, including a Governmental Authority;

“Quintillion Dispute” has the meaning set out in Clause 4.3.1;

“Quintillion Provision Amount” has the meaning set out in Clause 4.3.1;

“Quintillion Receivable” has the meaning set out in Clause 4.3.1;

“Relief” means any relief, allowance, amortisation, depreciation, credit, deduction, exemption, set-off, tax loss carry forward or other relief of a similar nature granted or available in relation to Tax and any repayment or right to repayment of Tax;

“Repeated Fugro Warranties” has the meaning ascribed thereto in Clause 2.1.2;

“Repeated GMSL Warranties” has the meaning ascribed thereto in Clause 3.1.1;

“Representative” means any officer, employee, legal advisor, financial advisor, accountant or other agent, of the Party concerned;

“Seller Group” means any direct or indirect shareholder or unitholder of Global, the Affiliates thereof and other Persons connected therewith, including family members and excluding members of the Global Group and the Global JV Companies;

“Signing” means the signing by the Parties of this Agreement;

“Signing Date” means the day on which the last Party signing the BPA has signed the BPA;

“Software” means computer software, whether in source or in object code, including but not limited to systems software, operational software, application software, interfaces and/or firmware, and all updates, upgrades and/or new versions thereto.

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction or otherwise) and in respect of any person as well as all interest, costs and penalties relating thereto;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration or collection of Taxation;

“Tax Benefit” means:

(a)	any Tax Refund actually received by a member of the Beneficiary’s Group;

(b)	any reduction of Tax actually owing by a member of member of the Beneficiary’s Group; and

(c)
the net present value of any future Relief, including, but not limited to, a Relief in the form of additional depreciation or amortisation allowances at the level of any member of Beneficiary’s Group. The net present value of such a future Relief will be calculated (i) using a discount rate of ten percent (10%), (ii) as per the date any amount is due in respect of the relevant claim, (iii) on the basis of the then prevailing corporate income tax rates, and (iv) on the assumption that such Relief will be used after any other available Relief and that there will be at all times sufficient taxable income to effectuate the Relief at the earliest possible time;

“Tax Claim” means any claim under Clause 4.1 (GMSL Tax Indemnity) or under the warranties in Paragraph 22 of Schedule 3;

“Tax Liability” means any liability to make or suffer (including by way of set-off) an actual payment of Tax;

“Tax Refund” means a rebate, refund or repayment in respect of Tax;

“Tax Return” means any return, declaration, election, report or information relating to Taxes, including any schedule or attachments thereto, and including any amendment thereof;

“Transaction” has the meaning ascribed thereto in schedule 1 (Definitions and interpretation) of the BPA;

“Transaction Agreement” has the meaning ascribed thereto in schedule 1 (Definitions and interpretation) of the BPA;

“Trenching Business” has the meaning ascribed thereto in schedule 1 (Definitions and interpretation) of the BPA;

“TUPE” means the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 as subsequently amended from time to time;

“VAT” means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and outside the European Union any Tax levied by reference to added value, sales and/or consumption;

“Vendor Loan” has the meaning ascribed thereto in Schedule 1 (Definitions and Interpretation) of the BPA;

“Vessel Inspection” means the inspection carried out by GMSL’s Representatives on 2 August 2017;

“Warrantor” means Fugro in respect of the Fugro Warranties and GMSL in respect of the GMSL Warranties and the indemnities set out in Clause 4 (GMSL Indemnities); and

“Warranties” means the Fugro Warranties and the GMSL Warranties.

2	References to persons

References to:

2.1	a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality);

2.2	a company include any company, corporation or any body corporate, wherever incorporated; and

2.3
a “charter commitment” includes any charter or contract for the use, employment or operation of a vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for the pooling or sharing or income derived from any such charter or contract.

3	Headings and references to Clauses, Schedules and Paragraphs

3.1	Headings have been inserted for convenience of reference only and do not affect the interpretation of any of the provisions of this Agreement.

3.2	A reference in this Agreement to:

(a)	a Clause or Schedule is to the relevant Clause of or Schedule to this Agreement; and

(b)	a Paragraph is to the relevant Paragraph of the relevant Schedule.

4	Legal terms

In respect of any jurisdiction other than the Netherlands, a reference to any Netherlands legal term shall be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

5	Other references

5.1	Whenever used in this Agreement, the words ‘include’, ‘includes’ and ‘including’ shall be deemed to be followed by the phrase ‘without limitation’.

5.2	Whenever used in this Agreement, the words ‘as of’ shall be deemed to include the day or moment in time specified thereafter.

5.3	Any reference in this Agreement to any gender shall include all genders, and words importing the singular shall include the plural and vice versa.

Schedule 10 - Global LLC Agreement

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

GLOBAL MARINE HOLDINGS, LLC,
A DELAWARE LIMITED LIABILITY COMPANY

Dated as of [●], 2017

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT IS SUBJECT TO THE CONDITIONS SPECIFIED IN THIS LIMITED LIABILITY COMPANY AGREEMENT AMONG THE MEMBERS OF THE ISSUER.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO A SECURITYHOLDERS AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG THE ISSUER AND CERTAIN OF THE ISSUER’S EQUITYHOLDERS.  A COPY OF SUCH SECURITYHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER OF SECURITIES REPRESENTED BY THIS INSTRUMENT UPON WRITTEN REQUEST.

i

TABLE OF CONTENTS
Page
EXHIBITS:

Exhibit A	Form of Joinder to Limited Liability Company Agreement
Exhibit B	Form of Consent of Spouse

SCHEDULES:

Schedule A	Members Schedule
Schedule B	Business and Business Strategy of the Company
Schedule C	Code of Conduct

v

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GLOBAL MARINE HOLDINGS, LLC

This FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of [●], 2017, of GLOBAL MARINE HOLDINGS, LLC, a Delaware limited liability company (the “Company”), is made by and among the Members (as herein defined) and the Company.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 1.1.

RECITALS

A.           The Company has been formed as a limited liability company pursuant to Section 214 of the Delaware Act by filing a Certificate of Formation of the Company (the “Certificate of Formation”) with the Office of the Secretary of State of the State of Delaware on September 12, 2014.

B.            The HC2 Member entered into a Limited Liability Company Agreement of the Company dated September 12, 2014 (the “Original Operating Agreement”).

C.            The HC2 Member, Zencor Holdings and Commando Partners LLC entered into an Amended and Restated Limited Liability Company Agreement of the Company dated December 3, 2014 (the “Amended and Restated Operating Agreement”).

D.           The HC2 Member, Zencor Holdings, Commando Partners LLC and certain Incentive Members entered into a Second Amended and Restated Limited Liability Company Agreement of the Company dated April 27, 2015 (the “Second Amended and Restated Operating Agreement”).

E.            The HC2 Member, Zencor Holdings, Commando Partners LLC and certain Incentive Members entered into a Third Amended and Restated Limited Liability Company Agreement of the Company dated June 9, 2016 (the “Third Amended and Restated Operating Agreement”).

F.            In connection with the consummation of the transactions contemplated by that certain Business Purchase Agreement (the “Business Purchase Agreement”), dated as of [●], 2017, by and among the Fugro Member, GMSL and the Company, the Members desire to amend and restate the Third Amended and Restated Operating Agreement to, among other things, reflect the issuance of 43,882,283 Class A-2 Units (representing 23.6% of the aggregate number of outstanding Class A Units, Class A-1 Units and Class A-2 Units) to the Fugro Member (such Class A-2 Units, the “Initial Fugro Units”), establish the rights and preferences of the Members following such consummation and provide for the governance of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I
Definitions

1.1          Definitions.  The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided in this Agreement):

“3% Holders” has the meaning set forth in Section 13.3(b).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

(i)            crediting to such Capital Account any amount which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulation Sections 1.704‑1(b)(2)(ii)(c), 1.704‑2 (g)(1), and 1.704‑2(i); and

(ii)           debiting to such Capital Account the items described in Treasury Regulation Section 1.704‑1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Initial Fugro Units” means a number of Class A-2 Units equal to (a) the number of Initial Class A/A-1 Units multiplied by (b) a fraction, the numerator of which is the Fugro BPA Percentage as of the date of determination and the denominator of which is the GMSL BPA Percentage as of the date of determination.

“Adjustment Decrease Amount” of each Member, means, upon the occurrence of any Class A-2 Adjustment, an amount equal to the excess, if any, of (a) the aggregate amount of distributions actually received by such Member pursuant to Section 7.2(a) or (b) after the Fugro Acquisition Date, over (b) the amount of distributions that such Member would have been entitled to receive pursuant to Section 7.2(a) or (b) if the Class A-2 Distribution Percentage and the Class A/A-1 Distribution Percentage in effect immediately following such Class A-2 Adjustment had been in effect on the Fugro Acquisition Date.

“Adjustment Increase Amount” of each Member, means, upon the occurrence of any Class A-2 Adjustment, an amount equal to the excess, if any, of (a) the amount of distributions that such Member would have been entitled to receive pursuant to Section 7.2(a) or (b) if the Class A-2 Distribution Percentage and the Class A/A-1 Distribution Percentage in effect immediately following such Class A-2 Adjustment had been in effect on the Fugro Acquisition Date, over (b) the aggregate amount of distributions actually received by such Member pursuant to Section 7.2(a) or (b) after the Fugro Acquisition Date.

“Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).  With respect to any Person who is an individual, “Affiliates” shall also include, without limitation, any member of such individual’s Family Group.  Notwithstanding the forgoing, in no event shall any Member or any of its Affiliates be deemed to be an Affiliate of any other Member or any of its Affiliates (other than the Company) solely by reason of such Member’s control of the Company.

“Agreement” has the meaning set forth in the preamble.

“Aggregate Adjustment Payment” has the meaning set forth in Section 7.5.

“Amended and Restated Operating Agreement” has the meaning set forth in the Recitals.

“Amended Sale Notice” has the meaning set forth in Section 11.4(a)(ii).

“Annual Business Plan” has the meaning set forth in Section 11.4(a)(ii).

“Available Cash” at the time of any distribution, means all cash then held by the Company to the extent not otherwise required to pay Company (or its Subsidiaries’) expenses.

“Average Price” has the meaning set forth in Section 11.1(a)(iii).

“Bankruptcy” means, with respect to any Person, that (i) such Person has (A) made an assignment for the benefit of creditors; (B) filed a voluntary petition in bankruptcy; (C) been adjudged bankrupt or insolvent, or had entered against such Person an order of relief in any bankruptcy or insolvency proceeding; (D) filed a petition or an answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding of such nature; or (E) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; (ii) one hundred and twenty (120) days have elapsed after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (iii) ninety (90) days have elapsed since the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties and such appointment has not been vacated or stayed or the appointment is not vacated within ninety (90) days after the expiration of such stay.

“Board” has the meaning set forth in Section 3.1(a).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(A)          The initial Book Value of any Company asset contributed (or deemed contributed) by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution or deemed contribution;

(B)           The Book Value of each Company asset shall be adjusted to equal its respective gross Fair Market Value, as of the following times:  (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets (other than cash) as consideration for all or part of its Units unless the Board determines that such adjustment is not necessary to reflect the relative economic interests of the Members in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704‑1(b)(2)(ii)(g); (iv) the acquisition of an additional interest in the Company by any new existing Member in exchange for the provisions of services to or for the benefit of the Company; and (v) in connection with the issuance by the Company of a noncompensatory option (other than an option to acquire de minimis interest in the Company);

(C)          The Book Value of a Company asset distributed to any Member shall be the Fair Market Value of such Company asset as of the date of distribution thereof;

(D)          The Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such Company asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section § 1.704‑1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this subparagraph (D) to the extent that an adjustment pursuant to subparagraph (B) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (D); and

(E)           If the Book Value of a Company asset has been determined or adjusted pursuant to subparagraphs (A), (B) or (D) above, such Book Value shall thereafter be adjusted to reflect the Depreciation taken into account with respect to such Company asset for purposes of computing Profits and Losses.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Business Purchase Agreement” has the meaning set forth in the Recitals.

“Capital Account” has the meaning set forth in Section 6.2(a).

“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member or, in the case of a Class A-1 Member, the dollar amount allocated to the Class A-1 Units held by such Class A-1 Member in the applicable Grant Agreement with respect to the Class A-1 Units awarded thereunder, whenever made or deemed made.

“Certificate” means the Certificate of Formation, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Certificate of Formation” has the meaning set forth in the preamble.

“Class A Member” means a Member holding Class A Units.

“Class A Percentage Interest” of each Member means a fraction (expressed as a percentage), the numerator of which is the aggregate Class A Units held by such Member and the denominator of which is the aggregate Class A Units held by all Members.

“Class A Unit” means a Unit having the rights and obligations specified with respect to a “Class A Unit” in this Agreement.

“Class A-1 Member” means a Member holding Class A-1 Units.

“Class A-1 Unit” means a Unit having the rights and obligations specified with respect to a “Class A-1 Unit” in this Agreement.

“Class A-2 Adjustment” has the meaning set forth in Section 11.4(a)(ii).

“Class A-2 Member” means a Member holding Class A-2 Units.

“Class A-2 Distribution Percentage” means a fraction (expressed as a percentage), the numerator of which is the aggregate Class A-2 Units held by all Members and the denominator of which is the aggregate Class A Units, Class A-1 Units and Class A-2 Units held by all Members.

“Class A-2 Percentage Interest” of each Member means a fraction (expressed as a percentage), the numerator of which is the aggregate Class A-2 Units held by such Member and the denominator of which is the aggregate Class A-2 Units held by all Members.

“Class A-2 Unit” means a Unit having the rights and obligations specified with respect to a “Class A-2 Unit” in this Agreement.

“Class A/A-1 Distribution Percentage” means a fraction (expressed as a percentage), the numerator of which is the aggregate Class A Units and Class A-1 Units held by all Members and the denominator of which is the aggregate Class A Units, Class A-1 Units and Class A-2 Units held by all Members.

“Class A/A-1/A-2 Percentage Interest” of each Member means a fraction (expressed as a percentage), the numerator of which is the aggregate Class A Units, Class A-1 Units and Class A-2 Units held by such Member and the denominator of which is the aggregate Class A Units, Class A-1 Units and Class A-2 Units held by all Members.

“Class A/A-1/A-2/B Percentage Interest” of each Member means a fraction (expressed as a percentage), the numerator of which is the aggregate Class A Units, Class A-1 Units, Class A-2 Units and Class B Units held by such Member and the denominator of which is the aggregate Class A Units, Class A-1 Units, Class A-2 Units and Class B Units held by all Members.

“Class A/A-1/A-2/B/C Percentage Interest” of each Member means a fraction (expressed as a percentage), the numerator of which is the aggregate Class A Units, Class A-1 Units, Class A-2 Units, Class B Units and Class C Units held by such Member and the denominator of which is the aggregate Class A Units, Class A-1 Units, Class A-2 Units, Class B Units and Class C Units held by all Members.

“Class A/A-1/A-2/B/C/D Percentage Interest” of each Member means a fraction (expressed as a percentage), the numerator of which is the aggregate Class A Units, Class A-1 Units, Class A-2 Units, Class B Units, Class C Units and Class D Units held by such Member and the denominator of which is the aggregate Class A Units, Class A-1 Units, Class A-2 Units, Class B Units, Class C Units and Class D Units held by all Members.

“Class B Member” means a Member holding Class B Units.

“Class B Threshold Percentage” of each Class B Member means a fraction (expressed as a percentage), the numerator of which is the aggregate Class B Units held by such Class B Member and the denominator of which is the aggregate Class A Units, Class A-1 Units, Class A-2 Units and Class B Units held by all Members.

“Class B Unit” means a Unit having the rights and obligations specified with respect to a “Class B Unit” in this Agreement.

“Class C Member” means a Member holding Class C Units.

“Class C Threshold Percentage” of each Class C Member means a fraction (expressed as a percentage), the numerator of which is the aggregate Class C Units held by such Class C Member and the denominator of which is the aggregate Class A Units, Class A-1 Units, Class A-2 Units, Class B Units and Class C Units held by all Members.

“Class C Unit” means a Unit having the rights and obligations specified with respect to a “Class C Unit” in this Agreement.

“Class D Member” means a Member holding Class D Units.

“Class D Threshold Percentage” of each Class D Member means a fraction (expressed as a percentage), the numerator of which is the aggregate Class D Units held by such Class D Member and the denominator of which is the aggregate Class A Units, Class A-1 Units, Class A-2 Units, Class B Units, Class C Units and Class D Units held by all Members.

“Class D Unit” means a Unit having the rights and obligations specified with respect to a “Class D Unit” in this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Code of Conduct” has the meaning set forth in Section 11.4(a)(ii).

“Common Stock” means the common stock or other equity securities of Newco.

“Company” has the meaning set forth in the preamble.

“Company Associated Person” means Zencor Holdings, Zencor Management, Dick Fagerstal or any employee of the Company or any of its Subsidiaries.

“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704‑2(d).

“Company Sale” means the consummation of a transaction, whether in a single transaction or in a series of related transactions, with any Independent Third Party or group of Independent Third Parties pursuant to which such Person or Persons acquire (whether by merger, consolidation, recapitalization, reorganization, redemption, transfer or issuance of equity securities or otherwise), directly or indirectly, (a) a majority of the Voting Units then outstanding or a number of Units of the Company (or any surviving or resulting Person) possessing the voting power to elect a majority of the board of directors (or governing body of such surviving or resulting Person), or (b) assets constituting all or substantially all of the assets of the Company and its Subsidiaries (as determined on a consolidated basis); provided that in no event shall a Company Sale be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Company or any of its Subsidiaries or (ii) contributing equity securities to entities controlled by the Company (to the extent otherwise permitted hereunder), in either case unless following or contemporaneously with such transaction an Independent Third Party or group of Independent Third Parties makes an acquisition described in clause (a) or (b) above.

“Consent of Spouse” has the meaning set forth in Section 4.4.

“Covered Person” has the meaning set forth in Section 13.7(a).

“Deemed Fugro Value” at any time of determination means an amount equal to (a) $65,000,000 minus (b) the aggregate amount of any Fugro Adjustment Claims settled on or prior to such date.

“Deemed GMSL Value” at any time of determination means an amount equal to (a) $210,000,000 minus (b) the aggregate amount of any GMSL Adjustment Claims settled on or prior to such date.

“Deemed Total Value” at any time of determination means an amount equal to the sum of (a) the Deemed GMSL Value and (b) the Deemed Fugro Value.

“Delaware Act” means the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18‑101, et seq., as amended from time to time.

“Demand Registrations” has the meaning set forth in Section 13.1(a).

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board.

“Directors” has the meaning set forth in Section 3.1(a).

“Drag Sale” has the meaning set forth in Section 11.1(a)(iii).

“EBITDA” means, for any period, the net income of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, plus, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense, and (e) other non-cash charges reducing such net income.

“Electing Majority Members” has the meaning set forth in Section 11.6(a).

“Electing Person” has the meaning set forth in Section 3.1(e)(i).

“Exchange Act” has the meaning set forth in Section 13.4(b).

“Fair Market Value” of any asset as of any date means the purchase price which a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s‑length transaction. Except as otherwise set forth in this Agreement (including, without limitation, Section 11.8), the Fair Market Value of any asset shall be determined in good faith by the Board based on such factors as the Board, in the exercise of their reasonable business judgment, considers relevant.

“Family Group” means, with respect to any Person who is an individual, (i) such Person’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents, the lineal descendants of such Person’s parents (whether natural or adopted) and any spouse of the foregoing persons (collectively, “relatives”), (ii) the trustee, fiduciary or personal representative of such Person and any trust solely for the benefit of such Person and/or such Person’s relatives or (iii) any limited partnership, limited liability company or corporation the governing instruments of which provide that such Person shall have the exclusive, nontransferable power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are, and will remain, limited to such Person and such Person’s relatives.

“First Return Threshold Amount” at any time of determination means the greater of (a) the excess of (i) (x) two multiplied by (y) the aggregate Capital Contributions of the Class A Members over (ii) the aggregate amount previously distributed to the Class A Members pursuant to Section 7.2 and (b) the amount which, when taken together with all other distributions to the Class A Members, would result in an internal rate of return for the Class A Members, taken as a group (calculated taking account of the actual timing of Capital Contributions and distributions pursuant to Section 7.2 and using the xIRR function on Microsoft Excel) equal to 15% if such amount were distributed to the Class A Members at such time.

“Fiscal Year” means the Company’s Taxable Year.

“Fugro Acquisition Date” means the date of the Fourth Amended and Restated Limited Liability Company Agreement of the Company.

“Fugro Adjustment Claim” means any claim by GMSL for indemnification under the Business Purchase Agreement or the Warranty and Indemnity Agreement which has been finally determined in favor of GMSL in accordance with the terms of the applicable agreement and which the Fugro Member has elected to settle by an adjustment to the number of Class A-2 Units issued to the Fugro Member pursuant to the Business Purchase Agreement.

“Fugro Directors” has the meaning set forth in Section 5.3(i).

“Fugro BPA Percentage” means a fraction (expressed as a percentage), the numerator of which is the Deemed Fugro Value and the denominator of which is the Deemed Total Value.

“Fugro Interest” has the meaning set forth in Section 11.1(a)(iii).

“Fugro Member” means Fugro Consultants International N.V., a public limited liability corporation organized under the laws of Curacao tax resident in the Netherlands.

“Fugro Member Parent” means Fugro N.V., a Dutch public company.

“Fugro Member Sale” has the meaning set forth in Section 11.1(a)(iii).

“Fugro Offer Notice” has the meaning set forth in Section 11.1(a)(iii).

“Fugro Offer Period” has the meaning set forth in Section 11.1(a)(iii).

“Fugro Offer Price” has the meaning set forth in Section 11.1(a)(iii).

“Fugro Offerees” has the meaning set forth in Section 11.1(a)(iii).

“Fugro Sale Process” has the meaning set forth in Section 11.1(a)(iii).

“GAAP” means generally accepted accounting principles in the United States of America.

“GCL” means the General Corporation Law of the State of Delaware, as the same may be amended from time to time.

“GMSL” means Global Marine Systems Limited, a company incorporated in England with registered number 01708481.

“GMSL Adjustment Claim” means any claim by the Fugro Member for indemnification under the Business Purchase Agreement or the Warranty and Indemnity Agreement which has been finally determined in favor of the Fugro Member in accordance with the terms of the applicable agreement and which GMSL has elected to settle by an adjustment to the number of Class A-2 Units issued to the Fugro Member pursuant to the Business Purchase Agreement.

“GMSL BPA Percentage” means a fraction (expressed as a percentage), the numerator of which is the Deemed GMSL Value and the denominator of which is the Deemed Total Value.

“Grant Agreement” means any agreement between the Company, on the one hand, and any of its or any of its subsidiaries’ officers, directors, consultants or employees, on the other hand, pursuant to which the Company grants such individuals Class A-1 Units, Class B Units, Class C Units and/or Class D Units.

“HC2 Member” means HC2 Holdings 2, Inc., a Delaware corporation.

“HC2 Member Parent” means HC2 Holdings, Inc., a Delaware corporation.

“Incentive Interest” has the meaning set forth in Section 5.3(i).

“Incentive Member” means each Member holding Incentive Interests.

“Indemnified Party” has the meaning set forth in Section 13.7(c).

“Indemnifying Member” has the meaning set forth in Section 7.4.

“Indemnifying Parties” has the meaning set forth in Section 13.7(c).

“Independent Investment Bank” has the meaning set forth in Section 11.1(a)(iii).

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not own, directly or indirectly, in excess of five percent (5%) of the total Membership Interests of the Company on a fully‑diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with, or is otherwise an Affiliate of, any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner or such other Persons.

“Initial Class A/A-1 Units” means the aggregate number of outstanding Class A Units and Class A-1 Units as of the Fugro Acquisition Date.

“Initial Fugro Units” has the meaning set forth in the Recitals.

“Initial Public Offering” has the meaning set forth in Section 13.11(a).

“Joinder” has the meaning set forth in Section 4.7.

“Leverage Ratio” means the ratio as of the last day of any fiscal quarter of (a) the aggregate stated balance sheet amount of all indebtedness for borrowed money (net of all cash and cash equivalents) of the Company and its Subsidiaries as of such day, determined on a consolidated basis in accordance with GAAP, to (b) EBITDA for the four-fiscal quarter period ending on such date.

“Liquidator” has the meaning set forth in Section 10.2(a).

“Losses” means items of loss and deduction of the Company determined according to Section 6.2(b).

“Majority in Voting Interest” means, at any time, a Member or Members which own a majority of the votes of all of the Voting Units outstanding at such time.

“Majority Member” means, at any time, a Member that individually or together with its Affiliates owns a majority of the Voting Units outstanding at such time.

“Majority of the Board” means, at any time, a combination of any of the then Directors constituting a majority of the votes of all of the Directors who are then elected and qualified.

“Majority of the Minority” means, at any time, the Members holding a majority of the Voting Units held by the Members other than a Majority Member.

“Member” means each Person identified on the Members Schedule as of the date hereof who is a party to or is otherwise bound by this Agreement and each Person who may hereafter be admitted as a Member in accordance with the terms of this Agreement.  The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Minimum Gain” with respect to each Member Nonrecourse Debt, means the amount of Company Minimum Gain (as determined according to Treasury Regulation Section 1.704‑2(d)(1)) that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704‑2(i)(3).

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704‑2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Deduction” has the meaning set forth in Treasury Regulation Section 1.704‑2(i), substituting the term “Member” for the term “partner” as the context requires.

“Members Schedule” has the meaning set forth in Section 5.1.

“Membership Interest” means the interest acquired by a Member in the Company, including such Member’s right (based on the type and class and/or series of Unit or Units held by such Member), as applicable, (A) to a distributive share of Profits, Losses, and other items of income, gain, loss, deduction and credits of the Company, (B) to a distributive share of the assets of the Company, (C) to vote on, consent to or otherwise participate in any decision of the Members, and (D) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations system.

“Newco” has the meaning set forth in Section 13.11(a).

“Nonvoting Units” means the Class A-1 Units, the Class B Units, the Class C Units and the Class D Units.

“Notice” has the meaning set forth in Section 9.6(a).

“Offer Notice” has the meaning set forth in Section 11.1(a)(iii).

“Offer Period” has the meaning set forth in Section 11.1(a)(iii).

“Offered Units” has the meaning set forth in Section 11.4(a)(i).

“Offerees” has the meaning set forth in Section 11.1(a)(iii).

“officers” has the meaning set forth in Section 3.3(a).

“Original Operating Agreement” has the meaning set forth in the Recitals.

“Other Indemnitors” has the meaning set forth in Section 3.6.

“Other Registration Rights” has the meaning set forth in Section 13.1(a)(iii).

“Permitted Transfer” means (i) with respect to any Transfer of Units by any Member (a) in the case of an individual Member, a Transfer pursuant to applicable laws of descent and distribution or to any member of such Member’s Family Group, (b) in the case of any entity, a Transfer among its Affiliates, or the partners (including limited partners) or employees of it or its Affiliates, (c) in connection with any recapitalization, reorganization or reclassification of, or any merger or consolidation involving, the Company, a Transfer in which all Members holding the same type and class or series of Units are treated the same and which transaction does not involve the Transfer of Units to an Independent Third Party, including the reorganization of the Company into Newco, (d) a Transfer to any Person that is already a Member prior to such Transfer, or (e) a Transfer to the Company pursuant to a Grant Agreement (including the incentive plan governing such Grant Agreement) or the Zencor Management Agreement and (ii) solely with respect to the HC2 Member, any pledge, hypothecation, grant of a security interest or lien, or other encumbrance on all or any portion of its Membership Interest for the benefit of the HC2 Member or any of its Affiliates.

“Permitted Transferee” means any Person to whom a Permitted Transfer was made.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other unincorporated entity, association or group.

“Piggyback Registration” has the meaning set forth in Section 13.2(a).

“Preemptive Interests” has the meaning set forth in Section 11.1(a)(iii).

“Preferred Return” of a Class A Member or Class A-1 Member for any period means an 8% annual rate of return on the Unreturned Capital Contributions of such Class A Member or Class A-1 Member, as applicable, compounded (i.e., treated as additional Unreturned Capital Contributions) annually on January 1 of each year, computed in the manner of interest and taking proper account of the timing of distributions pursuant to Section 7.2 and Capital Contributions.  For purposes of computing the Preferred Return, Capital Contributions  made by the Class A Members for Class A Units issued prior to the date of the Third Amended and Restated Operating Agreement shall be deemed to have been made as of December 3, 2014,  Capital Contributions made by the Class A Members for Class A Units issued after the date of the Third Amended and Restated Operating Agreement shall be deemed to have been made as of the date contributed and the Class A-1 Members shall be deemed to have made Capital Contributions in respect of their Class A-1 Units on the date such Class A-1 Units were granted.

“Proceeding” has the meaning set forth in Section 13.7(c).

“Profits” means items of income and gain of the Company determined according to Section 6.2(b).

“Prohibited Transferee” means (i) any Person with respect to which the Board has reasonably determined that such Person or any of its Affiliates, is, or is reasonably expected to become, a competitor of the Company or any of its Subsidiaries; (ii) a Person who is the subject of any ongoing investigation or sanctions by any governmental authority regarding any alleged criminal or fraudulent activity of such Person, including any alleged violation of any applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott laws; (iii) a Person who is, or whose Affiliate is, then a party adverse in any pending or threatened (in writing) action, suit or proceeding (A) to the Company or any of its Subsidiaries or (B) to any Member or an Affiliate thereof in which the amount at issue exceeds $2,000,000; or (iv) a Person who is then in Bankruptcy (or an Affiliate that is substantively consolidated with a Person that is then in Bankruptcy).

“Projections” means the internally-generated budget, as customarily prepared by management of the Company, including a projected consolidated balance sheet of the Company and its Subsidiaries, the related consolidated statements of projected operations or income and projected cash flow, in each case on a fiscal quarter basis.

“Proposed Tag Purchaser” has the meaning set forth in Section 11.4(a)(i).

“Public Offering” means any underwritten offering of Common Stock to the public pursuant to an effective Registration Statement under the Securities Act (or the closing of another transaction that results in any Common Stock (or the common stock or other equity securities of any successor corporation the common stock of which is exchanged for the Common Stock) being publicly traded and widely held by the public); provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

“Public Sale” means any sale of securities pursuant to a Public Offering or a Rule 144 Sale.

“Recommended Offer” has the meaning set forth in Section 11.1(a)(iii).

“Registrable Securities” means (i) the Units, (ii) any other securities that may be issued or distributed in respect of such Units by way of any equity split, equity dividend, exchange or other distribution, recapitalization, reclassification, merger, consolidation or similar event, including Common Stock, and (iii) the shares of Common Stock issuable upon conversion or exchange of the Units.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities (x) when they have been Transferred in a Public Sale, (y) when such Registrable Securities can be sold without restriction (including as to manner of sale requirements or volume restrictions) under Rule 144 of the Securities Act and or (z) when such Registrable Securities have been otherwise Transferred if (I) new certificates not bearing the legend set forth in Section 11.5 shall have been delivered by the Company, (II) subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or such state securities or blue sky laws then in force and (III) such securities can be sold without restriction (including as to manner of sale requirements or volume restrictions) under Rule 144 of the Securities Act.  For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (upon conversion or exercise in connection with a Transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been affected.

“Registration Notice” has the meaning set forth in Section 13.1(a).

“Registration Request” has the meaning set forth in Section 13.1(a).

“Registration Statement” means any registration statement of the Company filed with the SEC pursuant to the Securities Act (other than a registration statement on Form S‑4 or Form S‑8 or any similar or successor form), including the prospectus, amendments and supplements to such registration statement, including post‑effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Regulatory Allocations” has the meaning set forth in Section 8.2(f).

“Representatives” has the meaning set forth in Section 4.9(a).

“Requesting Holder” has the meaning set forth in Section 13.1(a).

“Required Registration” has the meaning set forth in Section 13.5.

“Rule 144 Sale” means a sale of securities to the public through a broker, dealer or market‑maker pursuant to the provisions of Rule 144 (other than Rule 144(k) prior to a Public Offering) adopted under the Securities Act (or any successor law).

“Sale Notice” has the meaning set forth in Section 11.4(a)(i).

“Sale Period” has the meaning set forth in Section 11.1(a)(iii).

“Sale Price” has the meaning set forth in Section 11.1(a)(iii).

“Sale Process” has the meaning set forth in Section 11.1(a)(iii).

“SEC” means the Securities and Exchange Commission.

“Second Amended and Restated Operating Agreement” has the meaning set forth in the Recitals.

“Second Return Threshold Amount” at any time of determination means the greater of (a) the excess of (i) (x) two multiplied by (y) the aggregate Capital Contributions of the Class A Members over (ii) the aggregate amount previously distributed to the Class A Members pursuant to Section 7.2 and (b) the amount which, when taken together with all other distributions to the Class A Members, would result in an internal rate of return for the Class A Members, taken as a group (calculated taking account of the actual timing of Capital Contributions and distributions pursuant to Section 7.2 and using the xIRR function on Microsoft Excel) equal to 20% if such amount were distributed to the Class A Members at such time.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time.

“Segregated Account” has the meaning set forth in Section 5.2(b)(ii).

“Subject Interest” has the meaning set forth in Section 11.1(a)(iii).

“Subscription Agreement” means each subscription agreement entered into by the Company and a Member pursuant to which such Member has purchased Units.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director, managing manager or general partner of such limited liability company, partnership, association or other business entity.

“Tag Notice” has the meaning set forth in Section 11.4(a)(i).

“Tag Period” has the meaning set forth in Section 11.4(a)(i).

“Tag Transfer” has the meaning set forth in Section 11.4(a)(i).

“Tagging Member” has the meaning set forth in Section 11.4(a)(i).

“Tax Matters Partner” has the meaning set forth in Code Section 6231 (as in effect immediately before the enactment of the Bipartisan Budget Act of 2015) (and any similar provision of state, local or foreign law) and, is the “partnership representative” for purposes of Code Section 6223(a) (as in effect following the enactment of the Bipartisan Budget Act of 2015) (and any similar provision of state, local or foreign law).

“Taxable Year” means the Company’s taxable year ending on December 31 (or part thereof in the case of the Company’s first and last taxable year), or such other year as is (i) required by Section 706 of the Code or (ii) determined by the Board (if no year is so required by Section 706 of the Code).

“Third Amended and Restated Operating Agreement” has the meaning set forth in the Recitals.

“Threshold Equity Value” of each Class B Unit, Class C Unit and Class D Unit means the “Threshold Equity Value” set forth in respect of such Class B Unit, Class C Unit or Class D Unit, as applicable, in the Grant Agreement pursuant to which such Class B Unit, Class C Unit or Class D Unit, as applicable, was issued.

“Transfer” means any gift, sale, transfer, assignment, pledge, hypothecation, grant of a security interest or lien, encumbrance or other disposition (whether with or without consideration, whether directly or indirectly, and whether voluntarily, involuntarily or by operation of law), including any derivative transaction that has the effect of changing materially the economic benefits and risks of ownership (and “Transferee” and any other derivation thereof shall have correlative meanings).

“Transfer Opinion” has the meaning set forth in Section 11.1(a)(iii).

“Transferring Member” has the meaning set forth in Section 11.4(a)(i).

“Treasury Regulations” means the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unit” means a unit representing a fractional part of a Membership Interest and shall include all types and classes or series of Units; provided that any type or class or series of Unit shall have the designations, preferences and rights set forth in this Agreement.

“Unpaid Preferred Return Amount” means, with respect to any Class A Member or Class A-1 Member as of any date of determination, the amount of the Preferred Return applicable to such Member that has not been previously distributed to such Member pursuant to Section 7.2(b) as of such date.

“Unreturned Capital Contributions” of any Class A Member or Class A-1 Member at any time of determination, means the excess of (a) the aggregate Capital Contributions made by such Class A Member or Class A-1 Member on or prior to such time over (b) the aggregate amount previously distributed to such Class A Member or Class A-1 Member pursuant to Section 7.2(a).

“Unvested Class A-1 Unit” means any Class A-1 Unit that is not a Vested Class A-1 Unit.

“Unvested Incentive Interest” means any Incentive Interest that is not a Vested Incentive Interest.

“Vested Class A-1 Unit” means any Class A-1 Unit that has vested pursuant to the terms and conditions of any document pursuant to which such Class A-1 Unit was acquired by the initial holder thereof or any other document governing the vesting of such Class A-1 Unit.

“Vested Incentive Interest” means any Incentive Interest that has vested pursuant to the terms and conditions of any document pursuant to which such Incentive Interest was acquired by the initial holder thereof or any other document governing the vesting of such Incentive Interest.

“Voting Units” means the Class A Units and Class A-2 Units.

“Warranty and Indemnity Agreement” means that certain Warranty and Indemnity Agreement, dated as of [●], 2017, by and among the Fugro Member, GMSL and the Company.

“Zencor Holdings” means Zencor Holdings LLC, a Delaware limited liability company.

“Zencor Management” means Zencor Management LLC, a Delaware limited liability company.

“Zencor Management Agreement” means the Management Agreement dated as of December 3, 2014 by and between Zencor Management and the Company, as amended from time to time.

1.2          Other Definitional Provisions.  Capitalized terms used in this Agreement which are not defined in this Article I have the meanings contained elsewhere in this Agreement.

ARTICLE II
Organization of the Company

2.1          Formation.

(a)           The Certificate of Formation was prepared, executed and filed with the Secretary of State of the State of Delaware on September 12, 2014, by an “authorized person” for such purpose within the meaning of the Delaware Act, all of which is hereby authorized and ratified in all respects.  This Agreement supersedes the Original Operating Agreement, the Amended and Restated Operating Agreement, the Second Amended and Restated Operating Agreement and the Third Amended and Restated Operating Agreement and shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company.  The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement.  To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

(b)           Any officer of the Company as an “authorized person” within the meaning of the Delaware Act is hereby authorized, at any time that the Board has approved an amendment to the Certificate in accordance with the terms hereof, to promptly execute, deliver and file such amendment in accordance with the Delaware Act.

(c)           The Company shall, to the extent permissible, elect to be treated as a partnership for federal, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Member shall take any action inconsistent with such treatment.  The Company shall not be deemed a partnership or joint venture for any other purpose.

2.2          Name.  The name of the Company is “Global Marine Holdings, LLC” or such other name or names as the Board may from time to time designate; provided, that the name shall always contain the words “Limited Liability Company,” “LLC” or “L.L.C.”

2.3          Registered Office; Agent.  The Company shall maintain a registered office in the State of Delaware at c/o Corporation Service Company at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 or at such other place within Delaware as the Secretary of the Company may designate.  The name and address of the Company’s registered agent for service of process on the Company in the State of Delaware is Corporation Service Company at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 or such other agent as the Board or the Secretary of the Company may from time to time designate.

2.4          Term.  The term of existence of the Company shall be perpetual from the date the Certificate of Formation was filed with the Secretary of State of Delaware, unless the Company is dissolved in accordance with the provisions of this Agreement.

2.5          Purposes and Powers.  The purposes and character of the business of the Company shall be to transact any or all lawful business for which limited liability companies may be organized under the Delaware Act.  The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, including the ability to incur and guaranty indebtedness, to the extent the same may be legally exercised by limited liability companies under the Delaware Act.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

ARTICLE III
Management of the Company

3.1          Board of Directors.

(a)           Establishment.  There is hereby established a committee (the “Board”) comprised of natural persons (the “Directors”) having the authority and duties set forth in this Agreement.  Each Director shall be entitled to one vote.  Except as provided in Section 3.1(i), any decisions to be made by the Board shall require the approval of a Majority of the Board.  Except as provided in the immediately preceding sentence, no Director acting alone, or with any other Director or Directors, shall have the power to act for or on behalf of, or to bind the Company (including as a result of each Director being a “manager” (as that term is defined in the Delaware Act) of the Company as further provided in this Section 3.1(a)).  Directors need not be residents of the State of Delaware.

(b)           Powers.  The business and affairs of the Company shall be managed by or under the direction of the Board.  Unless otherwise approved by the Board, all actions outside of the ordinary course of business of the Company or its Subsidiaries to be taken by or on behalf of the Company or its Subsidiaries shall require the approval of the Board.  Except as otherwise specifically provided herein, the Board shall have all rights and powers of a “manager” under the Delaware Act, and shall have such authority, rights and powers in the management of the Company business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

(c)           Number of Directors.  At any time, the Majority in Voting Interest shall have the power to determine the size of the Board, including the power to (i) decrease the size of the Board (provided that any decrease in size of the Board is in compliance with Section 3.1(d) or (ii) increase the size of the Board (provided that the size of the Board shall never be greater than seven (7) Directors) and to elect the Directors.

(d)           Appointments to the Board.  Subject to Section 3.1(c), the Board shall be constituted as follows:

(i)            for so long as the Fugro Member and its Affiliates continue to hold, in the aggregate, at least 50% of the number of Class A-2 Units acquired by the Fugro Member as of the Fugro Acquisition Date, the Fugro Member shall have the right to elect two (2) Directors (the “Fugro Directors”). The issuance by the Company of new Units to any Person shall not limit the Fugro Member’s rights under this Section 3.1(d)(i);

(ii)           for so long as the engagement of Zencor Management pursuant to the Zencor Management Agreement remains in effect, Dick Fagerstal shall have the right to be a Director; and

(iii)          the HC2 Member shall have the right to elect all other Directors.

(e)           Election, Removal, Resignation and Vacancies.  Each Director shall hold office as a Director until his or her respective successor is elected and qualified or until his earlier death, resignation or removal.

(i)            Removal.  Upon receipt of written notice from the Persons possessing the right to elect any Director pursuant to Section 3.1(d) (each, an “Electing Person”) for election or removal, each Member shall promptly vote all of his, her or its Voting Units, whether presently held or hereafter acquired, and shall take all action necessary, including without limitation, promptly calling a special meeting of the Members or promptly seeking the written consent of the Members, to elect or remove any such Director.

(ii)           Resignation.  Any Director may resign at any time by giving written notice to the Company.  Such resignation shall take effect on the date of the receipt of such notice or at any later date specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(iii)          Vacancies.  At any time that a vacancy is created on the Board by the death, removal or resignation of any Director, the Electing Person shall nominate a Director to fill such vacancy in accordance with Section 3.1(d).

(f)            Meetings of the Board.  The Board shall meet at least quarterly and at such other times and at such places (either within or outside of the State of Delaware) as the Board may designate.  Special meetings of the Board shall be held on the call of the Majority in Voting Interest or by the Chief Executive Officer (with the prior approval of the Majority in Voting Interest (including via email from a representative of the Majority in Voting Interest)) upon at least (x) five (5) days written (including via email) notice for any quarterly meeting of the Board and (y) forty-eight (48) hours’ written (including via email) notice to the Directors for any other meeting of the Board, or upon such shorter notice as may be approved by all of the Directors.  A record shall be maintained by the Secretary of the Company of each meeting of the Board.

(i)            Conduct of Meetings.  Any meeting of the Directors may be held in person, telephonically or by video conference; provided, for the avoidance of doubt, that the Directors shall not be required to attend any meeting of the Directors in person and may at all times attend any such a meeting telephonically.

(ii)           Quorum.  A Majority of the Board shall constitute a quorum of the Board for purposes of conducting business.  At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting.  If a quorum shall not be present at any meeting of the Board, then the Directors present at the meeting shall adjourn the meeting from time to time, and notice of the adjournment and the time and place of the rescheduled meeting shall be given to all Directors.  A Director may vote or be present at a meeting either in person or by proxy.  Each proxy shall be signed by the Director giving such proxy.

(iii)          Attendance and Waiver of Notice.  Attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(iv)          Actions Without a Meeting.  Notwithstanding any provision contained in this Agreement, any action of the Board may be taken by written consent or by electronic transmission without a meeting.  Any such action taken by the Board without a meeting shall be effective only if the consent or consents set forth the actions so taken and are in writing or sent by electronic transmission by either (i) all of the Directors or (ii) a Majority of the Board if such action is taken after at least forty-eight (48) hours’ prior written (including via email) notice of such proposed action having been delivered to all Directors.

(g)           Compensation of the Directors.  Unless otherwise determined by the Board, (i) any Director that is not an employee of the Company or any of its Affiliates shall be entitled to receive compensation at the rate of $25,000 per annum for his or her services as a Director and (ii) all other Directors shall not be entitled to receive compensation for his or her services in such capacity.  In addition, reimbursement for out‑of‑pocket expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board for any Director; provided, that nothing contained in this Section 3.1(g) shall be construed to preclude any Director from serving the Company or any of its Subsidiaries in any other capacity and receiving compensation for such service except as provided in Section 4.9.

(h)           Proxy.  In order to effectuate the provisions of Section 3.1(d) and 3.1(d), each Member hereby grants to the HC2 Member a proxy to vote at any annual or special meeting of Members, or to take any action by written consent in lieu of such meeting with respect to, or to otherwise take action in respect of, all of the Units owned or held of record by such Member in connection with the matters set forth in Section 3.1(d) and 3.1(d) solely to the extent necessary to comply with the provisions of Section 3.1(d) and 3.1(d).  EACH OF THE PROXIES GRANTED HEREBY IS IRREVOCABLE AND IS COUPLED WITH AN INTEREST.  The HC2 Member shall only exercise its proxy to effect the provisions of Section 3.1(d) and 3.1(d).  To effectuate the provisions of this Section 3.1(h), the Secretary of the Company and each Subsidiary of the Company, or, if there shall be no Secretary, then such other officer or employee of the Company or such Subsidiary as the Board or the board or comparable governing body of such Subsidiary may appoint to fulfill the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Section 3.1(h).  No Member, in such Member’s capacity as such, shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

(i)            Proxy.  In order to effectuate the provisions of Section 3.1(d)(i), each Member hereby grants to the Fugro Member a proxy to vote at any annual or special meeting of Members, or to take any action by written consent in lieu of such meeting with respect to, or to otherwise take action in respect of, all of the Units owned or held of record by such Member in connection with the matters set forth in Section 3.1(d)(i) solely to the extent necessary to comply with the provisions of Section 3.1(d)(i).  EACH OF THE PROXIES GRANTED HEREBY IS IRREVOCABLE AND IS COUPLED WITH AN INTEREST.  The Fugro Member shall only exercise its proxy to effect the provisions of Section 3.1(d)(i).  To effectuate the provisions of this Section 3.1(i), the Secretary of the Company and each Subsidiary of the Company, or, if there shall be no Secretary, then such other officer or employee of the Company or such Subsidiary as the Board or the board or comparable governing body of such Subsidiary may appoint to fulfill the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Section 3.1(i).  No Member, in such Member’s capacity as such, shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement

(j)            Consent of Fugro Directors.  Notwithstanding any provision of this Agreement to the contrary, for so long as the Fugro Member has the right to elect the Fugro Directors pursuant to Section 3.1(d), the following actions shall require the approval of (i) a Majority of the Board and (ii) at least one (1) of the Fugro Directors:

(i)            a material change in the business or business strategy of the Company as set forth on Schedule B hereto;

(ii)           incurrence of any indebtedness for borrowed money to the extent that the Leverage Ratio, as of the last day of the fiscal quarter most recently ended, calculated on a pro forma basis after giving effect to such indebtedness for borrowed money, would exceed 3.75:1.00;

(iii)          incurrence or making of any capital expenditure for cash, which when added to the aggregate amount of cash capital expenditures by the Company and its Subsidiaries over the then current fiscal quarter period, would exceed an amount equal to 25% of the enterprise value of the Company and its Subsidiaries as of the last day of the fiscal quarter most recently ended;

(iv)          issuance or sale of any Membership Interests by the Company to the extent the price paid for such Membership Interests is below Fair Market Value;

(v)           declaration of or payment of dividend or other distribution, direct or indirect, on account of any Membership Interests to the extent that, as of any date of determination (a) the Leverage Ratio in effect, as of the last day of the fiscal quarter most recently ended, exceeds 3.75:1.00; (b) after giving effect to such dividend or distribution, Available Cash would be less than $15,000,000 in the aggregate; (c) net income of the Company and its Subsidiaries for the four-fiscal quarter period most recently ended, determined on a consolidated basis in accordance with GAAP, is less than zero; or (d) the Projections with respect to the immediately succeeding four fiscal quarters show that (1) Available Cash will be less than $15,000,000 as of the last day of such period or (2) the Leverage Ratio, as of the last day of such period, will exceed 3.75:1.00;

(vi)          entrance into, renewal, amendment or modification of any contract, arrangement or transaction between any Member or any Affiliate of any Member, on the one hand, and the Company or any of its Subsidiaries, on the other hand, except for (A) this Agreement (which may be amended as provided in Section 14.4), and (B) entering into any contract, arrangement or transaction (x) provided for in this Agreement or (y) on an arms’ length basis; provided that the entrance into, renewal, amendment or modification of any such contract, arrangement or transaction relating to a loan, funding or similar instrument or equivalent thereof made by the Company or any of its Subsidiaries, on the one hand, to a Member or any Affiliate of any Member on the other shall always require the approval of (i) a Majority of the Board and (ii) at least one (1) of the Fugro Directors; and

(vii)         dissolution of the Company in accordance with Section 10.1.

3.2          Committees of the Board.  The Board may, by resolution, designate from among the Directors one or more committees (including, but not limited to, an Audit Committee), each of which shall be comprised of one or more Directors, and may designate one or more of the Directors as alternate members of any committee, who may, subject to any limitations imposed by the Board, replace absent or disqualified Directors at any meeting of that committee.  Any members of a committee may be removed by a Majority of the Board.  The initial committees of the Board shall be the Executive Committee and the Compensation Committee.  As of the date hereof, the members of the Executive Committee are Dick Fagerstal, Ian Douglas and Paul Voigt, with Dick Fagerstal serving as chairman, and the members of the Compensation Committee are Michael Sena and Dick Fagerstal, with Michael Sena serving as chairman.

3.3          Officers.

(a)           Appointment of Officers.  The Board shall appoint individuals as officers (“officers”) of the Company, which may include a Chief Executive Officer, a President, a Chief Financial Officer, a Chief Operating Officer, a General Counsel, a Secretary and such other officers (such as a Treasurer or any number of Vice Presidents) as the Board deems advisable.  No officer need be a Member or a Director.  An individual may be appointed to more than one office.  Each officer of the Company shall be a “manager” (as that term is used in the Delaware Act) of the Company, but, notwithstanding the foregoing, no officer of the Company shall have any rights or powers beyond the rights and powers granted to such officer in this Agreement.

(b)           Duties of Officers Generally.  Under the direction of and, at all times, subject to the authority of the Board, the officers shall have full and complete discretion to manage and control the day‑to‑day business, operations and affairs of the Company in the ordinary course of its business, to make all decisions affecting the day‑to‑day business, operations and affairs of the Company in the ordinary course of its business and to take all such actions as they deem necessary or appropriate to accomplish the foregoing, in each case, unless the Board shall have previously restricted (specifically or generally) such powers.  In addition, the officers shall have such other powers and duties as may be prescribed by the Board or this Agreement.  The Chief Executive Officer and the President shall have the power and authority to delegate to any agents or employees of the Company rights and powers of officers of the Company to manage and control the day‑to‑day business, operations and affairs of the Company in the ordinary course of its business, as the Chief Executive Officer or the President may deem appropriate from time to time, in each case, unless the Board shall have previously restricted (specifically or generally) such powers.

(c)           Authority of Officers.  Subject to Section 3.3(b), any officer of the Company shall have the right, power and authority to transact business in the name of the Company or to act for or on behalf of or to bind the Company.  With respect to all matters within the ordinary course of business of the Company, third parties dealing with the Company may rely conclusively upon any certificate of any officer to the effect that such officer is acting on behalf of the Company.

(d)           Removal, Resignation and Filling of Vacancy of Officers.  The Board may remove any officer, for any reason or for no reason, at any time.  Any officer may resign at any time by giving written notice to the Board, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.  Any such resignation shall be without prejudice to the rights, if any, of the Company or such officer under this Agreement.  A vacancy in any office because of death, resignation, removal or otherwise shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(e)           Compensation of Officers.  The officers shall be entitled to receive compensation from the Company as determined by the Board.

(f)            Chief Executive Officer.  Under the direction of and, at all times, subject to the authority of the Board, the Chief Executive Officer shall have general supervision over the day‑to‑day business, operations and affairs of the Company and shall perform such duties and exercise such powers as are incident to the office of chief executive officer of a corporation organized under the GCL.  The Chief Executive Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board.

(g)           President.  Under the direction of and, at all times, subject to the authority of the Board, the President, if any, shall perform such duties and exercise such powers as are incident to the office of president of a corporation organized under the GCL.  In the absence of the Chief Executive Officer, the President shall perform the duties of the Chief Executive Officer.  The President shall have such other powers and perform such other duties as may from time to time be prescribed by the Board.

(h)           Chief Financial Officer.  The Chief Financial Officer, if any, shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and Units, and, in general, shall perform all the duties incident to the office of the chief financial officer of a corporation organized under the GCL.  The Chief Financial Officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company.  The Chief Financial Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, the Chief Executive Officer and/or the President.

(i)            Secretary.  The Secretary shall (i) keep the minutes of the meetings of the Members and the Board in one or more books provided for that purpose; (ii) see that all notices to be given by the Company are duly given in accordance with the provisions of this Agreement and as required by law; (iii) be custodian of the company records; (iv) keep a register of the addresses of each Member (to be recorded on the Members Schedule) which shall be furnished to the Secretary by such Member; (v) have general charge of the Members Schedule; and (vi) in general perform all duties incident to the office of the secretary of a corporation organized under the GCL.  The Secretary shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, the Chief Executive Officer and/or the President.

(j)            Other Officers.  All other officers of the Company shall have such powers and perform such duties as may from time to time be prescribed by the Board and/or the Chief Executive Officer.

3.4          Fiduciary Duties.  Subject to Section 4.9, the Directors and officers, in the performance of their duties as such, shall owe to the Members duties of loyalty and due care of the type owed by the directors and officers, respectively, of a corporation to the stockholders of such corporation under the GCL.  Notwithstanding the foregoing and anything to the contrary in this Agreement, (a) no Director or officer other than a Company Associated Person shall be required to or otherwise have any fiduciary or other duty to show or offer any opportunity to the Company (and the Members waive all right and entitlement to such opportunity) and (b) no Director or officer other than a Company Associated Person, nor any of his or her respective Affiliates, will have any liability to the Company or its Members under this Agreement for the failure to show or offer such opportunity to the Company or pursuing such opportunity, provided that such pursuit would not be in contravention of any other agreement between such Director or officer, as the case may be, and the Company or its Subsidiaries.

3.5          Performance of Duties; Liability of Directors and Officers.  In performing his or her duties, each of the Directors and the officers shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Profits or Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid), of the following other Persons or groups:  (a) one or more officers or employees of the Company; (b) any attorney, independent accountant, or other Person employed or engaged by the Company; or (c) any other Person who has been selected with reasonable care by or on behalf of the Company, in each case as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence.  The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18‑406 of the Delaware Act.  No individual who is a Director or an officer of the Company, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Director or an officer of the Company or any combination of the foregoing.

3.6          Indemnification.  Notwithstanding Section 3.4, the Directors and officers shall not be liable, responsible or accountable for damages or otherwise to the Company, or to the Members, and, to the fullest extent allowed by the GCL (as if the Company were a corporation formed under the GCL), each Director and each officer shall be indemnified and held harmless by the Company, including advancement of reasonable attorneys’ fees and other expenses, from and against all claims, liabilities, and expenses arising out of any management of the affairs of the Company and its direct and indirect subsidiaries; provided that (a) such Director’s or officer’s course of conduct was pursued in good faith and believed by him to be in the best interests of the Company and was reasonably believed by him to be within the scope of authority conferred on such Director or officer pursuant to this Agreement and (b) such course of conduct did not constitute a breach of the fiduciary duties set forth in Section 3.4  The rights of indemnification provided in this Section 3.6 are intended to provide indemnification of the Directors and the officers to the fullest extent permitted by the GCL regarding a corporation’s indemnification of its directors and officers and will be in addition to any rights to which the Directors or officers may otherwise be entitled by contract or as a matter of law and shall extend to his heirs, personal representatives and assigns.  The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section 3.6.  Each Director’s and each officer’s right to indemnification pursuant to this Section 3.6 may be conditioned upon the delivery by such Director or such officer of a written undertaking to repay such amount if such individual is determined pursuant to this Section 3.6 or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation.  The Company acknowledges that certain of the Directors and officers may have certain rights to indemnification provided by other sources with respect to such Directors’ and officers’ association with the Company (collectively, the “Other Indemnitors”).  Notwithstanding the existence of any Other Indemnitor with respect to any such Director or officer (i) the Company shall be the indemnitor of first resort (i.e., the Company’s obligations for indemnification are primary and any obligations of any Other Indemnitor to provide indemnification for the same liabilities are secondary), (ii) the Company shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the greatest extent permitted by this Section 3.6, without regard to any rights such a Director or officer may have against any Other Indemnitors, and (iii) the Company waives, relinquishes and releases all Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  No payment by any Other Indemnitor on behalf of any Director or officer with respect to any claim for which such Director or officer has sought indemnification from the Company shall affect any of the provisions of this Section 3.6, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such payment to all of the rights of recovery of a Director or officer against the Company.

3.7          Code of Business Conduct.

(a)           The Members and the Company shall, and shall cause its Subsidiaries to, comply with the code of conduct and compliance policy that is attached to this Agreement as Schedule C (the “Code of Conduct”), as amended from time to time in the manner set forth in Section 3.7(b).

(b)           The Code of Conduct shall be reviewed by the Board at least once a year and updated as needed. For so long as the Company is a Subsidiary of any Person subject to reporting requirements under the Exchange Act, the Code of Conduct shall be consistent with any code of conduct of such Person which is applicable to the Company.  The Fugro Member shall have the right to audit the compliance of the Company and its Subsidiaries with the Code of Conduct as in effect from time to time.

3.8          Annual Business Plan.  Prior to the end of each fiscal year, the Company shall prepare a business plan for the Company and its Subsidiaries for the following fiscal year, in a manner consistent, including with respect to the level of detail, with past practices (the “Annual Business Plan”).  The Annual Business Plan shall require the approval of the Majority of the Board; provided that, prior to granting such approval, the Board shall discuss the draft Annual Business Plan during a Board meeting in which each Director shall have the opportunity to express his or her views; provided, further, that if the Annual Business Plan materially deviates from the business strategy of the Company as set forth on Schedule B hereto, approval of such Annual Business Plan shall require the consent of at least one (1) of the Fugro Directors pursuant to Section 3.1(j)(i).  The Company’s management shall be expected to report to the Board on the implementation of the Annual Business Plan at meetings of the Board or otherwise as and to the extent requested by the Board.

ARTICLE IV
Members; Voting Rights

4.1          Meetings of Members.

(a)           Generally.  Meetings of the Members may be called by the Board or by a Majority in Voting Interest.  Only Members who hold Voting Units shall have the right to attend meetings of the Members.  All meetings of the Members shall be held telephonically or at the principal office of the Company or at such other place within or without the State of Delaware as may be determined by the Board or Member(s) calling the meeting and set forth in the respective notice or waivers of notice of such meeting.  A record shall be maintained by the Secretary of the Company of each meeting of the Members.

(b)           Notice of Meetings of Members.  Written (including via email) or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting of the Members, describing the purposes for which the meeting is called shall be delivered not fewer than (i) five (5) days before the date of the meeting or (ii) forty-eight (48) hours before the date of the meeting if deemed reasonably necessary by the Board or a Majority in Voting Interest, to each holder of Voting Units (with a copy to the Secretary of the Company), by or at the direction of the Member(s) calling the meeting or the Board, as the case may be.  Such notice may, but need not, specify the purpose or purposes of such meeting and may, but need not, limit the business to be conducted at such meeting to such purpose(s).

(c)           Quorum.  Except as otherwise provided herein  (including Section 4.10) or by applicable law, at any time, a Majority in Voting Interest, represented in person or by proxy, shall constitute a quorum of Members for purposes of conducting business.  Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting.  If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until Members which own a Majority in Voting Interest shall be present or represented.  Except as otherwise required by applicable law, resolutions of the Members at any meeting of Members shall be adopted by the affirmative vote of a majority of the Voting Units represented and entitled to vote at such meeting at which a quorum is present.

(d)           Actions Without a Meeting.  Unless otherwise prohibited by law, any action to be taken at a meeting of the Members may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by a Member or Members holding not less than a Majority in Voting Interest.  A record shall be maintained by the Secretary of the Company of each such action taken by written consent of a Member or Members.

4.2          Voting Rights.  Except as specifically provided herein or otherwise required by applicable law, for all purposes hereunder, each Member shall be entitled to (x) one vote per Voting Unit held by such Member and (y) no votes for any Nonvoting Units held by such Member.  A Member which owns Voting Units may vote or be present at a meeting either in person or by proxy.  There will be no cumulative voting in the election or removal of Directors.

4.3          Registered Members.  The Company shall be entitled to treat the owner of record of any Units as the owner in fact of such Unit for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Unit on the part of any other person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Delaware.

4.4          Consent of Spouse.  If a Member who is a natural person is married on the date such person becomes a Member, then such Member shall obtain from his or her spouse an executed spousal consent, evidencing the spouse’s acknowledgment of and consent to the existence and binding effect of all restrictions contained in this Agreement in the form of Exhibit B hereto (“Consent of Spouse”) and effective as of the date such person becomes a Member.  Such Consent of Spouse shall not be deemed to confer or convey to the spouse any rights in the Member’s securities that do not otherwise exist by operation of law or by agreement of the parties hereto.  If a Member should marry or remarry subsequent to the date such person becomes a Member, such Member shall within thirty (30) calendar days thereafter obtain a Consent of Spouse from his or her new spouse.

4.5          Limitation of Liability.  No Member will be obligated personally for any debt, obligation or liability of the Company or of any of its Subsidiaries or other Members by reason of being a Member, whether arising in contract, tort or otherwise.  Except as otherwise provided in the Delaware Act, by law or expressly in this Agreement, no Member will have any fiduciary or other duty to another Member with respect to the business and affairs of the Company or of any of its Subsidiaries.  No Member will have any responsibility to restore any negative balance in its, his or her Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or of any of its Subsidiaries or return distributions made by the Company.

4.6          Withdrawal; Resignation.  A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18‑304 of the Delaware Act.  So long as a Member continues to own or hold any Units, such Member shall not have the ability to resign as a Member prior to the dissolution and winding up of the Company and any such resignation or attempted resignation by a Member prior to the dissolution or winding up of the Company shall be null and void.  Any Member resigning or withdrawing in contravention of this Section 4.6 shall indemnify, defend and hold harmless the Company and all other Members from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Company or any such other Member arising out of or resulting from such resignation or withdrawal.  As soon as any Person who is a Member ceases to own or hold any Units, such Person shall no longer be a Member.

4.7          Death of a Member.  The death of any Member shall not cause the dissolution of the Company.  In such event the Company and its business shall be continued by the remaining Member or Members and the Units owned by the deceased Member shall automatically be transferred to such Member’s heirs (provided that, within a reasonable time after such transfer, the applicable heirs shall sign a joinder to this Agreement substantially in the form of Exhibit A attached hereto (a “Joinder”)).

4.8          Authority.  No Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind the Company.

4.9          Outside Activities.

(a)           Subject to the terms of any written agreement by any Member to the contrary (including the non‑competition agreements with employees of the Company or any of its subsidiaries), a Member, any of its Affiliates, agents, employees, officers, directors, managers, partners, members and representatives, in each case other than any Company Associated Person (collectively, its “Representatives”), shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly (notwithstanding that one or more Affiliates, agents, employees, officers, directors, managers, partners, members and representatives are serving on the Board):

(i)            have business interests and engage in business activities in addition to those relating to the Company and its Subsidiaries;

(ii)           engage in the same or similar business activities or lines of business as the Company or its Subsidiaries, including business interests and activities which compete with the Company and its Subsidiaries; and

(iii)          do business with any client, customer, supplier, lender or investor of, to or in the Company or any of its Subsidiaries.

(b)          Subject to the terms of any written agreement by any Member to the contrary (including the non-competition agreements with employees of the Company or any of its subsidiaries), if a Member (other than a Company Associated Person) or its Representative acquire knowledge of a potential transaction or matter that may be a corporate opportunity for both (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any other Person, on the other hand, neither such Member nor its Representative shall (x) have any duty (contractual or otherwise) or be required to communicate or present such corporate opportunity to the Company or its Subsidiaries, and (y) notwithstanding any provision of this Agreement to the contrary, be liable to the Company or any of its Subsidiaries or any Member for breach of any duty (contractual or otherwise) by reasons of the fact that such Member or its Representative directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its Subsidiaries.

(c)           Subject to the terms of any written agreement by any Member to the contrary, neither the Company nor any other Member shall have any rights by virtue of this Agreement in any business interests or activities of any Member.

4.10        Actions Requiring Member Approval.

(a)           Notwithstanding any other provision of this Agreement, the Company shall not, without first obtaining the affirmative vote or written consent of each of (i) a Majority in Voting Interest, (ii) the Majority of the Minority and (iii) if required pursuant to Section 3.1(j), the consent of at least one (1) of the Fugro Directors:

(i)            issue or sell any Membership Interests to the extent the price paid for such Membership Interests is below Fair Market Value; or

(ii)           enter into, renew, amend or modify any contract, arrangement or transaction with any Member or any Affiliate of any Member, on the one hand, and the Company or any of its Subsidiaries, on the other hand, except for (A) this Agreement (which shall be governed by its own respective terms), and (B) entering into any contract, arrangement or transaction (x) provided for in this Agreement or (y) on an arms’ length basis or otherwise fair to the Company as determined by the Board.

4.11        Preemptive Rights.

(a)           Prior to the consummation of an Initial Public Offering, in the event that (x) the Company intends to sell or issue any Units or any other Membership Interests, or (y) any Subsidiary of the Company intends to sell or issue any equity interests in such Subsidiary to any Person other than to a wholly-owned Subsidiary of the Company (any such Units, Membership Interests or equity interests, the “Preemptive Interests”), the Fugro Member shall have the right to purchase, subject to 4.11(a), an amount of such Preemptive Interests up to (but not in excess of) its Class A/A-1/A-2 Percentage Interest immediately prior to such sale or issuance, on the same terms and conditions as such Preemptive Interests are being offered and sold, such subscription being conditioned upon the actual sale of such Preemptive Interests; provided, however, that such preemptive right shall not extend to any issuance of Class A-1 Units or Incentive Interests, or any other Units, Membership Interests or equity interests that are to be issued by the Company or any of its Subsidiaries (i) by reason of a dividend, split, split-up or other distribution on Units or Membership Interests of the Company or equity interests of such Subsidiary, (ii) to officers, employees or directors of, or consultants to, the Company or any of its Subsidiaries pursuant to any purchase plan or arrangement, option plan, or other incentive plan or agreement approved by the Board, (iii) to any Person as direct purchase consideration in connection with strategic acquisitions approved by the Board or (iv) in connection with an Initial Public Offering.

(b)           At any time the Company or any of its Subsidiaries proposes to issue any Preemptive Interests, the Company shall give written notice to the Fugro Member specifying the contemplated date such Preemptive Interests are to be sold, the amount of such Preemptive Interests, the rights and limitations of such Preemptive Interests, the purchase price and other terms and conditions upon which such Preemptive Interests are to be issued, and any other material terms thereof.  The Company shall deliver such notice to the Fugro Member no later than 25 Business Days prior to such contemplated purchase date, and the Fugro Member shall have until 10 Business Days prior to the contemplated purchase date specified in such notice to inform the Company of its intentions as to the exercise of the preemptive right provided under this Error! Reference source not found.11, including the maximum number of Preemptive Interests for which it wishes to exercise its preemptive rights. If no written reply is received by the Company prior to the tenth Business Day before the contemplated purchase date specified in such notice, the Company may treat the preemptive right of the Fugro Member under this Error! Reference source not found. to have been waived for that, but only for that, transaction.  For the avoidance of doubt, the Fugro Member shall not have any right to acquire any portion of any Preemptive Interests proposed to be issued and sold by the Company unless all of such Preemptive Interests are issued and sold concurrently.

(c)           Notwithstanding the other provisions of this Section 4.11, if the Board determines that, in the best interests of the Company, the Company should issue or sell any Units or other Membership Interests or any Subsidiary of the Company should offer or sell any equity interests in such Subsidiary that would otherwise be Preemptive Interests required to be offered to the Fugro Member pursuant to this Section 4.11 prior to such offer to the Fugro Member, the Company or its Subsidiary, as applicable, may effect such issuance or sale without first complying with the provisions of this Section 4.11;  provided, however, that, within thirty (30) days after the consummation of such issuance or sale, the Company shall offer, and/or cause the Person to whom such issuance or sale was made to offer, to the Fugro Member the opportunity to purchase an amount of such securities up to (but not in excess of) its Class A/A-1/A-2 Percentage Interest immediately prior to such issuance or sale.

ARTICLE V
Units; Membership

5.1          Units Generally.  The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series, with each type or class or series having the rights and privileges, including voting rights, if any, set forth in this Agreement.  The Secretary of the Company shall maintain a schedule of all Members from time to time with the names and addresses of the Members, the Units held by them and the Capital Contributions made by them (as the same may be amended, modified or supplemented from time to time, the “Members Schedule”), a copy of which as of the execution of this Agreement is attached hereto as Schedule A.  The Members Schedule shall remain strictly confidential and shall only be disclosed by the Company to the Board; provided, however, that each Member shall be entitled to receive redacted versions of the Members Schedule that only discloses the portions related to such Member as well as the aggregate number of Units outstanding.  Ownership of a Unit (or fraction thereof) shall not entitle a Member to call for a partition or division of any property of the Company or for any accounting.

5.2          Incentive Interests.

(a)           Threshold Equity Value.  Notwithstanding Section 7.2, a holder of an Incentive Interest shall not be entitled to receive any distributions on account of such Incentive Interest unless and until the sum of the aggregate amount of distributions made by the Company in respect of all Units and the aggregate amount of proceeds paid by the Company in respect of redemptions of any Units (measured, in each case, from and after the date such Incentive Interest was issued) at least equals the Threshold Equity Value applicable to such Incentive Interest.  In the event that an Incentive Interest is not entitled to participate in a distribution in which it otherwise would have participated but for the operation of the preceding sentence, then the amount as to which such Incentive Interest is not entitled to participate shall be distributed in respect of all then outstanding Units in accordance with Section 7.2, subject to the preceding sentence.  Determinations pursuant to this Section 5.2(a) shall be made for each dollar of distribution made by the Company.

(b)           Vesting; Segregated Accounts.

(i)            The Incentive Interests and Class A-1 Units held by an Incentive Member or Class A-1 Member shall vest in accordance with the terms of the related Grant Agreement.

(ii)           The Company shall reserve amounts otherwise distributable to an Incentive Member or Class A-1 Member pursuant to Section 7.2 in respect of Unvested Incentive Interests or Unvested Class A-1 Units, as applicable, held by such Member and deposit such amounts in a segregated account with respect to such Member (a “Segregated Account”).  As promptly as practicable following the end of each calendar quarter, or such other dates as reasonably determined by the Board, the Company shall release amounts on deposit in such Member’s Segregated Account related to any Unvested Incentive Interests or Unvested Class A-1 Units, as applicable, that vested on or prior to such date.

(c)           Termination.

(i)            In the event that, pursuant to any agreement between an Incentive Member or Class A-1 Member, on the one hand, and the Company or any of its Subsidiaries, on the other hand, such Member were to forfeit any Incentive Interests or Class A-1 Units, as applicable, then without further action on the part of the Company or any other Member, such Member shall (A) forfeit such Incentive Interests or Class A-1 Units, as applicable, and (B) forfeit any amounts on deposit in such Member’s Segregated Account related to such forfeited Incentive Interests or Class A-1 Units, as applicable.

(ii)           Upon such forfeitures in subparagraph (i) above, (A) such Member’s forfeited Incentive Interests or Class A-1 Units, as applicable, shall be deemed to be no longer outstanding and (B) the forfeited amounts on deposit in such Member’s Segregated Account shall be distributed to the Members pursuant to Section 7.2.

5.3          Authorization and Issuance of Units.

(a)           Class A Units.  The Company is hereby authorized to issue Class A Units.  The number of issued and outstanding Class A Units shall be as set forth on the Members Schedule (as it may be amended from time to time by the Company to reflect future issuances).

(b)           Class A-1 Units.  The Company is hereby authorized to issue Class A-1 Units.  The number of issued and outstanding Class A-1 Units shall be as set forth on the Members Schedule (as it may be amended from time to time by the Company to reflect future issuances).

(c)           Class A-2 Units.  The Company is hereby authorized to issue Class A-2 Units.  The number of issued and outstanding Class A-2 Units shall be as set forth on the Members Schedule (as it may be amended from time to time by the Company to reflect future issuances).

(d)           Class B Units.  The Company is hereby authorized to issue Class B Units.  The number of issued and outstanding Class B Units shall be as set forth on the Members Schedule (as it may be amended from time to time by the Company to reflect future issuances).

(e)           Class C Units.  The Company is hereby authorized to issue Class C Units.  The number of issued and outstanding Class C Units shall be as set forth on the Members Schedule (as it may be amended from time to time by the Company to reflect future issuances).

(f)            Class D Units.  The Company is hereby authorized to issue Class D Units.  The number of issued and outstanding Class D Units shall be as set forth on the Members Schedule (as it may be amended from time to time by the Company to reflect future issuances).

(g)           Other Units.  In addition to the Class A Units, the Class A-1 Units, the Class A-2 Units, the Class B Units, the Class C Units and the Class D Units, the Company is hereby authorized to issue other classes and series of Units.  With respect to such other classes and series of Units, the Board is hereby authorized to provide for the issuance of such Units in any class or series by amending this Agreement to reflect such issuance and to establish the Units to be included in each such class or series, and to fix the relative rights, obligations, preferences and limitations of the Units of each such class or series.

(h)           Additional Units.  Except as expressly provided by this Agreement, the Company shall not authorize, issue or sell, or cause to be authorized, issued or sold, any Units.

(i)            Tax Matters. Unless otherwise determined by the Board, it is intended that all Class B Units, Class C Units and Class D Units (each, an “Incentive Interest”) will be treated as “profits interests” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343.

5.4          Issuance of Units.  Subject to the limitations contained in Sections 3.1(j), 4.11, 11.1(a)(ii) and 11.1(a)(iii) hereof, the Company (with the approval of the Board) shall have the right to issue any authorized but unissued Units; provided, that the Company shall not issue any Units to any Person unless such Person has executed and delivered to the Secretary of the Company the documents described in Section 5.5 hereof.  Upon the issuance of Units, the Board shall adjust the Capital Accounts of the Members as necessary in accordance with Section 6.2.

5.5          New Members from the Issuance of Units.  In order for a Person to be admitted as a Member pursuant to the issuance of Units to such Person, such Person shall have executed and delivered to the Secretary of the Company a Joinder.  Upon the amendment of the Members Schedule by the Secretary of the Company and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his or its Units.  The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 6.2.

5.6          Adjustment to Initial Fugro Units.  In the event that either GMSL or the Fugro Member elect, in accordance with the terms of the Business Purchase Agreement or the Warranty and Indemnity Agreement, as applicable, to settle any claim for indemnification thereunder, in whole or in part, by an adjustment to the number of Class A-2 Units issued to the Fugro Member pursuant to the Business Purchase Agreement, then the Members Schedule shall be adjusted, effective as of the date of this Agreement, to reflect the ownership by the Fugro Member of an amount of Class A-2 Units equal to the number of Adjusted Initial Fugro Units (a “Class A-2 Adjustment”); provided, for the avoidance of doubt, that any such Class A-2 Adjustment will apply only to the Initial Fugro Units and will not affect the number of any Units acquired by Fugro after the date of this Agreement.

ARTICLE VI
Capital Contributions and Capital Accounts

6.1          Capital Contributions.

(a)           On or prior to the date hereof, as set forth in the applicable Subscription Agreement and on the Members Schedule, the Members have made (or are deemed to have made) the respective Capital Contributions giving rise to their respective Capital Accounts and are deemed to own the number, type, series and class of Units, in each case, in the amounts set forth opposite such Member’s name on the Members Schedule as in effect on the date hereof.

(b)           No Member shall make or be required to make any additional contributions to the Company with respect to such Member’s Units.  Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any cash or any other property of the Company.

6.2          Capital Accounts.

(a)           Maintenance Rules.  The Company shall maintain for each type of Member a separate capital account (a “Capital Account”) in accordance with this Section 6.2(a).  Each Capital Account shall be maintained in accordance with the following provisions:

(i)            Such Capital Account shall be increased by the cash amount or Book Value of any property contributed by such Member to the Company pursuant to this Agreement, such Member’s allocable share of Profits and any items in the nature of income or gains which are specially allocated to such Member pursuant to Section 8.2 or Section 8.3, and the amount of any liabilities of the Company assumed by such Member or which are secured by any property distributed to such Member.

(ii)           Such Capital Account shall be decreased by the cash amount or Book Value of any property distributed to such Member pursuant to this Agreement, such Member’s allocable share of Losses and any items in the nature of deductions or losses which are specially allocated to such Member pursuant to Section 8.2 or Section 8.3 and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(iii)          If all or any portion of a Unit is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit (or portion thereof).

(iv)          If a new or existing Member contributes money or property to the Company (other than a de minimis amount as determined by the Board) as consideration for the issuance by the Company of any Units after the date hereof, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulation Section 1.704‑1(b)(2)(iv)(f).

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704‑1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

(b)           Definition of Profits and Losses.  “Profits” and “Losses” mean, for each Taxable Year or other period, an amount equal to the Company’s taxable income or loss, respectively, for such Taxable Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)            The computation of all items of income, gain, loss and deduction shall include tax‑exempt income and those items described in Treasury Regulation Section 1.704‑1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii)           If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704‑1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property (provided that if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704‑1(b)(2)(iv)(f)(5)(i), the allocation of gain or loss shall be made immediately prior to the related acquisition of the interest in the Company).

(iii)          Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)          Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704‑1(b)(2)(iv)(g).

(v)           To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704‑1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

6.3          Negative Capital Accounts.  If any Member has a deficit balance in its Capital Account, such Member shall have no obligation to restore such negative balance or to make any Capital Contributions to the Company by reason thereof, and such negative balance shall not be considered an asset of the Company or of any Member.

6.4          No Withdrawal.  No Member will be entitled to withdraw any part of his or its Capital Contribution or Capital Account or to receive any distribution from the Company, except as expressly provided in this Agreement.

6.5          Loans From Members.  Loans by Members to the Company shall not be considered Capital Contributions.

6.6          Status of Capital Contributions.

(a)           No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise specifically provided in this Agreement.

(b)           Except as otherwise provided herein, no Member shall be required to lend any funds to the Company or to make any additional Capital Contributions to the Company.  No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member.

ARTICLE VII
Distributions

7.1          Generally.

(a)           Subject to the provisions of Section 7.3, the Board shall have sole discretion regarding the amounts and timing of distributions to Members, in each case subject to the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company and its Subsidiaries which shall include the payment or the making of provision for the payment when due of the Company’s and its Subsidiaries’ obligations, including the payment of any management or administrative fees and expenses or any other obligations.  Once the Board has determined to make a distribution to the Members, such distribution shall be made pursuant to the terms of Section 7.2 and Section 7.3.  For the avoidance of doubt, subject to Section 5.2, all distributions under this Article VII with respect to any class of Units shall be made pro rata among the Members holding such class of Units based on their ownership of such class of Units.

(b)           Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate Section 18‑607 of the Delaware Act or other applicable law.

7.2          Discretionary Distributions.  Subject to the provisions of Section 5.2(b), Section 7.3 and Section 7.5, the Company shall distribute Available Cash at the times and in amounts determined by the Board.  Any distribution made to Members pursuant to this Section 7.2 shall be made as follows:

(a)           First, (i) in the Class A/A-1 Distribution Percentage to the Class A Members and Class A-1 Members in proportion to their respective Unreturned Capital Contributions at the time of such distribution and simultaneously (ii) in the Class A-2 Distribution Percentage to the Class A-2 Members in proportion to their respective Class A-2 Percentage Interests, until the Class A Members and Class A-1 Members shall have received aggregate distributions pursuant to this paragraph (a) equal to the aggregate Unreturned Capital Contributions of the Class A Members and Class A-1 Members at the time of such distribution;

(b)           Second, (i) in the Class A/A-1 Distribution Percentage to the Class A Members and Class A-1 Members in proportion to their respective Unpaid Preferred Return Amounts at the time of such distribution and simultaneously (ii) in the Class A-2 Distribution Percentage to the Class A-2 Members in proportion to their respective Class A-2 Percentage Interests, until the Class A Members and Class A-1 Members shall have received aggregate distributions pursuant to this paragraph (b) equal to the aggregate Unpaid Preferred Return Amounts of the Class A Members and Class A-1 Members at the time of such distribution;

(c)           Third, 100% to the Class B Members in proportion to their respective Class B Units until the Class B Members have received aggregate distributions pursuant to this paragraph (c) equal to the product of (x) the aggregate Class B Threshold Percentages of all Class B Members and (y) the aggregate distributions made pursuant to paragraph (b) above and this paragraph (c);

(d)           Fourth, 100% to the Class A Members, Class A-1 Members, Class A-2 Members and Class B Members in proportion to their respective Class A/A-1/A-2/B Percentage Interests until the Class A Members have received aggregate distributions pursuant to this Section 7.2 equal to the First Return Threshold Amount;

(e)           Fifth, 100% to the Class C Members in proportion to their respective Class C Units until the Class C Members have received aggregate distributions pursuant to this paragraph (e) equal to the product of (x) the aggregate Class C Threshold Percentages of all Class C Members and (y) the aggregate distributions made pursuant to paragraphs (b) through (d) above and this paragraph (e);

(f)            Sixth, 100% to the Class A Members, Class A-1 Members, Class A-2 Members, Class B Members and Class C Members in proportion to their respective Class A/A-1/A-2/B/C Percentage Interests until the Class A Members have received aggregate distributions pursuant to this Section 7.2 equal to the Second Return Threshold Amount;

(g)           Seventh, 100% to the Class D Members in proportion to their respective Class D Units until the Class D Members have received aggregate distributions pursuant to this paragraph (g) equal to the product of (x) the aggregate Class D Threshold Percentages of all Class D Members and (y) the aggregate distributions made pursuant to paragraphs (b) through (f) above and this paragraph (g); and

(h)           Thereafter, to the Members in proportion to their respective Class A/A-1/A-2/B/C/D Percentage Interests.

7.3          Tax Advances.

(a)           The Board shall have the discretion to enter into any agreement or other arrangement with any Member with respect to periodic distributions of cash to such Member, which distributions may be made prior to distributions that would otherwise be made pursuant to Section 7.2, to assist the Member in paying the Member’s income taxes attributable to Company income allocated to the Member; provided, however, any distributions made to any Member pursuant to this Section 7.3 shall be treated as an advance on future distributions that would otherwise be made to such Member pursuant to Section 7.2 and shall reduce any such distributions.

7.4          Indemnification and Reimbursement for Payments on Behalf of a Member.  Except as otherwise provided in this Agreement, if the Company is required by law (as determined by the Tax Matters Partner based on the advice of legal or tax counsel to the Company) to make any payment on behalf of a Member in its capacity as such (including in respect of withholding taxes, personal property taxes, and unincorporated business taxes, etc.), then such Member (the “Indemnifying Member”) will indemnify the Company in full for the entire amount paid, including interest, penalties and expenses associated with such payment.  At the option of the Board, the amount to be indemnified may be charged against a Capital Account of the Indemnifying Member, and, at the option of the Board, either:

(a)           promptly upon notification of an obligation to indemnify the Company, the Indemnifying Member will make a cash payment to the Company in an amount equal to the full amount to be indemnified (and the amount paid will be added to the Indemnifying Member’s Capital Account but will not be deemed to be a Capital Contribution), or

(b)           the Company will reduce distributions which would otherwise be made to the Indemnifying Member until the Company has recovered the amount to be indemnified (and the amount of such reduction will be deemed to have been distributed for all purposes, but such deemed distribution will not further reduce the Indemnifying Member’s Capital Account).

A Member’s obligation to make contributions to the Company under this Section 7.4 will survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 7.4, the Company will be treated as continuing in existence.  The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 7.4, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the Company’s and its subsidiaries’ effective cost of borrowed funds.

7.5          Class A-2 Adjustments.

(a)           In the event that the Company has made distributions pursuant to Section 7.2(a) or (b) after the date of this Agreement but prior to any Class A-2 Adjustment, the Company shall promptly provide written notice of such Class A-2 Adjustment to the Members, and (i) each Class A Member, Class A-1 Member and Class A-2 Member shall, within ten (10) Business Days after the furnishing of such notice, pay to the Company an amount in cash equal to such Member’s Adjustment Decrease Amount, if any (all such payments received by the Company, the “Aggregate Adjustment Payment”), and (ii) as soon as practicable after the Company has received any such payments, the Company shall distribute, in cash, the Aggregate Adjustment Payment to the Members in proportion to their respective Adjustment Increase Amounts, if any; provided, however, that, in the event that any Member does not, within the time period set forth in clause (i) above, make payment to the Company in the full amount of its Adjustment Decrease Amount, if any, (x) such Member’s unpaid Adjustment Decrease Amount shall bear interest until repaid in full, calculated at a rate equal to fifteen percent (15%) per annum compounded semi-annually and, (y) in the event that the Company makes any distribution pursuant to Section 7.2 prior to the repayment in full of such Member’s Adjustment Decrease Amount (including any accrued interest), the Company shall withhold such unpaid Adjustment Decrease Amount from the amount of distributions such Member would otherwise have been entitled to receive, and the Company shall distribute such withheld amount to the other Members in proportion to their respective unpaid Adjustment Increase Amounts, if any; and provided, further, that any payments made, or distributions received, by any Member in respect of its Adjustment Decrease Amount or Adjustment Increase Amount, as applicable (not including the amount of interest accrued on any Adjustment Decrease Amount which is not timely repaid), shall be deemed to be an adjustment to the aggregate amount of distributions received by such Member pursuant to Section 7.2(a) or (b), as applicable, and the amount of such Member’s Unreturned Capital Contributions and Unpaid Preferred Return Amount shall be adjusted accordingly.

ARTICLE VIII
Allocations

8.1          Allocations of Profits and Losses.  After giving effect to the allocations set forth in Section 8.2, the Company’s Profit and Loss (and items of income, gain, credit, deduction, loss and expense) for any Fiscal Year (or other applicable period) shall be allocated among the Members so as, to the extent possible, to cause each Member’s Capital Account balance, as increased by the amount of such Member’s share of Company Minimum Gain, the amount of such Member’s share of Member nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-(i)(5)) and any other amount such Member is deemed obligated to restore pursuant to Treasury Regulation Section 1.704-2, to equal, as nearly as possible, the amount that would be distributed to such Member if: (a) the Company were dissolved and terminated, (b) the assets of the Company were sold for an amount equal to their respective Book Values, (c) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets(s) securing such liability) and (d) the net proceeds were distributed in accordance with Section 10.2.

8.2          Regulatory and Special Allocations.  Notwithstanding the provisions of Section 8.1:

(a)           To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated, as provided in Treasury Regulation Section 1.704‑1(b)(2)(iv)(m), as an item of Profit (if the adjustment increases the basis of the asset) or Loss (if the adjustment decreases such basis) and such Profit or Loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(b)           If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulation Section 1.704‑2(d)(1)) during any Taxable Year, each Member shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704‑2(g).  The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704‑2(f)(6) and 1.704‑2(j)(2).  This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704‑2(f) and shall be interpreted consistently therewith.

(c)           Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704‑2(i).  Except as otherwise provided in Treasury Regulation Section 1.704‑2(i)(4), if there is a net decrease in Member Minimum Gain during any Taxable Year, each Member that has a share of such Member Minimum Gain shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain.  Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Section 1.704‑2(i)(4) and 1.704‑2(j)(2).  This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704‑2(i)(4) and shall be interpreted consistently therewith.

(d)           In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704‑1(b)(2)(ii)(d)(4), (5) or (6), Profits shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible, provided that an allocation pursuant to this Section 8.2(d) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VIII have been tentatively made as if this Section 8.2(d) were not a term of this Agreement.  This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704‑1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)           If any Member has an Adjusted Capital Account Deficit at the end of any Taxable Year, each such Member shall be specially allocated Profits in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 8.2(e) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article VIII have been made as if Section 8.2(d) above and this Section 8.2(e) were not in this Agreement.

(f)            The allocations set forth in paragraphs (a), (b), (c), (d) and (e) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704.  Notwithstanding any other provisions of this Article VIII (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Members so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

8.3          Curative Allocations.  If the Tax Matters Partner determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss, deduction or credit is not specified in this Article VIII (an “unallocated item”), or that the allocation of any item of Company income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Members’ economic interests in the Company (determined by reference to the general principles of Treasury Regulation Section 1.704‑1(b) and the factors set forth in Treasury Regulation Section 1.704‑1(b)(3)(ii)) (a “misallocated item”), then the Board may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests; provided that no such allocation will be made without the prior consent of each Member that would be affected thereby (which consent no such Member may unreasonably withhold) and provided further that no such allocation shall have any material effect on the amounts distributable to any Member, including the amounts to be distributed upon the complete liquidation of the Company.

8.4          Tax Allocations.

(a)           All income, gains, losses, deductions and credits of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.  Each item of income, gain, loss, deduction and credit realized by the Company in any Taxable Year shall be allocated pro rata to the Members according to the amount of Profit or Loss, as the case may be, allocated to them in such year.

(b)           Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method of Treasury Regulation Section 1.704‑3(b), or such other method elected by the Tax Matters Partner, so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)           If the Book Value of any Company property is adjusted pursuant to Section 6.2(a)(iv), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)           Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704‑1(b)(4)(ii).

(e)           Allocations pursuant to this Section 8.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, distributions or other items pursuant to any provisions of this Agreement.

ARTICLE IX
Elections and Reports

9.1          Generally.  The Company will keep appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 9.3.

9.2          Tax Status.  The Members intend that the Company be treated as a partnership for federal, state and local income tax purposes and the Company and each Member shall file all tax returns on the basis consistent therewith.

9.3          Reports.  The Company will use reasonable efforts to deliver or cause to be delivered, by March 15 of each year or as soon as practicably possible, to each person who was a Member at any time during the previous Taxable Year, all information (including a Schedule K-1) reasonably necessary for the preparation of such person’s United States federal income tax returns and any state, local and foreign income tax returns which such person is required to file as a result of the Company being engaged in a trade or business within such state, local or foreign jurisdiction, including a statement showing such person’s share of income, gains, losses, deductions and credits for such year for United States federal income tax purposes (and, if applicable, state, local or foreign income tax purposes).

9.4          Tax Elections.  The Tax Matters Partner will determine whether to make or revoke any available election pursuant to the Code.  Each Member will upon request supply the information necessary to give proper effect to any such election.

9.5          Tax Controversies.  The initial Tax Matters Partner shall be the HC2 Member.  A Majority in Voting Interest may replace the Tax Matters Partner at any time and from time to time.  The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.  Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings.  The Tax Matters Partner will have sole discretion to determine whether the Company (either in its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.  Any deficiency for taxes imposed on or attributable to any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member, and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 7.4.

9.6          Code Section 83 Safe Harbor Election.

(a)           Safe Harbor Election.  Notwithstanding Section 9.4, by executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005‑43 (the “Notice”) apply to any interest in the Company transferred to a service provider or a Person who provides services for the benefit of the Company (should such an election be applicable to a Person who provides services for the benefit of the Company) by the Company on or after the effective date of such Revenue Procedure (or any substantially similar Revenue Procedure or other guidance issued by the Internal Revenue Service) in connection with services provided to (or, as applicable, the benefit of) the Company; provided that all Members shall be provided with written notice of any such Safe Harbor election.  For purposes of making such Safe Harbor election, the Tax Matters Partner is hereby designated as the “partner who has responsibility for federal income tax reporting” by the Company and, accordingly, that execution of such Safe Harbor election by the Tax Matters Partner constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the Notice.  The Company and each Member hereby agree to comply with all requirements of the Safe Harbor described in the Notice (and any substantially similar Revenue Procedure or other guidance issued by the Internal Revenue Service), including, without limitation, the requirement that each Member shall prepare and file all federal income tax returns reporting the income tax effects of each Safe Harbor Partnership Interest issued by the Company in a manner consistent with the requirements of the Notice (and any substantially similar Revenue Procedure or other guidance issued by the Internal Revenue Service).

(b)           Failure to Comply.  Any Member or former Member that fails to comply with requirements set forth in Section 9.6(a) shall indemnify and hold harmless the Company and each adversely affected Member and former Member from and against any and all losses, liabilities, taxes, damages, judgments, fines, costs, penalties, amounts paid in settlement and reasonable out‑of‑pocket costs and expenses incurred in connection therewith (including, without limitation, costs and expenses of suits and proceedings, and reasonable fees and disbursements of counsel), in each case resulting from such Member’s or former Member’s failure to comply with such requirements.  The Board may offset distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company and any other Person under this Section 9.6(b) (and any amount so offset with respect to such Person’s obligation to indemnify a Person other than the Company shall be paid over to such other Person by the Company).  A Member’s obligations to comply with the requirements of Section 9.6(a) and to indemnify the Company and any Member or former Member under this Section 9.6(b) shall survive such Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 9.6, the Company shall be treated as continuing in existence.  The Company and any Member or former Member may pursue and enforce all rights and remedies it may have against each Member or former Member under this Section 9.6(b), including (i) instituting a lawsuit to collect such indemnification and contribution, with interest calculated at a rate equal to the prime rate plus three (3) percentage points per annum (but not in excess of the highest rate per annum permitted by law), compounded on the last day of each fiscal quarter and (ii) specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction (without the necessity of showing actual money damages, or posting any bond or other security) in order to enforce or prevent any violation of the provisions of Section 9.6(a).

(c)           Certain Amendments.  Each Member authorizes the Board to amend Section 9.6(a) and Section 9.6(b) to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Company transferred by the Company to a service provider in connection with services provided to the Company or for the benefit of the Company (should such an election be applicable to a person who provides services for the benefit of the Company) as set forth in Section 4 of the Notice (e.g., to reflect changes from the rules set forth in the Notice in subsequent Internal Revenue Service guidance), provided that such amendment is not materially adverse to any Member (as compared with the after‑tax consequences that would result if the provisions of the Notice applied to all interests in the Company transferred to a service provider by the Company in connection with services provided to or for the benefit of the Company).

9.7          Engagement in Trade or Business in the United States.  The Company shall conduct any future activity that would constitute a United States trade or business for tax purposes through GMSL or another Subsidiary of GMSL.

ARTICLE X
Dissolution and Liquidation

10.1        Dissolution.  The Company shall be dissolved and its affairs wound up only upon the happening of any of the following events:

(a)           Upon the election to dissolve the Company by action of a Majority in Voting Interest; or

(b)           The entry of a decree of judicial dissolution under § 18‑802 of the Delaware Act; provided, that, notwithstanding anything contained herein to the contrary, no Member shall make an application for the dissolution of the Company pursuant to § 18‑802 of the Delaware Act without the unanimous approval of the Members.

Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 10.2 and the Certificate shall have been canceled.

10.2        Liquidation.

(a)           Liquidator.  Upon dissolution of the Company, the Board will appoint a Person to act as the “Liquidator,” and such Person shall act as the Liquidator unless and until a successor Liquidator is appointed as provided in this Section 10.2.  The Liquidator will agree not to resign at any time without thirty (30) days’ prior written notice to the Board.  The Liquidator may be removed at any time, with or without cause, by notice of removal and appointment of a successor Liquidator approved by the Board.  Any successor Liquidator will succeed to all rights, powers and duties of the former Liquidator.  The right to appoint a successor or substitute Liquidator in the manner provided in this Section 10.2 will be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions of this Agreement, and every reference in this Agreement to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner provided in this Section 10.2.  The Liquidator will receive as compensation for its services (1) no additional compensation, if the Liquidator is an employee of the Company or any of its subsidiaries, or (2) if the Liquidator is not such an employee, such compensation as the Board may approve, plus, in either case, reimbursement of the Liquidator’s out‑of‑pocket expenses in performing its duties.

(b)           Liquidating Actions.  The Liquidator will liquidate the assets of the Company and apply and distribute the proceeds of such liquidation, in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i)            First, to the payment of the Company’s debts and obligations to its creditors (including Members), including sales commissions and other expenses incident to any sale of the assets of the Company, in order of the priority provided by law.

(ii)           Second, to the establishment of and additions to such reserves as the Board deems necessary or appropriate.

(iii)          Third, to the Members, in accordance with Section 7.2.

The reserves established pursuant to clause (ii) above will be paid over by the Liquidator to a bank or other financial institution, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Board deems advisable, such reserves will be distributed to the Members in accordance with Section 7.2 in the manner provided above in this Section 10.2(b).  The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Member immediately prior to the distribution of the Company’s assets pursuant to this Section 10.2(b) being equal to the amount distributable to such Member pursuant to this Section 10.2(b).

(c)           Distribution in Kind.  Notwithstanding the provisions of Section 10.2(b) which require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 10.2(b), if upon dissolution of the Company the Board determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Board may, in its sole discretion, defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.2(b), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation on a pro rata basis among the Members of each class based on their ownership of such class of Units.  Any such distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time.  For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

(d)           Reasonable Time for Winding Up.  A reasonable time will be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2(b) in order to minimize any losses otherwise attendant upon such winding up.  Distributions upon liquidation of the Company (or any Member’s interest in the Company) and related adjustments will be made by the end of the Fiscal Year of the liquidation (or, if later, within ninety (90) days after the date of such liquidation) or as otherwise permitted by Treasury Regulation Section 1.704‑1(b)(2)(ii)(b).

(e)           Termination.  Upon completion of the distribution of the assets of the Company as provided in Section 10.2(b) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

ARTICLE XI
Transfer of Units

11.1        Restrictions on Transfer.

(a)           General Restrictions.

(i)            Each Member acknowledges and agrees that such Member shall not Transfer any Unit(s) except in accordance with the provisions of this Article XI, Article XIII and, to the extent applicable to such Member, any Grant Agreement or any Subscription Agreement.  Any attempted Transfer in violation of the preceding sentence shall be deemed null and void for all purposes, and the Company will not record any such Transfer on its books or treat any purported Transferee as the owner of such Unit(s) or a Member for any purpose.

(ii)           Notwithstanding anything to the contrary in this Agreement, except in connection with a Company Sale or a Drag Sale, no Unit may be Transferred and the Company shall not issue any Units unless (A) such Transfer or issuance, as the case may be, shall not affect the Company’s existence or qualification as a limited liability company under the Delaware Act, and (B) such Transfer or issuance, as the case may be, shall not cause the Company to be classified as a publicly traded partnership treated as a corporation or otherwise as other than a partnership for United States federal income tax purposes.

(iii)          The Company shall have the right to require, as a condition to any Transfer (other than in connection with a Company Sale or a Drag Sale), receipt of an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company, to the effect that such Transfer is not required to be registered under the Securities Act and is not in violation of any other applicable securities law, provided, however, that in the case of a Transfer to an accredited investor (as defined below), the Transferee may provide, in lieu of such opinion, evidence, reasonably satisfactory to the Board, that the Transferee is an accredited investor under applicable securities laws and that such Transfer is not required to be registered under the Securities Act and is not in violation of any other applicable securities law (such opinion of counsel or evidence in lieu of such opinion, the “Transfer Opinion”).

(b)           Additional Restrictions.  From and after the date hereof, in addition and subject to the restrictions set forth in Section 11.1(a), no Member or other holder of Units may Transfer any direct or indirect interest in such Member’s or holder’s Units other than:

(i)            the HC2 Member:

(A)         to any Person pursuant to a Permitted Transfer;

(B)          as a Transferring Member to any Person subject to the obligations set forth in Section 11.4;

(C)          to any Person pursuant to Section 11.6 in connection with a Company Sale; or

(D)          to the applicable purchaser pursuant to Section 11.68 in connection with a Drag Sale;

(ii)           the Fugro Member:

(A)         to any Person pursuant to a Permitted Transfer;

(B)          as a Tagging Member to the Proposed Tag Purchaser pursuant to Section 11.4;

(C)          to the applicable purchaser pursuant to Section 11.6 in connection with a Company Sale;

(D)          at any time on or after the second anniversary of the Fugro Acquisition Date, to any Person subject to the obligations set forth in Section 11.7; or

(E)          to any Person pursuant to Section 11.68 in connection with a Fugro Member Sale or a Drag Sale;

(iii)          any other Member or holder of Units (other than the HC2 Member, the Fugro Member or their respective Permitted Transferees):

(A)         to any Person pursuant to a Permitted Transfer;

(B)          as a Tagging Member to the Proposed Tag Purchaser pursuant to Section 11.4;

(C)          to the applicable purchaser pursuant to Section 11.6 in connection with a Company Sale;

(D)          to the applicable purchaser pursuant to Section 11.68 in connection with a Drag Sale;

(E)          in the case of any Class A Units or Class A-2 Units, any Transfer in accordance with the provisions of any arrangement approved by the Board to the Company in connection with any repurchase of such Units; or

(F)          in the case of any Incentive Interests or Class A-1 Units, any Transfer in accordance with the provisions of any Grant Agreement or arrangement approved by the Board to the Company in connection with any repurchase of such Units in connection with the termination of his or her employment or any consulting relationship with the Company or any of its Subsidiaries.

(c)           No Circumvention of Transfer Restrictions.

(i)            Each Member agrees that the Transfer restrictions in this Agreement may not be avoided by the holding of Units directly or indirectly through a Person that can itself be sold in order to dispose of an interest in Units free of such restrictions.  Any Transfer of any securities (or other interest) resulting in any change in the control, directly or indirectly, of a Member or of any other Person having control, directly or indirectly, over any such Member shall be treated as being a Transfer of the Units held by such Member, and the provisions of this Agreement that apply in respect of the Transfer of Units shall thereupon apply in respect of the Units so held; provided, that a change in control of either the HC2 Member Parent or the Fugro Member Parent shall not constitute a Transfer of Units.

(ii)           Zencor Holdings hereby acknowledges and agrees that:

(A)         as of the date hereof, Dick Fagerstal owns, directly or indirectly, 100% of the economic, voting and all other rights relating to Zencor Holdings (and each of its parent entities (other than a natural person)), and Zencor Holdings shall not permit any, direct or indirect, Transfer of any securities (or other interest) issued by it (or any of its parent entities (other than a natural person)) without the prior written consent of the Majority in Voting Interest, and that it shall treat any attempted Transfer of any such securities (or other interest) in violation of this clause (A) as null and void for all purposes, and shall not record any such Transfer on its books or treat any purported Transferee as the owner of such securities (or other interest) for any purpose; provided however, that the prior written consent of the Majority in Voting Interest shall not be unreasonably withheld in connection with any Transfer of any such securities (or other interest) that would otherwise be in violation of this clause (A) (1) pursuant to applicable laws of descent and distribution as they relate to Dick Fagerstal, as applicable, or (2) for bona fide estate planning purposes (which bona fide estate planning purposes, if requested by the Majority in Voting Interest, shall be reasonably verified by the Majority in Voting Interest);

(B)          neither it nor any of its parent entities (other than a natural person) has incurred nor will any of them incur any obligations or liabilities (whether contingent or absolute) other than obligations or liabilities pursuant to this Agreement or any other agreement contemplated thereby and hereby, contracts for the maintenance of Zencor Holdings’ registered agent in the state of its incorporation or formation and obligations with respect to the payment of franchise (or similar) tax in the state of its formation;

(C)          neither it nor any of its parent entities (other than a natural person) has nor will any of them have any other asset or interest other than the Units (or the equity interests of its direct Subsidiary) and the rights pursuant to this Agreement or any other agreement contemplated thereby and hereby;

(D)          neither it nor any of its parent entities (other than a natural person) has ever conducted, nor will any of them conduct any business other than ownership of the Units; and

(E)          neither it nor any of its parent entities (other than a natural person), nor will any of them become, a party to or bound by, any contract other than contracts for the maintenance of Zencor Holdings’ registered agent in the state of its incorporation or formation, and contracts with an accounting firm or other tax professional for the preparation of tax returns an account applications with the bank(s) for bank account(s).

11.2        Effect of Transfer.

(a)           Notwithstanding anything to the contrary in this Agreement, no Transferee of any Unit(s) received pursuant to a Transfer (but excluding (i) Transferees that were Members immediately prior to such a Transfer, who shall automatically become a Member with respect to any additional Units they so acquire, and (ii) any Transferee that is an Affiliate of the Member Transferring Units to such Transferee, who shall automatically become a Member upon such Transferee executing and delivering to the Secretary of the Company a Joinder) shall become a Member in respect of or be deemed to have any ownership rights in the Unit(s) so Transferred unless the purported Transferee is admitted as a Member as set forth in Section 11.3.

(b)           Following a Transfer of any Unit(s) that is permitted under this Article XI, the Transferee of such Unit(s) shall succeed to the Capital Account associated with such Unit(s) and shall receive allocations and distributions under Articles Article VI, Article VII, Article VIII and Article X in respect of such Unit(s).  Notwithstanding the foregoing, Profits, Losses and other items will be allocated between the transferor and the Transferee according to Code Section 706.

(c)           Any Member who Transfers all of his or its Units (i) shall automatically and without any further action cease to be a Member upon such Transfer, and (ii) shall no longer possess or have the power to exercise any rights or powers of a Member of the Company.

(d)           In the case of any Permitted Transfer to an Affiliate, if such Transferee ceases to be an Affiliate of such Transferring entity, such Transferee shall re-Transfer the Units Transferred by such Member back to the Transferring entity or to another Affiliate thereof and, pending such re-Transfer, such Transferee shall not have any rights under this Agreement in respect of such Units Transferred by such Member.

11.3        Procedures for Transfer.

(a)           Subject in all events to the general restrictions on Transfers contained in this Agreement and, to the extent applicable, any Grant Agreement and any Subscription Agreement, no Transfer of Unit(s) (other than a Company Sale or a Drag Sale) may be completed, nor shall the Company be liable or responsible in respect of any Transfer or Transferee, until the prospective Transferee is admitted as a Member.

(b)           The Company shall not admit any prospective Transferee as a Member unless (x) such Person executes and delivers to the Secretary of the Company a Joinder (unless such Transferee is already a Member immediately prior to such Transfer) and (y) the Company receives (or waives in writing its right to receive) the Transfer Opinion.

(c)           If a Transfer is consummated in accordance with the terms of this Agreement, the Secretary of the Company shall amend the Members Schedule to reflect such Transfer.  Upon the amendment of the Members Schedule by the Secretary of the Company, such prospective Transferee shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon the Company shall reissue the applicable Units in the name of such prospective Transferee.

11.4        Tag-Along Rights.

(a)           Tag-Along Process.

(i)            Sale Notice.  If any of (x) the HC2 Member, (y) Zencor Holdings or (z) any Class A Member or group of Class A Members that hold, individually or in the aggregate, Class A Units representing a Class A/A-1/A-2 Percentage Interest of at least four percent (4%) (each, a “Transferring Member”), proposes to Transfer, in a single transaction or series of related transactions (other than pursuant to a Permitted Transfer (that does not constitute a Transfer to any Person that is already a Member prior to such Transfer) or a Company Sale), any Class A Units, the Transferring Member(s) shall deliver a written notice (the “Sale Notice”) to the Company, each Class A Member and each Class A-2 Member at least thirty (30) calendar days prior to making such Transfer (the “Tag Transfer”), specifying in reasonable detail the identity of the prospective Transferee(s) (the “Proposed Tag Purchaser”), the number of Class A Units to be Transferred (the “Offered Units”) and the terms and conditions of the Tag Transfer.  Each Class A Member and Class A-2 Member may elect (each such Member that so elects, a “Tagging Member”) to participate in the Tag Transfer upon the terms and conditions set forth in the Sale Notice by delivering written notice (each, a “Tag Notice”) to the Transferring Member(s) within ten (10) calendar days after delivery of the Sale Notice (the “Tag Period”), which Tag Notice shall specify the number of Class A Units or Class A-2 Units that such Tagging Member desires to include in such Tag Transfer; provided, however, that (A) each Tagging Member may not elect to sell any Units other than Class A Units or Class A-2 Units and (B) no Class A Unit that is subject to vesting shall be entitled to be sold pursuant to this Section 11.4 unless such Unit has fully vested.  Delivery of a Tag Notice shall constitute an irrevocable and unconditional offer by such Tagging Member to sell to the Proposed Tag Purchasers the number of Class A Units or Class A-2 Units set forth therein on the same terms and conditions as set forth in the Sale Notice; provided that such Tagging Member shall not be obligated to consummate such Transfer if the Transferring Member(s) either fail to sell their Offered Units or otherwise deviate from the terms set forth in such Sale Notice.

(ii)           Amended Sale Notice.  Notwithstanding anything to the contrary herein, the Transferring Member(s) shall not consummate the Tag Transfer contemplated by the Sale Notice on material terms more favorable in the aggregate to the Transferring Member(s) than those set forth in the Sale Notice (including as to price per Unit, amount of Units or form of consideration to be received) unless (x) each Class A Member and Class A-2 Member has elected to be a Tagging Member for the maximum number of Class A Units and Class A-2 Units that can be included in the Offered Units or (y) the Transferring Member(s) shall first have delivered a second notice setting forth such more favorable material terms (the “Amended Sale Notice”) to each Class A Member and Class A-2 Member.  Each Class A Member and Class A-2 Member receiving an Amended Sale Notice may elect to participate in the contemplated Tag Transfer on such amended terms by delivering written notice (also, a “Tag Notice”) to the Transferring Member(s) not later than five (5) calendar days after delivery of the Amended Sale Notice.

(iii)          Closing of Tag Transfer.  The closing of any Tag Transfer shall be held at the principal office of the Company at 11:00 a.m. local time on a Business Day chosen by the Transferring Member(s) (upon at least five (5) days’ notice to the Tagging Members); provided that such closing may be held at such other time and place as the parties to the Tag Transfer may agree.

(b)           Tagging Members’ Rights and Obligations.

(i)            Transfer Units.

(A)         If one or more Class A Members or Class A-2 Members elect to be Tagging Members and give the Transferring Member(s) a timely Tag Notice, then each such Tagging Member shall be entitled to request to sell, subject to the other provisions of this Section 11.4, in the contemplated Tag Transfer a percentage of Class A Units and Class A-2 Units held by such Tagging Member that is equal to (1) the total number of Class A Units and Class A-2 Units which the Transferee is willing to purchase multiplied by (2) a fraction (A) the numerator of which is the number of Class A Units and Class A-2 Units held by such Tagging Member, and (B) the denominator of which is the aggregate number of Class A Units and Class A-2 Units owned by the Transferring Member(s) and all Tagging Members (including such Tagging Member) who are participating in the applicable Tag Transfer.

(B)          The Transferring Member(s) shall use commercially reasonable efforts to cause the Proposed Tag Purchasers to agree to acquire all of the Class A Units and Class A-2 Units desired to be sold by such Tagging Members set forth in each such Tag Notice.

(C)          In the event that the Proposed Tag Purchasers are unwilling or unable to acquire all Class A Units and Class A-2 Units proposed to be included in the Tag Transfer upon such terms, the Transferring Member(s) shall have the option to either (1) cancel such Tag Transfer (in which case all Class A Units and Class A-2 Units shall remain subject to all of the restrictions of this Agreement, including the provisions of this Section 11.4), or (2) allocate the total number of Class A Units and Class A-2 Units that the Proposed Tag Purchasers are willing to purchase among the Transferring Member(s) and the Tagging Members on a pro rata basis in proportion to the Class A Units and Class A-2 Units proposed to be sold in such Tag Transfer.

(ii)           Consideration.

(A)         If the applicable Tag Transfer is actually consummated, then (1) each Tagging Member shall receive in exchange for or in respect of, as applicable, the Class A Units and Class A-2 Units held by such Tagging Member the same consideration per Unit from such Tag Transfer as received by the Transferring Member(s), and (2) each Tagging Member shall pay its own costs of any sale and a pro rata share on a several and not joint basis (based on the relative consideration to be received in respect of the Units to be sold) of the expenses incurred by the Transferring Member(s) (to the extent such expenses are incurred for the benefit of all Tagging Members and are not otherwise paid by the Company or the Proposed Tag Purchasers).

(B)          In the event that any non‑cash consideration is paid by the Proposed Tag Purchaser, each Tagging Member shall be entitled to receive, on a pro rata basis, the same proportionate amount of cash and non‑cash consideration as received by the Transferring Member(s) (the amount and value of such consideration shall be determined in good faith by the Board).

(iii)          Purchase Agreement Obligations.  Each Tagging Member that sells Class A Units or Class A-2 Units in a Tag Transfer shall (A) take all reasonably necessary actions as reasonably directed by the Transferring Member(s) in connection with the consummation of the Tag Transfer, including executing the applicable purchase agreement and all documents and instruments which are necessary or desirable to effectuate such Tag Transfer, (B) be obligated to provide the same representations, warranties, covenants and agreements (other than any non-compete or non-solicit covenant or agreement) with respect to such Tagging Member as provided by the Transferring Member(s), and (C) join on a pro rata several and not joint basis (based on the relative consideration to be received in respect of the Units to be sold) in any indemnification obligations (including participating in any escrow arrangements) that the Transferring Member(s) agree to provide in connection with such Tag Transfer; provided that, other than in the case of fraud, no Tagging Member’s obligations for indemnification and similar obligations shall exceed the aggregate cash proceeds received by, and any amount deposited into escrow on behalf of, such Tagging Member on account of the Class A Units or Class A-2 Units sold in such Tag Transfer.

(c)           Effect of Sale Notice.  If none of the Class A Members or Class A-2 Members give a Tag Notice prior to the expiration of the Tag Period for giving such notice, then the Transferring Member(s) may Transfer Class A Units to any Person at a price no greater, and on other material terms and conditions that are not more favorable in the aggregate to the Transferring Member(s), than those set forth in the Sale Notice at any time within ninety (90) calendar days after expiration of the Tag Period.  Any such Class A Units not Transferred by the Transferring Member(s) during such ninety (90)-calendar day period shall again be subject to the provisions of this Section 11.4 upon any subsequent proposed Transfer.

(d)           Termination of Restrictions.  The restrictions set forth in this Section 11.4 shall continue with respect to each Class A Unit until the earlier of (i) the Transfer of such Class A Unit in a Public Sale, a Company Sale or a Drag Sale, or (ii) the consummation of an Initial Public Offering.

11.5        Legend.  Any certificates or instruments representing the Units will bear the following legend:“THE OFFER AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF GLOBAL MARINE HOLDINGS, LLC (THE “ISSUER”), AS MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG THE ISSUER’S MEMBERS.  A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

11.6        Company Sale.

(a)           Obligations of the Members.  If, at any time, the Majority of Voting Interests elect to consummate, or to cause the Company to consummate, a Company Sale (the “Electing Majority Members”), then such Electing Majority Members shall notify the Company and the other Members in writing at least thirty (30) calendar days prior to the consummation of such Company Sale of the Electing Majority Members’ election to exercise its rights under this Section 11.6.  If the Electing Majority Members deliver such notice, then, subject to this Section 11.6, (i) the Company shall (x) authorize the Electing Majority Members to initiate a process to seek a Company Sale and direct and control all decisions in connection therewith (including the hiring or termination of any investment bank or professional adviser and making all decisions regarding valuation and consideration), (y) participate in, and cooperate in good faith with, such process, in each case as requested by the Electing Majority Members and (z) take all other necessary and desirable actions as are reasonably directed by the Electing Majority Members in connection with the consummation of any such Company Sale and (ii) the Members, to the extent they have any right or standing to do so, shall vote for, consent to, and raise no objections to the proposed Company Sale, and the Members and the Company shall take all other actions necessary or reasonably required to cause the consummation of such Company Sale on the terms proposed by the Electing Majority Members.  Without limiting the foregoing, (A) if the proposed Company Sale is structured as a sale of assets or a merger or consolidation, then each Member shall vote or cause to be voted all Units that such Member holds or with respect to which such Member has the power to direct the voting and which are entitled to vote on such Company Sale in favor of such Company Sale and shall waive any dissenter’s rights, appraisal rights or similar rights which such Member may have in connection therewith, (B) if the proposed Company Sale is structured as or involves a sale or redemption of Units, then each Member shall agree to sell such Member’s pro rata share of Units being sold in such Company Sale on the same terms and conditions approved by the Electing Majority Members, and applicable to the Electing Majority Members (other than with respect to price per Unit, which will be determined in accordance with the distribution provisions set forth in this Agreement), and such Members shall execute all documents necessary or reasonably required to effectuate such Company Sale approved by the Electing Majority Members in connection with such Company Sale, (C) each Member shall be obligated to provide with respect to such Member the same representations, warranties, covenants and agreements (other than any non-compete or non-solicit covenant or agreement) that the Electing Majority Member agree to provide with respect to their ownership of the Units in connection with such Company Sale, and (D) each Member shall be obligated to join on a pro rata several and not joint basis (based on the relative consideration to be received in respect of the Units to be sold) in any indemnification obligations (including participating in any escrow arrangements) that the Electing Majority Members agree to provide or undertake with respect to itself and/or the Company in connection with such Company Sale; provided that, other than in the case of fraud, no Member’s obligations for indemnification and similar obligations shall exceed the aggregate cash proceeds received by, and any amount deposited into escrow on behalf of, such Member on account of the Units sold in such Company Sale; and provided, further, that no Member shall be obligated to enter into indemnification obligations with respect to any representations, warranties or covenants in the nature of those described in clause (C) to the extent relating to or in respect of any other Member or any other Person’s Membership Interests.  Notwithstanding anything herein to the contrary, in the event that a Member would not be receiving any consideration upon the consummation of a Company Sale with respect to certain of the Units then held by such Member (as determined based on a deemed distribution in accordance with the distribution provisions set forth in this Agreement of the full equity value of the Company based on the aggregate sale proceeds to be received in such Company Sale), then such Units shall automatically be forfeited and cancelled without any further action or consideration required by any of the parties hereto.

(b)           Expenses.  If the Company Sale is consummated, then each Member shall bear such Person’s pro rata share on a several and not joint basis (based upon the relative amount of consideration received by such Member) of the reasonable costs of any Company Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring party.  Costs incurred by or on behalf of a Member for such Person’s sole benefit shall not be considered costs of the transaction hereunder.  Notwithstanding any other provision herein to the contrary, the Electing Majority Members shall have the right at any time prior to the consummation of the Company Sale to abandon the Company Sale, and none of the actions taken or requested to be taken by any Member or the Company prior to such abandonment shall in any way obligate the Company or the Electing Majority Members to consummate the Company Sale.

(c)           Consideration.  In connection with any Company Sale to which this Section 11.6 applies, each Member shall receive in exchange for or in respect of, as applicable, the Units held by such Member, the same portion of the aggregate consideration per Unit from such Company Sale (the amount and value of such consideration shall be determined in good faith by the Board) received by the Electing Majority Members, but giving effect to the rights and preferences of the Units set forth in this Agreement, including Section 7.2, as in effect immediately prior to such Company Sale.  Each Member shall take all necessary or reasonably required actions in connection with the distribution or allocation among the Company’s Members of the aggregate consideration from such Company Sale as necessary or otherwise reasonably requested by the Company for the purpose of effecting such distribution or allocation; provided that, in connection with any such Company Sale that is structured as an exchange by the Members of all or substantially all of the Units held by the Members, any Person holding rights to acquire Units prior to such Company Sale shall thereafter have the right to only receive the securities that were exchanged for the Units such Person previously had the right to acquire (and if the exchange was in part, a proportional amount thereof).  In the event that any non-cash consideration is paid to the Electing Majority Members, each such Member shall be entitled to receive, on a pro rata basis, (i) the same proportionate amount of cash and non-cash consideration as received by the Electing Majority Members, (ii) substantially the same information and transfer rights received by the Electing Majority Members and (iii) the right to participate, pro rata, in any registration rights received by the Electing Majority Members.

(d)           Representative.  If the Company Sale involves the negotiation or a transaction for which Rule 506 (or any similar rule then in effect) promulgated by the SEC may be available, each Member who is not an “accredited investor,” as that term is defined in Regulation D as promulgated under the Securities Act, will, at the request of the Company, appoint either a purchaser representative (as such term is defined in Rule 501 under the Securities Act) designated by the Company, in which event the Company will pay the fees of such purchaser representative, or another purchaser representative (reasonably acceptable to the Company), in which event such holder will be responsible for the fees of the purchaser representative so appointed.

(e)           Proxy.  Each Member hereby grants the Company such Member’s perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary and/or desirable to sell, transfer or otherwise dispose of all Units (and any other equity of the Company) held by such Member, in connection with the consummation of a Company Sale.  Pursuant to such power of attorney, the Company shall have the right to execute any and all documents related to a Company Sale (including documents granting customary indemnities to a buyer of assets or securities consistent with this Agreement) on behalf of such Member.  The Company shall exercise such power of attorney in good faith solely in compliance with the terms of this Section 11.6.

(f)            Termination.  This Section 11.6 shall automatically terminate upon the earlier of the consummation of a Company Sale, a Drag Sale or an Initial Public Offering.

11.7        Right of First Offer.  Prior to any Transfer by the Fugro Member of all or any of its Class A-2 Units (the “Subject Interest”) other than to a Permitted Transferee, the Fugro Member must first comply with the provisions of this Section 11.7:

(a)           The Fugro Member shall first deliver to each Class A Member (the “Offerees”) a written notice (the “Offer Notice”) that sets forth the number of its Class A-2 Units represented by the Subject Interest, the amount that the Fugro Member proposes to be paid for the Subject Interest (the “Sale Price”), the manner of payment and the material terms of such sale.  The Offer Notice shall constitute an irrevocable offer by the Fugro Member to sell to the Offerees the Subject Interest for cash at the Sale Price on the terms set forth in the Offer Notice.  Each of the Offerees shall have until the 20th Business Day following the delivery of the Offer Notice (the “Offer Period”) in which to notify the Fugro Member that it accepts such offer as to all or any portion of the Subject Interest offered to such Offeree for the Sale Price (or the applicable portion thereof based on the portion of the Subject Interest such Offeree elects to purchase) and on the payment terms set forth in the Offer Notice, which notice shall specify the maximum portion of the Subject Interest it wishes to purchase.

(b)           If more than one Offeree elects to purchase all or any portion of the Subject Interest prior to the expiration of the Offer Period and such Offerees in the aggregate elect to purchase an amount that exceeds the Subject Interest, the Subject Interest shall be allocated among such Offerees pro rata according to their respective Class A Percentage Interests up to the maximum portion of the Subject Interest specified by each such Offeree in its notice until the entire Subject Interest shall have been so allocated or each Offeree shall have been allocated the maximum portion of the Subject Interest specified by each such Offeree in its notice.

(c)           If one or more Offerees accept such offer with respect to all but not less than all of the Subject Interest, a closing of the purchase of such Subject Interest shall take place at the principal office of the Company at 10:00 a.m. on the 15th Business Day after the date on which the Offer Notice was delivered unless the parties agree on a different place or time.  The Sale Price shall be payable in accordance with the payment terms of the Offer Notice. The definitive agreements providing for the purchase of the Subject Interest by the Offerees shall include customary representations and warranties by the Fugro Member regarding its valid title to and ownership of the Subject Interest, free and clear of all liens, claims and encumbrances (excluding those arising under securities laws and this Agreement) and its authority, power and right to enter into and consummate the purchase of the Subject Interest.

(d)           If the Offerees do not elect to purchase all but not less than all of the Subject Interest for the Sale Price prior to expiration of the Offer Period, the Fugro Member shall have the right, subject to the other provisions of this Article XI, to sell the Subject Interest for a period of 120 calendar days (the “Sale Period”) at a price per share no less than the Sale Price and on other terms no more favorable to the Transferees thereof than offered to the Offerees in the Offer Notice; provided, however, that the Fugro Member shall not be permitted to sell the Subject Interest to a Prohibited Transferee.  The Fugro Member shall be permitted to engage a qualified investment banking firm or professional adviser in connection with such proposed Transfer; provided that any fees and expenses payable to such investment bank or professional advisor shall be borne solely by the Fugro Member; provided, further, that the Fugro Member shall not be charged any fees or expenses for the management time of the officers of the Company and its Subsidiaries or for any of the other assistance set out in Section 11.7(e) below.

(e)           During the Sale Period, the Company shall reasonably cooperate with the Fugro Member in connection with such proposed Transfer, including, subject to the potential Transferee executing and delivering to the Company a confidentiality agreement in form and substance reasonably acceptable to the Company, by (i) permitting any potential Transferee to conduct a due diligence review of the Company, its Subsidiaries and their respective businesses, operations, prospects, assets, liabilities, financial condition and results of operations and (ii) making available the officers of the Company and its Subsidiaries for the purpose of making presentations to any such potential Transferee and answering questions posed by them, which, in any case, shall be during normal business hours, upon reasonable advance notice; provided that the Company will not be subject to a due diligence process which imposes an unreasonable burden to the Company or its operations. If the Fugro Member does not Transfer the Subject Interest before the end of the Sale Period, it may not sell any Subject Interest without repeating the foregoing procedures. Upon the consummation by the Fugro Member of any Transfer pursuant to this Section 11.7(d) of a Subject Interest representing a Class A/A-1/A-2 Percentage Interest of at least fifteen percent (15%), the Fugro Member and its Transferee may, by written notice to the Company given contemporaneously with the consummation of such Transfer, elect to have the Transferee succeed to the specific rights and obligations of the Fugro Member under this Agreement in place of the Fugro Member, and such substitution of the Transferee for the Fugro Member shall take effect without any further action by the Company or the Members.

11.8        Fugro Sale Process.

(a)           The process for the sale of the Membership Interests held by the Fugro Member or a sale of the Company as described in this Error! Reference source not found.8 (a “Fugro Sale Process”) may be initiated by the Fugro Member by providing written notice to each other Members and the Company at any time on or after the fifth anniversary of the Fugro Acquisition Date; provided, however, that the Fugro Member shall only be permitted to initiate a Fugro Sale Process three (3) times; provided, further, that the Fugro Member shall only be permitted to initiate a Fugro Sale Process for so long as the Fugro Member and its Affiliates continue to hold, in the aggregate, at least 50% of the number of Class A-2 Units acquired by the Fugro Member as of the Fugro Acquisition Date; and provided, further, that, in the event that a Fugro Sale Process does not result in the consummation of a Fugro Member Sale or a Drag Sale, the Fugro Member shall be prohibited from initiating a subsequent Fugro Sale Process until the date which is twelve (12) months from the termination of such prior Fugro Sale Process.

(b)           In the event that the Fugro Member initiates a Fugro Sale Process, the HC2 Member and the Fugro Member shall each, at its own cost and expense, select and appoint a qualified investment banking firm (which firm shall be reasonably acceptable to the other Member).  Each such investment banking firm shall determine the Fair Market Value of the Company as of such date and, based on such determination with respect to the Company, the Fair Market Value of all of the Membership Interests held by the Fugro Member (the “Fugro Interest”) as soon as practicable, but not later than twenty (20) Business Days after the date of its appointment.  Within twenty (20) Business Days following the receipt of such Fair Market Value determination of both investment banking firms, the Fugro Member may, in its sole discretion, deliver a written notice (the “Fugro Offer Notice”) to the Class A Members (the “Fugro Offerees”), containing an irrevocable offer to sell the Fugro Interest to the Fugro Offerees for cash at the price equal to the average of the Fair Market Value of such Fugro Interest as determined by the investment banking firms (the “Average Price”), or at such lower price as the Fugro Member may determine in its sole discretion (the Average Price or such lower price, the “Fugro Offer Price”).  Each of the Fugro Offerees shall have until the 20th Business Day following the delivery of the Fugro Offer Notice (the “Fugro Offer Period”) in which to notify the Fugro Member that it accepts such offer as to all or any portion of the Fugro Interest offered to such Fugro Offeree for the Fugro Offer Price (or the applicable portion thereof based on the portion of the Fugro Interest such Fugro Offeree elects to purchase) and on such payment terms as set forth in the Fugro Offer Notice, which notice shall specify the maximum portion of the Fugro Interest it wishes to purchase.  If more than one Fugro Offeree elects to purchase all or any portion of the Fugro Interest prior to the expiration of the Fugro Offer Period and such Fugro Offerees in the aggregate elect to purchase an amount that exceeds the Fugro Interest, the Fugro Interest shall be allocated among such Fugro Offerees pro rata according to their respective Class A Percentage Interests up to the maximum portion of the Fugro Interest specified by each such Fugro Offeree in its notice until the entire Fugro Interest shall have been so allocated or each Fugro Offeree shall have been allocated the maximum portion of the Fugro Interest specified by each such Fugro Offeree in its notice.  If one or more Fugro Offerees accept such offer with respect to all but not less than all of the Fugro Interest, a closing of the purchase of such Fugro Interest (a “Fugro Member Sale”) shall take place at the principal office of the Company at 10:00 a.m. on the 15th Business Day after the date on which the Fugro Offer Notice was delivered unless the parties agree on a different place or time; provided, however, that the Fugro Member Sale must be consummated within three (3) months of the date of the Fugro Offer Notice.  The Fugro Offer Price shall be payable in accordance with the payment terms of the Fugro Offer Notice. The definitive agreements providing for the purchase of the Fugro Interest by the Fugro Offerees shall include customary representations and warranties by the Fugro Member regarding its valid title to and ownership of the Fugro Interest, free and clear of all liens, claims and encumbrances (excluding those arising under securities laws and this Agreement) and its authority, power and right to enter into and consummate the purchase of the Fugro Interest.

(c)           In the event that the Fugro Member delivers a Fugro Sale Notice, but a Fugro Member Sale is not consummated in accordance with Section 11.8(b), the Fugro Member may cause a sale of the Company in accordance with the remainder of this Section 11.8 (a “Drag Sale”).  Upon the initiation of a Drag Sale by written notice from the Fugro Member to the Company, the HC2 Member and Zencor Holdings, HC2 Member and the Fugro Member shall jointly select and appoint a qualified investment banking firm to manage and oversee the process of the Drag Sale (the “Sale Process”); provided, however, that, if the HC2 Member and the Fugro Member fail or are unable to agree upon a mutually acceptable investment banking firm within fifteen (15) Business Days after the receipt of such notice, the HC2 Member and the Fugro Member shall each, at its own cost and expense, promptly designate a qualified investment banking firm which two firms shall, in turn, select a third a qualified investment banking firm (such jointly selected firm or the firm so selected, the “Independent Investment Bank”).  The Company shall retain the Independent Investment Bank to manage and oversee the Sale Process, including offering the Company for sale, whether by means of a sale of all of the Membership Interests, merger, sale of all or substantially of the assets or otherwise. In addition to third parties, each Member (and any of their respective Affiliates) shall be entitled to bid for and purchase the Company pursuant to the Sale Process.

(d)           The Company shall (i) participate in, and cooperate in good faith with, the Sale Process, in each case as reasonably requested by the Independent Investment Bank and (ii) take all other necessary and desirable actions as are reasonably directed by the Independent Investment Bank or the Fugro Member in connection with the Sale Process, including, subject to the potential Transferee executing and delivering to the Company a confidentiality agreement in form and substance reasonably acceptable to the Company, by (i) permitting any qualified potential acquiror (as determined by the Independent Investment Bank) to conduct a due diligence review of the Company, its Subsidiaries and their respective businesses, operations, prospects, assets, liabilities, financial condition and results of operations and (ii) making available the officers of the Company and its Subsidiaries for the purpose of making presentations to any such potential acquirors and answering questions posed by them, which, in any case, shall be during normal business hours, upon reasonable advance notice; provided that the Company will not be subject to a due diligence process which imposes an unreasonable burden to the Company or its operations.

(e)           Upon completion of the Sale Process, the Independent Investment Bank shall advise the Board and the Members as to its recommendation (the “Recommended Offer”) of which bid represents the best offer for the Company, taking into account the type and amount of consideration offered as well as certainty of closing.  Unless otherwise unanimously agreed by the HC2 Member, the Fugro Member and Zencor Holdings, the Company and the Members shall not be required to consummate a Drag Sale unless the price per Unit pursuant to such Recommended Offer is greater than the Average Price.

(f)            Subject to Section 11.8(e), the Members, to the extent they have any right or standing to do so, shall vote for, consent to, and raise no objections to the Recommended Offer, and the Members and the Company shall take all other actions necessary or reasonably required to cause the consummation of a Drag Sale on the terms set forth in the Recommended Offer.  Without limiting the foregoing, (A) if the Recommended Offer is structured as a sale of assets or a merger or consolidation, then each Member shall vote or cause to be voted all Units that such Member holds or with respect to which such Member has the power to direct the voting and which are entitled to vote on such Recommended Offer in favor of such Recommended Offer and shall waive any dissenter’s rights, appraisal rights or similar rights which such Member may have in connection therewith, (B) if the Recommended Offer is structured as or involves a sale or redemption of Units, then each Member shall agree to sell such Member’s pro rata share of Units being sold in such Recommended Offer, each on the same terms and conditions as set forth in the Recommended Offer (other than with respect to price per Unit, which will be determined in accordance with the distribution provisions set forth in this Agreement), and such Members shall execute all documents necessary or reasonably required to effectuate a Drag Sale in accordance with the Recommended Offer, (C) each Member shall be obligated to provide with respect to such Member customary representations, warranties, covenants and agreements (other than any non-compete or non-solicit covenant or agreement) with respect to their ownership of the Units in connection with such Drag Sale, and (D) each Member shall be obligated to join on a pro rata several and not joint basis (based on the relative consideration to be received in respect of the Units to be sold) in any indemnification obligations (including participating in any escrow arrangements) of the Company or the Members in connection with such Drag Sale, as set forth in the Recommended Offer; provided that, other than in the case of fraud, no Member’s obligations for indemnification and similar obligations shall exceed the aggregate cash proceeds received by, and any amount deposited into escrow on behalf of, such Member on account of the Units sold in such Drag Sale; and provided, further, that no Member shall be obligated to enter into indemnification obligations with respect to any representations, warranties or covenants in the nature of those described in clause (C) to the extent relating to or in respect of any other Member or any other Person’s Membership Interests.  Notwithstanding anything herein to the contrary, in the event that a Member would not be receiving any consideration upon the consummation of a Drag Sale with respect to certain of the Units then held by such Member (as determined based on a deemed distribution in accordance with the distribution provisions set forth in this Agreement of the full equity value of the Company based on the aggregate sale proceeds to be received in such Drag Sale), then such Units shall automatically be forfeited and cancelled without any further action or consideration required by any of the parties hereto.

(g)           Expenses.  If a Drag Sale is consummated, then the Company shall bear the reasonable costs of any Drag Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the acquiring party.  Costs incurred by or on behalf of a Member for such Person’s sole benefit shall not be considered costs of the transaction hereunder.  Notwithstanding any other provision herein to the contrary, the Fugro Member shall have the right at any time prior to the consummation of the Drag Sale to abandon the Drag Sale, and none of the actions taken or requested to be taken by any Member or the Company prior to such abandonment shall in any way obligate the Company or the Members to consummate the Drag Sale.

(h)           Consideration.  In connection with any Drag Sale to which this Section 11.8 applies, each Member shall receive in exchange for or in respect of, as applicable, the Units held by such Member, the same portion of the aggregate consideration per Unit from such Drag Sale (the amount and value of such consideration shall be determined in good faith by the Board), but giving effect to the rights and preferences of the Units set forth in this Agreement, including Section 7.2, as in effect immediately prior to such Drag Sale.  Each Member shall take all necessary or reasonably required actions in connection with the distribution or allocation among the Company’s Members of the aggregate consideration from such Drag Sale as necessary or otherwise reasonably requested by the Company for the purpose of effecting such distribution or allocation; provided, however, that, in connection with any such Drag Sale that is structured as an exchange by the Members of all or substantially all of the Units held by the Members, any Person holding rights to acquire Units prior to such Drag Sale shall thereafter have the right to only receive the securities that were exchanged for the Units such Person previously had the right to acquire (and if the exchange was in part, a proportional amount thereof).  In the event that any non-cash consideration is paid in connection with any Drag Sale, each such Member shall be entitled to receive, on a pro rata basis, (i) the same proportionate amount of cash and non-cash consideration, (ii) substantially the same information and transfer rights and (iii) the right to participate, pro rata, in any registration rights provided in connection with such Drag Sale.

(i)            Representative.  If the Drag Sale involves the negotiation or a transaction for which Rule 506 (or any similar rule then in effect) promulgated by the SEC may be available, each Member who is not an “accredited investor,” as that term is defined in Regulation D as promulgated under the Securities Act, will, at the request of the Company, appoint either a purchaser representative (as such term is defined in Rule 501 under the Securities Act) designated by the Company, in which event the Company will pay the fees of such purchaser representative, or another purchaser representative (reasonably acceptable to the Company), in which event such holder will be responsible for the fees of the purchaser representative so appointed.

(j)            Proxy.  Each Member hereby grants the Company such Member’s perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary and/or desirable to sell, transfer or otherwise dispose of all Units (and any other equity of the Company) held by such Member, in connection with the consummation of a Drag Sale.  Pursuant to such power of attorney, the Company shall have the right to execute any and all documents related to a Drag Sale (including documents granting customary indemnities to a buyer of assets or securities consistent with this Agreement) on behalf of such Member.  The Company shall exercise such power of attorney in good faith solely in compliance with the terms of this Section 11.6.

(k)           This Section 11.6 shall automatically terminate upon the earlier of the consummation of a Company Sale, a Drag Sale or an Initial Public Offering.

ARTICLE XII
Information Rights

12.1        Financial Statements. The Company shall, upon request, deliver to each Member:

(a)           within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year of the Company (other than any quarterly accounting period ending on the last day of a Fiscal Year of the Company), unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period (as well as unaudited consolidated statements of income of the Company and its Subsidiaries for the period from the beginning of the Fiscal Year to the end of such quarter) and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarterly period.  Such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, subject to the absence of footnote disclosures and to normal year‑end adjustments;

(b)           within one hundred and twenty (120) days after the end of each Fiscal Year of the Company, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year; provided that if any such financial statements are prepared for any Person in a manner to include customary managements’ discussion and analysis, the financial statements delivered to all Members shall include such discussion and analysis.  Such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied; and

(c)           such other statements of financial information as the Board may reasonably request or approve.

12.2        Confidential Nature of Information.  Each Member hereby agrees that any and all information delivered to, obtained by or that otherwise becomes in the possession of such Member or any of its Representatives or advisors pursuant to the provisions of this Section 12.2 shall be kept in strict confidence by such Member and/or its Representatives and/or advisors, except any of the same that (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which such Member or its Representatives or advisors are bound), (b) was disclosed to such Member by a third party not, to the knowledge of such Member, subject to any duty of confidentiality to the Company or any of its Affiliates, (c) is required to be disclosed pursuant to applicable law or an applicable stock exchange, (d) in the case of any such Member that is an investment fund, is disclosed in a customary manner to such Member’s investors or prospective investors, or (e) as otherwise approved by the Board.

12.3        Waiver of Section 18‑305 of the Delaware Act.  Except as otherwise required by any written agreement between the Company and any Member, each Member hereby irrevocably waives any and all rights that such Member may have to receive information from the Company pursuant to Section 18‑305 of the Delaware Act.

ARTICLE XIII
Registration Rights

13.1        Demand Registrations of Registrable Securities.

(a)           Subject to the provisions of this Article XIII (including the restrictions set forth in Section 13.1(c)), (x) at any time, the HC2 Member shall have the right to request, by delivering a written notice to the Company, registration under the Securities Act of all or any portion of the Registrable Securities held by the HC2 Member and, (y) at any time after the Company has consummated an Initial Public Offering, beginning the date that is one hundred eighty (180) days after the completion of such Initial Public Offering, the Fugro Member shall have the right to request, by delivering a written notice to the Company and in all other respects compliant with Section 13.5 below, a “shelf registration” on Form S-3 under the Securities Act of all or any portion of the Registrable Securities held by the Fugro Member.  All registrations requested pursuant to this Section 13.1(a) are referred to herein as “Demand Registrations,” and either the HC2 Member or the Fugro Member, as applicable, is referred to herein as the “Requesting Holder” with respect to such registration.  Each request for a Demand Registration shall specify the number of Registrable Securities to be included in such registration (the “Registration Request”).  The Company shall give prompt written notice of such Registration Request in accordance with Section 13.2(a) (the “Registration Notice”) to all other holders of Registrable Securities and shall thereupon use reasonable best efforts to effect the Demand Registration under the Securities Act on any form available to the Company (provided that the Requesting Holder (if such Requesting Holder is the HC2 Member) may require such registration to be effected on Form S‑1 (or any comparable or successor long form registration form) if the Requesting Holder concludes that the use of such Form S‑1 (or any comparable or successor long form registration form) will be beneficial to the distribution of the Registrable Securities to be sold) of:

(i)            the Registrable Securities requested to be registered by the Requesting Holder, and all other Registrable Securities which the Company has received a written request to register within fifteen (15) calendar days after the Registration Notice is given;

(ii)           any securities of the Company proposed to be included in such registration by the Company for its own account; and

(iii)          any securities proposed to be included in such registration by the holders of any registration rights granted other than pursuant to this Agreement (“Other Registration Rights”).

(b)           If the sole or managing underwriter(s) of a Demand Registration advises the Company in writing that in its opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included exceeds the number of Registrable Securities and other securities, if any, which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering, or the marketability of such securities, then the Company shall include in such registration in the following order of priority:

(i)            first, the greatest number of Registrable Securities proposed to be registered by Members which in the opinion of such underwriter(s) can be so sold, such amount to be allocated ratably among such Members based on the amount of Registrable Securities held by each such Member (or, if any Member requests to include less than its ratable share, then such excess shall be allocated ratably among those Members requesting to include more than their ratable share);

(ii)           second, after all Registrable Securities that the Members propose to register, the greatest number of securities proposed to be registered by Persons with Other Registration Rights which in the opinion of such underwriter(s) can be so sold, such amount to be allocated ratably among the respective holders thereof based on the amount of securities held by each such holder (or, if any holder requests to include less than its ratable share, then such excess shall be allocated ratably among those holders requesting to include more than their ratable share); and

(iii)          third, after all securities that the Members and the Persons with Other Registration Rights propose to register, the greatest number of securities proposed to be registered by the Company for its own account, which in the opinion of such underwriter(s) can be so sold;

provided that, notwithstanding the foregoing, if such registration is the Company’s Initial Public Offering, then (1) the Company may elect not to include securities proposed to be registered by Members who are (or their Affiliates are) employees of the Company or its Subsidiaries or holders of Class A-1 Units, Class B Units, Class C Units or Class D Units and (2) subject to the prior written consent of the Requesting Holder, such Initial Public Offering may be solely a primary Public Offering by the Company if the underwriter(s) believe(s) that any secondary Public Offering would be detrimental to the Initial Public Offering.

(c)           The Requesting Holder may request an unlimited number of Demand Registrations.  Unless otherwise agreed by the Requesting Holder, any Demand Registration requested must be for a firmly underwritten Public Offering (to be managed by an underwriter(s) of recognized national standing selected by the Requesting Holder and reasonably satisfactory to the Company).  If the Requesting Holder had the right to register and sell Registrable Securities in a Demand Registration, then the Company shall not be obligated to effect a Demand Registration within six (6) months after the effective date of such previous Demand Registration unless such Demand Registration was effected pursuant to a Registration Statement on Form S‑3 (or any comparable or successor short‑form registration form), in which case the Company shall not be obligated to effect a Demand Registration within ninety (90) calendar days of the effective date of such previous Demand Registration on Form S‑3 (or any comparable or successor short‑form registration form).  The Company may defer but, unless it receives the consent of the Requesting Holder, not more than two times for a period not to exceed ninety (90) calendar days in the aggregate during any twelve (12)‑month period from each receipt of the request to file a Registration Statement for a Demand Registration if the Board in good faith determines that such Demand Registration might reasonably be expected to have a materially adverse effect on any proposal or plan by the Company or any of its Subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other material transactions; provided that in such event, the Requesting Holder shall be entitled to withdraw such request.

(d)           Any holder of Registrable Securities shall be entitled to withdraw such holder’s request to participate in any Demand Registration that is an underwritten offering at any time prior to the execution and delivery of the related underwriting agreement.

13.2        Piggyback Registration.

(a)           If at any time the Company proposes or is required to register any securities under the Securities Act (other than in connection with a business acquisition or combination or in connection with an employee benefit plan), whether in connection with a primary or secondary offering, then the Company shall give written notice to each holder of Registrable Securities at least twenty (20) calendar days prior to the initial filing of such Registration Statement with the SEC of the Company’s intent to file such Registration Statement and of such holder’s rights under this Section 13.2.  Upon the written request of any holder of Registrable Securities made within fifteen (15) calendar days after any such notice is given (which request shall specify the Registrable Securities intended to be disposed of by such holder), the Company shall use all reasonable efforts to effect the registration (a “Piggyback Registration”) under the Securities Act of all Registrable Securities which the Company has been so requested to register by the holders thereof; provided, however, that, if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such Piggyback Registration, the Company shall determine for any reason not to register or to delay registration of such securities, then the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (i) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Securities under this Section 13.2 in connection with such registration (but not from its obligation to pay the expenses incurred in connection therewith), and (ii) in the case of a determination to delay registration, the Company shall be permitted to delay registering any Registrable Securities under this Section 13.2 during the period that the registration of such other securities is delayed.  If any Piggyback Registration is a firmly underwritten Public Offering, then the underwriter(s) in such Piggyback Registration shall be of recognized national standing and be selected by the Company with the prior written consent of the HC2 Member and the Fugro Member.

(b)           If the sole or managing underwriter(s) of a Piggyback Registration advises the Company in writing that in its opinion the number of Registrable Securities, if permitted hereunder, and other securities requested to be included exceeds the number of Registrable Securities and other securities, if any, which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability of such securities, then the Company shall include in such Piggyback Registration the Registrable Securities and other securities of the Company in the following order of priority:

(i)            first, the greatest number of securities of the Company proposed to be included in such registration by the Company for its own account, which in the opinion of such underwriter(s) can be so sold;

(ii)           second, after all of the securities that the Company proposes to register, the greatest number of Registrable Securities proposed to be registered by the Members which in the opinion of such underwriter(s) can be so sold, such amount to be allocated ratably among the Members based on the amount of Registrable Securities held by each such Members (or, if any Member requests to include less than its ratable share, then such excess shall be allocated ratably among those Members requesting to include more than their ratable share); and

(iii)          third, after all securities that the Company and the Members propose to register, the greatest number of securities held by Persons with Other Registration Rights requested to be registered by the holders thereof which in the opinion of such underwriter(s) can be so sold, such amount to be allocated ratably among the respective holders thereof based on the amount of securities held by each such holder (or, if any holder requests to include less than its ratable share, then such excess shall be allocated ratably among those holders requesting to include more than their ratable share).

(c)           Any holder of Registrable Securities shall be entitled to withdraw such holder’s request to participate in any Piggyback Registration that is an underwritten offering at any time prior to the execution and delivery of the related underwriting agreement.

13.3        Holdback Agreements.

(a)           Each Member agrees not to effect any Public Sale of any Units or of any other equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) calendar days prior to the date of the underwriting agreement of each underwritten offering made pursuant to a Registration Statement and ending on the earlier to occur of, (A)(1) in the case of the Company’s Initial Public Offering, the date that is one hundred and eighty (180) calendar days after the effective date of such Registration Statement, or (2) in the case of any other Public Offering, the date that is ninety (90) calendar days after the effective date of such Registration Statement, and (B) such earlier date as the sole or managing underwriter otherwise may permit (or such later date as the sole or managing underwriter may require with the prior written consent of the HC2 Member and the Fugro Member), other than, in each case, any Registrable Securities sold pursuant to such underwritten Public Offering.

(b)           The Company agrees (i) not to effect any Public Sale or distribution of its equity securities (or any securities convertible into or exchangeable or exercisable for such securities) during the period beginning seven calendar days prior to the date of the underwriting agreement of each underwritten offering made pursuant to a Registration Statement and ending on the later to occur of, (1)(a) in the case of the Company’s Initial Public Offering, the date that is one hundred and eighty (180) calendar days after the effective date of such Registration Statement, or, (b) in the case of any other Public Offering, the date that is ninety (90) calendar days after the effective date of such Registration Statement, and (2) such earlier date as the sole or managing underwriter otherwise may permit (or such later date as the sole or managing underwriter may require with the prior written consent of the HC2 Member and the Fugro Member), other than, in each case, as part of such Demand Registration or in connection with any employee benefit or similar plan, any dividend reinvestment plan, or a business acquisition or combination, and (ii) to use all reasonable efforts to cause each holder of at least three percent (3%) (on a fully diluted basis) of its equity securities (or any securities convertible into or exchangeable or exercisable for such securities) (collectively, the “3% Holders”) which are or may be purchased from the Company at any time after the date of this Agreement (other than in a registered offering) to agree not to effect any sale or distribution of any such securities during such period (except as part of such underwritten offering, if otherwise permitted); provided that if all 3% Holders agree to such restrictions and the Company thereafter releases any one or more of the 3% Holders from such restrictions, then all of the 3% Holders shall be immediately released from such restrictions.

13.4        Registration Procedures.  Whenever required under this Article XIII to effect the registration of any Registrable Securities, the Company shall effect such registrations to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and, pursuant thereto, the Company shall as expeditiously as possible:

(a)           prepare and file with the SEC a Registration Statement or Registration Statements on a form available for the sale of the Registrable Securities by the holders thereof in accordance with the intended method of distribution thereof, and use reasonable best efforts to cause each such Registration Statement to become effective;

(b)           prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for a period ending on the earlier of (i) ninety (90) calendar days from the effective date, unless such Registration Statement is filed pursuant to Rule 415 (or any similar provisions then in force) under the Securities Act, in which case such Registration Statement shall be subject to the provisions of Section 13.5, and (ii) such time as all of such securities have been disposed of in accordance with the intended method of disposition thereof; cause the related prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act, the United States Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder applicable to it with respect to the disposition of all securities covered by such Registration Statement as so amended or in such prospectus as so supplemented;

(c)           notify each holder of Registrable Securities included in the applicable registration as promptly as reasonably practicable (but in any event within two Business Days), and confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post‑effective amendment has been filed, and, with respect to a Registration Statement or any post‑effective amendment, when the same has become effective, (ii) of the issuance by the SEC of any stop order (or threat of such issuance of a stop order) suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, (iii) if at any time when a prospectus is required by the Securities Act to be delivered in connection with sales of Registrable Securities the Company becomes aware that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 13.4(j) cease to be true and correct in all material respects, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration Statement or any of the Registrable Securities for offer or sale in any jurisdiction, and (v) if the Company becomes aware of the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, prospectus or documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(d)           use all reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of a prospectus or suspending the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, and, if any such order is issued, then to obtain the withdrawal of any such order at the earliest possible moment;

(e)           furnish, upon request, to each holder of Registrable Securities to be included in such registration and the underwriter(s), if any, without charge, one original copy and such number of conformed copies of the Registration Statement and any post-effective amendment thereto, and such number of copies of the prospectus (including each preliminary prospectus and each prospectus filed under Rule 424 under the Securities Act), any amendments or supplements thereto and any documents incorporated by reference therein, as such holder or underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities being sold by such holder (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by each holder of Registrable Securities covered by such Registration Statement and the underwriter(s), if any, in connection with the Public Offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto);

(f)            if requested by the sole or managing underwriter(s) if any, or any holder of Registrable Securities to be included in such registration in connection with any sale pursuant to a Registration Statement, promptly incorporate into a Registration Statement, or if such Registration Statement is already effective, in a prospectus supplement or post-effective amendment such information relating to the Company and/or such underwriting as the sole or managing underwriter(s) or such holder reasonably requests to be included therein; and make all required filings of such Registration Statement, prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such Registration Statement, prospectus supplement or post-effective amendment;

(g)           in connection with any sale pursuant to a registration, cooperate with the holders of Registrable Securities to be included in such registration and the sole or managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends including those set forth in Section 11.5) representing securities to be sold under such registration, and enable such securities to be in such denominations and registered in such names as the sole or managing underwriter(s), if any, or such holders may request;

(h)           prior to any Public Offering of Registrable Securities, to use all reasonable efforts to (i) register or qualify, and cooperate with each holder of Registrable Securities, the underwriter(s), if any, the sales agents, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” Laws of such jurisdictions within the United States of America as any holder of Registrable Securities or the sole or managing underwriter(s), if any, reasonably request in writing and (ii) to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable any holder of Registrable Securities to consummate the disposition of the Registrable Securities owned by such holder; provided, however, that the Company shall not be required to (1) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 13.4(h), (2) subject itself to taxation in any jurisdiction or (3) consent to general service of process in any such jurisdiction where it is not then so subject;

(i)            upon the occurrence of any event contemplated by Section 13.4(c)(v), as promptly as practicable prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(j)            in the case of Registrable Securities distributed by means of an underwritten offering, enter into an underwriting agreement in such form, scope and substance as is customary in underwritten offerings and take all such other actions as are reasonably requested by the managing or sole underwriter in order to expedite or facilitate the registration or the disposition of such Registrable Securities, and in such connection, (i) make such representations and warranties to the underwriter(s), with respect to the business of the Company and its Subsidiaries, and the Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriter(s) in underwritten offerings, and confirm the same if and when requested; (ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the sole or managing underwriter(s)), addressed to the underwriter(s) covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by underwriter(s); (iii) obtain “comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each of the underwriter(s), such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings; and (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures no less favorable to the holders of Registrable Securities than those set forth in Section 13.7 (or such other provisions and procedures acceptable to holders of a majority of the Registrable Securities covered by such Registration Statement and the sole or managing underwriter(s) or agents) with respect to all parties to be indemnified pursuant to Section 13.7 (and each of the foregoing shall be done at each closing under such underwriting agreement, or as and to the extent required thereunder);

(k)           comply with all applicable rules and regulations of the SEC and make generally available to its stockholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than the time prescribed under Regulation S‑X (A) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriter(s) in a firm commitment or best efforts underwritten offering and (B) if not sold to underwriter(s) in such an offering, commencing on the first day of the first fiscal quarter of the Company after the effectiveness of a Registration Statement, which statements shall cover such twelve (12)‑month periods;

(l)            use commercially reasonable efforts to cause the appropriate officers of the Company to cooperate fully in any offering of Registrable Securities hereunder on a customary basis and upon reasonable notice, including (A) participation in meetings with potential investors, analysts and rating agencies and preparation of all materials for such investors, analysts and rating agencies, (B) taking other actions to obtain ratings for any Registrable Securities and (C) cooperating as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities; and

(m)          (A) use reasonable best efforts to cause all such Registrable Securities covered by such Registration Statement to be listed on the principal securities exchange on which Common Stock is then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (B) if no Common Stock is then so listed, use reasonable best efforts to, either, at the Company’s election, (1) cause all such Registrable Securities to be listed on a national securities exchange or (2) secure designation of all such Registrable Securities as a NASDAQ “national market system security” within the meaning of Rule 11Aa2‑1 or, failing that, to secure NASDAQ authorization for such shares and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such shares with the Financial Industry Regulatory Authority.

The Company may require each holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such holder and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing; provided that such information shall be used only in connection with such registration.  The Company may exclude from such registration the Registrable Securities of any holder who unreasonably fails to furnish such information promptly after receiving such request.  The Company shall permit any holder of Registrable Securities that, in such holder’s judgment, may be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of the Registration Statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included.  Each holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 13.4(c)(ii), 13.4(c)(iv) or 13.4(c)(v), such holder shall forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or prospectus until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by this Section 13.4, or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any amendments or supplements thereto.

13.5        Shelf Registration.  Subject to the provisions set forth in Section 13.4, if the Requesting Holders specify in the Registration Request that they desire the Company to undertake a shelf registration of any portion or all of the Registrable Securities held by the Requesting Holders, then the Company shall file with the SEC a Registration Statement under the Securities Act on the appropriate form pursuant to Rule 415 under the Securities Act (the “Required Registration”).  The Company shall use reasonable best efforts to cause the Required Registration to be declared effective under the Securities Act as soon as practical after filing, and once effective, the Company shall use reasonable best efforts to cause such Required Registration to remain effective for a period ending on the earlier of (a) the second anniversary of the effectiveness thereof, (b) the date on which all Registrable Securities have been sold pursuant to the Required Registration and (c) the date as of which there are no longer any Registrable Securities in existence.

13.6        Registration Expenses.

(a)           All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company, whether or not any Registration Statement is filed or becomes effective, including all (i) registration and filing fees, including fees payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with state securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any Registration Statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) fees and expenses of counsel for the Company, (vii) fees and expenses for all independent certified public accountants (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters), (viii) fees and expenses of any special experts retained by the Company in connection with any registration, (ix) fees and expenses of custodians, transfer agents and registrars appointed in connection with any registration, (x) fees and expenses of underwriters, including the fees and expenses of any counsel thereto and the fees and expenses of any “qualified independent underwriter,” but in any event excluding any discounts, commissions or fees of underwriter(s), placement agents, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Securities, (xi) expenses incurred in connection with any Securities Act liability insurance, (xii) expenses of any annual audit or interim review, (xiii) fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange, (xiv) fees and expenses of any Person, including special experts, retained by the Company (except for those fees and expenses excluded pursuant to the preceding clause (x), (xv) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xvi) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, (xvii) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies, and (xviii) costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 13.4(l).

(b)           In connection with any registration hereunder, the Company shall reimburse the holders of the Registrable Securities being registered in such registration for the reasonable and documented fees and disbursements of not more than one counsel (together with appropriate local counsel) chosen by, (A) in the case of any Demand Registration, the Requesting Holder, and (B) in the case of any Piggyback Registration, the holders of a majority of the Registrable Securities to be included in such Piggyback Registration.

13.7        Indemnification; Contribution.

(a)           The Company shall, and shall cause each of its Subsidiaries to, jointly and severally, without limitation as to time, indemnify, defend and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities, the partners, members, officers, directors, managers, agents, employees and Affiliates of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), the partners, members, officers, directors, managers, agents and employees of each such controlling person and any financial or investment adviser (each, a “Covered Person”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, actions or proceedings (whether commenced or threatened), costs (including reasonable and documented costs of preparation and attorneys’ fees) and expenses (including reasonable and documented expenses of investigation) (as used in this Section 13.7, collectively, “Losses”), as incurred, arising out of or based upon (A) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus or form of prospectus under which any Registrable Securities were registered or in any amendment or supplements thereto or in any preliminary prospectus (if used prior to the effective date of such Registration Statement), or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, except to the extent that the same arise out of or are based upon information furnished in writing to the Company by such Covered Person or the related holder of Registrable Securities expressly for use therein or (B) any violation by the Company of any federal, state or common law applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration; provided that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter(s) within the meaning of the Securities Act to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (1) such Person failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by such Person to the Person asserting the claim from which such Losses arise, (2) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, and (3) the Company has complied with its obligations under Section 13.4(c).  Each indemnity and reimbursement of costs and expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person.  If the Public Offering pursuant to any Registration Statement provided for under this Section 13.7 is made through underwriter(s), no action or failure to act on the part of such underwriter(s) (whether or not such underwriter is an Affiliate of any holder of Registrable Securities) shall affect the obligations of the Company to indemnify any holder of Registrable Securities or any other Person pursuant to this Section 13.7.  If the Public Offering pursuant to any Registration Statement provided for under this Article XIII is made through underwriter(s), the Company agrees to enter into an underwriting agreement in customary form with such underwriter(s) and the Company agrees to indemnify such underwriter(s), their officers, directors, managers, employees and agents, if any, and each Person, if any, who controls such underwriter(s) within the meaning of Section 15 of the Securities Act to the same extent as provided in this Section 13.7 with respect to the indemnification of the holders of Registrable Securities; provided that the Company shall not be required to indemnify any such underwriter, or any officer, director, manager or employee of such underwriter or any Person who controls such underwriter within the meaning of Section 15 of the Securities Act, to the extent that the loss, claim, damage, liability (or proceedings in respect thereof) or expense for which indemnification is claimed results from such underwriter’s failure to send or give a copy of an amended or supplemented final prospectus to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such amended or supplemented final prospectus prior to such written confirmation and the underwriter was provided with such amended or supplemented final prospectus.

(b)           In connection with any Registration Statement in which a holder of Registrable Securities is participating, such holder, or an authorized officer of such holder, shall furnish to the Company in writing such information regarding such holder as the Company reasonably requests for use in connection with any Registration Statement or prospectus and agrees, severally and not jointly, to indemnify, defend and hold harmless to the fullest extent permitted by law, the Company, its directors, managers, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the partners, members, directors, managers, officers, agents or employees of such controlling persons, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus, or form of prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement is contained in, or such omission or alleged omission is required to be contained in, any information regarding such holder so furnished in writing by such holder to the Company expressly for use in such Registration Statement or prospectus and that such statement or omission was relied upon by the Company in preparation of such Registration Statement, prospectus or form of prospectus; provided that such holder of Registrable Securities shall not be liable in any such case to the extent that the holder has furnished in writing to the Company within a reasonable period of time prior to the filing of any such Registration Statement or prospectus or amendment or supplement thereto information expressly for use in such Registration Statement or prospectus or any amendment or supplement thereto which corrected or made not misleading, information previously furnished to the Company, and the Company failed to include such information therein.  In no event shall the liability of any holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds (net of payment of all taxes, fees and expenses incurred in connection therewith) received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party.

(c)           If any Person shall be entitled to indemnification or contribution pursuant to this Section 13.7 (an “Indemnified Party”), then such Indemnified Party shall give prompt notice to the party or parties from which such indemnity is sought (the “Indemnifying Parties”) of the commencement of any action, suit, proceeding or investigation or written threat thereof (each, a “Proceeding”) with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided that the failure to so notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any obligation or liability except to the extent that the Indemnifying Parties have been prejudiced by such failure.  The Indemnifying Parties shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such Proceeding, to assume, at the Indemnifying Parties’ expense, the defense of any such Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided that an Indemnified Party or parties (if more than one such Indemnified Party is named in any Proceeding) shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or parties unless: (A) the Indemnifying Parties agree to pay such fees and expenses; (B) the Indemnifying Parties fail promptly to assume the defense of such Proceeding or fail to employ counsel reasonably satisfactory to such Indemnified Party or parties; or (C) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party or parties and the Indemnifying Parties or an Affiliate of the Indemnifying Parties or such Indemnified Parties, and there may be one or more defenses available to such Indemnified Party or parties that are different from or additional to those available to the Indemnifying Parties, in which case, if such Indemnified Party or parties notifies the Indemnifying Parties in writing that it elects to employ separate counsel at the expense of the Indemnifying Parties, the Indemnifying Parties shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Parties, it being understood, however, that, unless there exists a conflict among Indemnified Parties, the Indemnifying Parties shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such Indemnified Party or parties.  Whether or not such defense is assumed by the Indemnifying Parties, such Indemnifying Parties or Indemnified Party or parties shall not be subject to any liability for any settlement made without its or their consent (but such consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Parties shall not consent to entry of any judgment or enter into any settlement which (1) provides for other than monetary damages without the consent of the Indemnified Party or parties (which consent shall not be unreasonably withheld, conditioned or delayed) or (2) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or parties of a release, in form and substance satisfactory to the Indemnified Party or parties, from all liability in respect of such Proceeding for which such Indemnified Party would be entitled to indemnification hereunder.

(d)           If the indemnification provided for in this Section 13.7 is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless for any Losses in respect of which this Section 13.7 would otherwise apply by its terms, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall have an obligation to contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.  The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any Proceeding, to the extent such party would have been indemnified for such expenses if the indemnification provided for in Section 13.7(a) or 13.7(b) was available to such party.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 13.7(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 13.7(d).  Notwithstanding the provisions of this Section 13.7(d), an Indemnifying Party that is a holder of Registrable Securities shall not be required to contribute any amount in excess of the amount by which the net proceeds received by such Indemnifying Party exceeds the amount of any damages that such Indemnifying Party has otherwise been required to pay by reasons of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

13.8        Rules 144 and 144A.  At all times after the Company effects its Initial Public Offering, the Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (or, if the Company is not required to file such reports, it shall, upon the request of any holder of Registrable Securities, make publicly available other information so long as such information is necessary to permit sales under Rule 144A), and shall take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities in connection with such holder’s sale pursuant to Rule 144 or Rule 144A without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A.  Upon the request of any holder of Registrable Securities, the Company shall deliver to such holder a written statement as to whether it has complied with such requirements and cause its counsel to prepare and deliver any needed legal opinions for sales under Rule 144 and 144A and pay for the cases thereof.

13.9        Underwritten Offerings.  No holder of Registrable Securities may participate in any underwritten offering effected pursuant hereto unless such holder (i) agrees to sell such holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.  Subject to Section 13.2(a), the underwriters of any underwritten offering shall be chosen by the Company.

13.10     No Inconsistent Agreements.  The Company has not and shall not enter into any agreement with respect to the Company’s securities that is inconsistent with the rights granted to the holders of Registrable Securities in this Section 13.10 or otherwise conflicts with the provisions hereof without the written consent of the HC2 Member and the Fugro Member.  The Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any Common Stock or Common Stock equivalents.  Except as provided in this Agreement, the Company shall not grant Other Registration Rights to any Persons without the prior written consent of the HC2 Member and the Fugro Member.

13.11      Initial Public Offering.

(a)           If at any time the Board desires to cause (i) a transfer of all or a substantial portion of (x) the assets of the Company or any of its Subsidiaries or (y) the Units to a newly organized corporation or other business entity (“Newco”), (ii) a merger or consolidation of the Company or any of its subsidiaries into or with a Newco as provided under Section 18‑209 of the Delaware Act or otherwise, or (iii) another restructuring of all or substantially all of the assets or Units of the Company into a Newco, including by way of the conversion of the Company into a Delaware corporation (any such corporation, also “Newco”), in any case in anticipation of or otherwise in connection with a registered initial public offering of securities of a Newco or any of its Affiliates (an “Initial Public Offering”), each Member shall take such steps to effect such transfer, merger, consolidation, distribution or other restructuring as may be requested by the Board, including, without limitation, transferring or tendering such Member’s Units to a Newco in exchange or consideration for shares of capital stock or other equity interests of Newco, determined in accordance with the valuation procedures set forth in Section 13.11(b).

(b)           In connection with a transaction described in Section 13.11(a) Board shall, in good faith, determine the Fair Market Value of the assets and/or Units transferred to or merged into Newco, the aggregate Fair Market Value of Newco and the number of shares of capital stock or other equity interests to be issued to each Member in exchange or consideration therefor.  Notwithstanding the foregoing, in determining the Fair Market Value of the Units, (i) the offering price of the applicable Initial Public Offering will be used by the Board to determine such Fair Market Value, and (ii) the impact of the provisions of Section 7.2 and Section 10.2(b) will be taken into account.

(c)           Each Member hereby makes, constitutes and appoints the Company, with full power of substitution and resubstitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Members required to give effect to this Section 13.11, including any vote or approval required under Section 18‑209 of the Delaware Act.  The proxy granted pursuant to this Section 13.11(c) is a special proxy coupled with an interest and is irrevocable.

13.12      Mergers and Consolidations.  Any merger or consolidation of the Company with or into another entity shall require the approval of only a Majority in Voting Interest, except in connection with an Initial Public Offering, in which case, subject to the provisions of Section 13.11, the approval of the Board.  The approval of any such merger or consolidation as provided in the immediately preceding sentence shall be deemed to meet all of the requirements of Member approval of a merger or consolidation, as the case may be, for purposes of the Delaware Act, including Section 18‑209 of the Delaware Act.

ARTICLE XIV
Miscellaneous Provisions

14.1        Notices.

(a)           All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, by facsimile transmission against facsimile confirmation, by electronic mail against written receipt by return electronic mail or mailed by internationally recognized overnight courier prepaid, to (i) any Member, at such Member’s address set forth on the Members Schedule, and (ii) the Company, to the Company’s Secretary at the Company’s principal place of business (or in any case to such other address as the addressee may from time to time designate in writing to the sender).

(b)           All such notices, requests and other communications will (i) if delivered personally to the address as provided in Section 14.1(a) be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in Section 14.1(a), be deemed given upon facsimile confirmation, (iii) if delivered by electronic mail to the electronic mail address as provided in Section 14.1(a), and (iv) if delivered by overnight courier to the address as provided in Section 14.1(a), be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 14.1).

14.2        No Action for Partition; Waiver of Judicial Dissolution.  No Member shall have any right to maintain any action for partition with respect to the property of the Company. Each Member agrees that irreparable damage would occur if any Member should bring or have brought on its behalf an action for judicial dissolution of the Company.  Accordingly, each Member accepts the provisions under this Agreement as such Member’s sole entitlement on dissolution of the Company and waives and renounces all rights to seek or have sought for such Member a court decree of dissolution or to seek the appointment by a court of a liquidator for the Company.

14.3        Headings and Sections.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.  Unless the context requires otherwise, all references in this Agreement to Sections, Articles, Exhibits or Schedules shall be deemed to mean and refer to Sections, Articles, Exhibits or Schedules of or to this Agreement.

14.4       Amendments.

(a)           Except as otherwise expressly set forth in this Agreement, the Certificate and this Agreement may be amended or restated only upon the written consent of a Majority in Voting Interest and any such amendment or restatement to which such written consent is obtained will be binding upon the Company and each Member.

(b)           Notwithstanding anything in this Agreement to the contrary:

(i)            in addition to any approval required by clause (a) above, no amendment or restatement to Sections 3.1(c), 3.1(d), 3.1(e), 3.1(f), 3.1(g), 3.2, 4.1, 4.2, 4.10, 11.1, 11.4, 11.6, 12.1, 13.1, 13.2, 13.10, this Section 14.4, Section 14.15 or any definition contained in Article I that is utilized in any of the aforementioned provisions may be made unless approved in advance in writing by a Majority of the Minority which approval shall not be unreasonably withheld or delayed, and which approval shall be deemed to have been given ten (10) Business Days after notice of the request for such approval was deemed to be delivered by the Company to the Members constituting at least a Majority of the Minority in accordance with the notice provisions of Section 14.1, unless Members constituting a Majority of the Minority shall provide the Company a written denial to such approval within such ten (10) Business Days period;

(ii)           in addition to any approval required by clause (a) and (b)(i) above, no amendment or restatement to Sections 3.1(i), 3.1(j), 4.11, 6.1(b), 11.7, 11.8 or 14.4 or any definition contained in Article I that is utilized in any of the aforementioned provisions may be made unless approved in advance in writing by the Fugro Member which approval shall not be unreasonably withheld or delayed, and which approval shall be deemed to have been given ten (10) Business Days after notice of the request for such approval was deemed to be delivered by the Company to the Fugro Member in accordance with the notice provisions of Section 14.1, unless the Fugro Member shall provide the Company a written denial to such approval within such ten (10) Business Days period; and

(iii)          no amendment or restatement that amends (A) in any adverse manner the rights and obligations of the holders of Class A-1 Units, Class B Units, Class C Units or Class D Units, as applicable, with respect to the Class A-1 Units, Class B Units, Class C Units or Class D Units, as applicable, vis-à-vis the other Members, or (B) the manner in which distributions on account of Class A Units, Class A-1 Units, Class B Units, Class C Units and Class D Units are allocated among the holders of Class A Units, Class A-1 Units, Class B Units, Class C Units and Class D Units as set forth in Sections 7.2, and 10.2 hereof, shall be effective unless and until such amendment or restatement has also been approved in writing by holders of a majority of the then outstanding Class A-1 Units, Class B Units, Class C Units and Class D Units.

(c)           Notwithstanding anything to the contrary in Section 14.4(b), this Agreement (other than Section 4.10) may be amended or restated with only the written consent of a Majority in Voting Interest (and any such amendment or restatement to which such written consent is obtained will be binding upon the Company and each Member) in order (i) solely to permit the creation or issuance of Units or any other equity interests that were issued in compliance Section 4.10 and Section 4.11, and the rights and preferences thereof; provided, however, that with respect to any newly created class or series of Units, any such amendment or restatement with respect to such Units shall only be made at or prior to the time of the creation or issuance of such Units (and not thereafter); (ii) to the extent permitted by Section 3.1(c), to provide any new Member with rights with respect to the election of Directors; (iii) to provide for rights and restrictions relating to the Transfer or registration of Units held by any Person that becomes a Member after the date hereof (other than a Permitted Transferee); and (iv) to provide any Person that becomes a Member after the date hereof with the right to consent to certain actions to be taken by the Company or its Subsidiaries.  For purposes of clarity, in the event that there is any conflict between the provisions in Section 14.4(b) and this Section 14.4(c), the provisions of this Section 14.4(c) shall govern.

14.5        Binding Effect.  Except as otherwise provided to the contrary in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

14.6        Counterparts; Facsimile.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re‑execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

14.7        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.8        Remedies.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The Members agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

14.9        Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

14.10     Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

14.11      Construction.  In this Agreement, unless otherwise specified or where the context otherwise requires:

(a)           the headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b)           words importing any gender shall include other genders;

(c)           words importing the singular only shall include the plural and vice versa;

(d)           the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e)           the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)            references to any Person include the successors and permitted assigns of such Person;

(g)           the use of the words “or,” “either” and “any” shall not be exclusive;

(h)           the phrase “to the extent” means the degree to which a thing extends, and does not simply mean “if”;

(i)            wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

(j)            references to any agreement, contract, schedule statute or regulation, unless otherwise stated, are to such agreement, contract, schedule statute or regulation as amended, modified or supplemented from time to time (subject to any restrictions on such amendments, modifications or supplements set forth herein); and

(k)           the parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

14.12      Entire Agreement and Incorporation by Reference.  Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement (including, without limitation, any Subscription Agreement and any Grant Agreement) embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

14.13      Conflicting Agreements.  Each Member represents that such Member has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no Member shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

14.14     GOVERNING LAW.  ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, AND SPECIFICALLY THE DELAWARE ACT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

14.15     Venue and Submission to Jurisdiction.  ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT (INCLUDING AGAINST ANY DIRECTOR OR OFFICER OF THE COMPANY) SHALL BE BROUGHT SOLELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND EACH MEMBER HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURT FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS.  IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH MEMBER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN THE BOOKS AND RECORDS OF THE COMPANY.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

*   *   *   *

IN WITNESS WHEREOF, the undersigned, have executed this Fourth Amended and Restated Limited Liability Company Agreement of Global Marine Holdings, LLC as of the date first written above.

GLOBAL MARINE HOLDINGS, LLC

By:
Name:
Title:

HC2 HOLDINGS 2, INC.

By:
Name:
Title:

FUGRO CONSULTANTS INTERNATIONAL N.V.

By:
Name:
Title:

ZENCOR HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Fourth Amended and Restated Limited
Liability Company Agreement of Global Marine Holdings, LLC]

COMMANDO PARTNERS LLC

By:
Name:
Title:

IAN DOUGLAS

RICHARD FRASER-SMITH

LEE ANDREWS

BRUCE NEILSON-WATTS

[Signature Page to Fourth Amended and Restated Limited
Liability Company Agreement of Global Marine Holdings, LLC]

Exhibit A

FORM OF JOINDER TO
FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

THIS JOINDER to the Fourth Amended and Restated Limited Liability Company Agreement of Global Marine Holdings, LLC, a Delaware limited liability company (the “Company”), dated as of [●], 2017, as amended or restated from time to time, by and among the Members of the Company (the “Agreement”), is made and entered into as of _________ by and between the Company and ________________ (“Holder”).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, on the date hereof, Holder has acquired ______ [Class [A/A-1/B/C/D] Units] and the Agreement and the Company require Holder, as a holder of such Units, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.             Agreement to be Bound.  Holder hereby (i) acknowledges that it has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto.

2.             Members Schedule.  For purposes of the Members Schedule, the address of the Holder is as follows:

[Name]
[Address]

3.             Governing Law.  This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

4.             Counterparts.  This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5.             Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder to the Fourth Amended and Restated Limited Liability Company Agreement of Global Marine Holdings, LLC as of the date set forth in the introductory paragraph hereof.

GLOBAL MARINE HOLDINGS, LLC

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

Exhibit B

CONSENT OF SPOUSE

I, ______________________________, spouse of __________________, acknowledge that I have read the Fourth Amended and Restated Limited Liability Company Agreement of Global Marine Holdings, LLC, a Delaware limited liability company, dated as of [●], 2017, to which this Consent of Spouse is attached as Exhibit B (the “Agreement”) and that I know the contents of the Agreement.  I am aware its provisions provide that certain rights are granted to certain other holders of equity securities of the Company upon the sale or other disposition of Class A-1 Units, Class B Units, Class C Units and Class D Units of the Company (or any other equity securities of the Company) which my spouse owns including any interest I might have therein.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

I hereby agree that my interest, if any, in the Class A-1 Units, Class B Units, Class C Units and Class D Units (or any other equity securities of the Company) owned by my spouse subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in the Class A-1 Units, Class B Units, Class C Units and Class D Units (or any other equity securities of the Company) owned by my spouse shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent of Spouse.  I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of ______________ ___, 20___.

(Signature)

(Print Name)

Schedule B

BUSINESS AND BUSINESS STRATEGY OF THE COMPANY

[To be supplied]

Schedule C

CODE OF CONDUCT

[To be supplied]

Schedule 13 - Debenture Deed of Postponement

★WARNING★

You are STRONGLY RECOMMENDED to seek independent legal advice before executing this Deed.

THIS DEED OF POSTPONEMENT is made on	2017
BETWEEN

(A)	BARCLAYS BANK PLC whose Registered Office is at 1 Churchill Place London E14 5HP and whose address for service is UK BANKING SERVICE CENTRE, P O Box 299, Birmingham, B1 3PF (“Barclays”), and

(B)
FUGRO FINANCIAL RESOURCES B.V. whose registered office is at Veurse Achterweg 10 2264 SG Leidschendam The Netherlands and whose address for service is Veurse Achterweg 10, 2264 SG Leidschendam, The Netherlands (“the Lender”)

(C)
GLOBAL MARINE SYSTEMS LIMITED whose registered office is at Ocean House 1 Winsford Way, Boreham Interchange, Chelmsford, Essex CM2 5PD, UK and whose address for service is Ocean House 1 Winsford Way, Boreham Interchange, Chelmsford, Essex CM2 5PD, UK (“the Company”)

WHEREAS

1)
By legal charge dated on or around the date of this deed (“the Lender’s Charge”) the Company charged the property described in the schedule below (“the Property”) with the payment to the Lender of the money and liabilities referred to in the Lender’s Charge

2)
By a Debenture dated the 7th June 2012 together with all additional and substituted securities (“the Barclays Debenture”) the Company charged all its undertaking and assets present and future including the Property with payment to Barclays of all money and liabilities referred to in the Barclays Debenture

3)	Barclays and the Lender have agreed to regulate their respective priorities as follows and the Company has joined in these presents as set out below.

NOW THIS DEED WITNESSES as follows:-

1.
Barclays agrees and declares that the charges created by the Barclays Debenture shall insofar as it affects the Property but not further or otherwise be postponed to and rank after and take effect in all respects subject to the Lender’s Charge without limit.

2.
Subject to the priority set out in clause 1 above the Lender agrees and declares that the charge created by the Lender’s Charge shall be postponed to and rank after and take effect in all respects subject to the Barclays Debenture without limit.

3.
The priority arrangements in this deed shall not be affected by any fluctuations in the amounts secured by the Barclays Debenture or the Lender’s Charge or by the existence at any time of a nil or credit balance on any current or other account.

4.
Nothing in this deed shall as between the Company and the Lender or the Company and Barclays affect or prejudice any of the rights or remedies of the Lender or Barclays under the Lender’s Charge or the Barclays Debenture respectively which will remain in full force as continuing securities for, in the case of the Barclays Debenture, all money and liabilities without limit and, in the case of the Lender’s Charge, all money and liabilities comprising the Secured Obligations (as defined therein).

5.
Barclays and the Lender consent to the creation and registration of the Barclays Debenture and the Lender’s Charge respectively insofar as such consent is required and each of Barclays and the Lender hereby agrees and confirms that neither the existence of the Barclays Debenture nor the Lender’s Charge shall breach any of the restrictions, negative undertakings or other relevant provisions of the Lender’s Charge or the Barclays Debenture respectively.

6.	The Lender shall be fully entitled at all times to enforce the Lender’s Charge over the Property in accordance with its terms, notwithstanding the terms of this Deed.

7.	Each of the parties hereto confirms that it has had the opportunity to take independent legal advice before executing this deed.

8.	The Company agrees that it will pay the costs of each of the other parties in relation to the drafting, preparation, negotiation and execution of this Deed on an indemnity basis.

9.	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

10.	This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

IN WITNESS, the parties have executed and delivered this document as a deed on the date shown at the beginning of this deed.

SCHEDULE
(‘the Property’)

(a)
The Q1400 high powered modular trencher system (including launch and recovery system) as more particularly described over the page, consisting of 3 separate modules with asset identification number 1510996 (the “Trencher”); and

(b)
All proceeds received, in whatever form they may be, under any and all of the insurances taken out in respect of the Trencher from time to time, whether under a separate policy or otherwise, other than those in respect of liability cover (the “Insurances”), and all other amounts payable to the Company under or in respect of the Insurances, including (without limitation) damages for breach and return of premium.

FINAL DRAFT5.1 Q1400 trenching systemsHigh powered modular trenching systems capable of operating in depths up to 3,000 meters Jetter mode General Owner A Fugro Swiss entity Power 1,100 KW (1,475 hp); 2x 150KW Electro/ Hyd HPUs Max product diameter 900mm Max trench depth 3.0mtr Dimensions Length/ Width/ Height 7.8mtr/ 6.3mtr with tracks/ 5.5mtr Weight in air/ water 40t/ 0-1,500kg Jetting system Water supply 2x 400 KW direct drive water pumps; Maximum flow 2,300m3/hr; Up to 15 bar Configuration Twin legged jet tool mounted on double scissor linkage Trench depth/ width Depth: 0 - 3.0mtr; Width: 200mm – 900mm Soil strengths Min. soil bearing of 5 KPA; burial in soil strengths up to 100 KPA @ 3mtr depth Chain cutter mode General Power 450KW (600 hp); 3x 150 KW Electro/ Hyd HPUs Max product diameter 250mm Max trench depth 2.0mtr x 400mm Dimensions Length/ Width/ Height 8.0mtr/ 6.3mtr with tracks/ 5.5mtr Weight in air/ water 40t/ 10-15t Cutter system Configuration Hydraulic motor with MBR of 3.0mtr and bespoke depressor system Power system 175 KW HPU: 150 KW for chain cutter and 25 KW for spoil removal Soil strengths Min. soil bearing of 12 KPA; burial in soil strengths up to 250 KPA @ 2mtr depth Cable loading arms 2x loading arms with 2,000kg lift capacity fully instrumented Spoil removal Centrifugal dredge pump water flow 500m3/hrFurrow owns and operates two Q1400s Q1400-1 Q1400-2 Location Mobilised on Saltire Currently in storage Built 2012, by SMD Modular The system consists of a common trenching module and separate tracked jetting and mechanical cutting skids, with customised Launch And Recovery System (LARS) rated to Lloyds sea state 6. A deck transfer skidding system has been developed to allow safe and swift mode changes from cutting to jetting High-performance and state-of-the-art trenchersProject Furrow | Information Package | February 2017 34

FINAL DRAFT 5.1 Q1400 trenching system (cont’d) Trencher has a unique modular design comprising 3 main modules • The Q1400 trencher is set up as a modular system consisting of three separate sub-parts (as shown below) • The control module is installed on top of either the chain cutting skid or the jet trenching skid • Onboard switching between cutting and jetting facilitates work in changing soil conditions and different project environments • The trenching system can be mobilised on different vessels • The intellectual property relating to the trenchers remains with SMD Control module Chain cutting skid Jet trenching skid Continuous innovation • To enhance cutting performance, Furrow is currently developing, together with Fugro and SMD teams, improvements to the Q1400 systems • These improvements are being tried out on Rampion phase II • The hybrid jetting cutter will allow for efficient transportation of sand whilst cutting, which removes the need to change from cutting to jetting tools • Ideal for areas of mixed sands and clays • The improved systems are expected to be ready for use in 2017 • Closed depressor design means the cable is placed in the trench and does not rely upon self weight to sink the cable • The intellectual property remains with SMD Details of hybrid tool ✓ Jetting array of 28 Nozzles ✓ 5 out 20 nozzles compromised at any one time ✓ 375Kw power at 5bar flow of 1698m3/hr Hybrid jetting cutter Jetting array of 28 nozzles Jetting array side-view Unique modular design enables operations in various soil conditions Project Furrow | Information Package | February 2017 35

SIGNATURE PAGE

Executed and delivered as a deed by BARCLAYS BANK PLC

Name:
as Attorney of Barclays Bank Pic

In the presence of:

Name:

Address:

Executed and delivered as a deed by Fugro Financial Resources BV

Director

Director/Secretary

Company’s Registered Number	27163112

Executed and delivered as a deed by GLOBAL MARINE SYSTEMS LIMITED

Authorised signatory

In the presence of:

Name:

Address:

Schedule 18 - Shipman Agreement

Fugro Symphony (IMO 9492581) SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT PART I 1. Place and date of Agreement Amsterdam 2 October 2017 2. Date of commencement of Agreement (Cls. 2, 12, 21 and 25) 2 October 2017 3. Owners (name, place of registered office and law of registry( (Cl. 1) (i) Name: Global Marine Systems Ltd.[GMSL] (ii) Place of registered office: Essex (iii) Law of registry: England and Wales 4. Managers (name, place of registered office and law of registry) (Cl. 1) (i) Name: Fugro marine Services B.V. [FMSBV] (ii) Place of registered office: Leidschendam (iii) Law of registry: The Netherlands 5. The Company (with reference to the ISM/ISPS Codes) (state name and IMO Unique Company Identification number. If Company is a third party then also state registered office and principal place of business) (Cls. 1 and 9(c)(i)) (i) Name: Fugro Marine Services B.V. (ii) IMO Unique Company Identification number: 5312062 (iii) Place of registered office: Leidschendam (iv) Principal place of business: Nootdorp / Aberdeen 6. Technical Management (state “ yes” or “ no” as agreed) (Cl. 4) YES 7. Crew Management (state “yes” or “no” as agreed) (Cl. 5(a)) YES 8. Commercial Management (state “yes” or “no” as agreed) (Cl. 6) NO 9. Chartering Services period (only to be filled in if “yes” stated in Box 8) (Cl. 6(a)) NO 10. Crew Insurance arrangements (state “yes” or “no” as agreed) (i) Crew Insurances* (Cl. 5(b)): YES (ii) Insurance for persons proceeding to sea on board (Cl. 5(b)(i)): NO *only to apply if Crew Management (Cl. 5(a)) agreed (see Box 7) 11. Insurance arrangements (state “yes” or “no” as agreed) (Cl. 7) NO 12. Optional insurances (state optional insurance(s) as agreed, such as piracy, kidnap and ransom, loss of hire and FD & D) (Cl. 10(a)(iv)) NO 13. Interest (state rate of interest to apply after due date to outstanding sums) (Cl. 9(a)) 3.5% per annum, Inclusive of collecting and administrative costs 14. Annual management fee (state annual amount) (Cl. 12(a)) EUR 325.000 15. Manager’s nominated account (Cl. 12 (a)) Euro Account: a) REF: NLD-023 Fugro Marine Services B.V. b) Bank account identification: NL84BKMG0261345559 c) 16. Daily rate (state rate for days in excess of those agreed in budget) (Cl. 12(c)) Fees stated in Annex E (Fee Schedule) are applicable for managers employees assigned to services under Cl. 31 and services excluded under PART II, section 2 17. Lay-up period / number of months (Cl.12(d)) 3 months 18. Minimum contract period (state number of months) (Cl. 21(a)) 6 months fixed plus 6 months option at Owners’ preference 19. Management fee on termination (state number of months to apply) (Cl. 22(g)) 2 months 20. Severance Costs (state maximum amount) (Cl. 22(h)(ii)) At cost in accordance with the applicable CBA / Model agreement 21. Dispute Resolution (state alternative Cl. 23(a), 23(b) or 23 (c); if Cl. 23(c) place of arbitration must be stated) (Cl. 23) 23(a) English Law, in London, under LMAA Rules, In English language 22. Notices (state full style contact details for serving notice and communication to the Owners) (Cl. 24) GMSL, Martyn Drye Ocean House, 1 Winsford Way, Boreham Interchange, Chelmsford, Essex CM2 5PD, United Kingdom 23. Notices (state full style contact details for serving notice and communication to the Managers) (Cl. 24) FMSBV, Legal Department Veurse Achterweg 10, 2264 SG, Leidschendam, The Netherlands  1

ANNEX “A” (DETAILS OF VESSEL OR VESSELS) TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: SHIPMAN 2009 Date of Agreement: 2 October 2017 Name of Vessel(s): Fugro Symphony Particulars of Vessel(s): IMO 9492581 Classification: Multi-Purpose Support Vessel = DNVGL ✠ 1A1 Clean(Design) COMF(C-3, V-3) DK(+) DYNPOS(AUTR) E0 HELDK(S, H) Ice(C) NAUT(OSV(A)) SF TMON Built: 2011 Builder: Bergen Group BMV AS / Stocznia Gdansk S.A. Port / Flag: Nassua, Bahamas Call Sign: C6YY3 length Overall: 130.2 Meter Length: 119.702 Meter Breadth: 24.0 Meter Moulded Draft: 7.5 meter Gross tonnage: 11324 Net tonnage: 3398 2

ANNEX “B” (DETAILS OF CREW) TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: SHIPMAN 2009 Date of Agreement: 2 October 2017 Details of Crew: Numbers Rank Nationality Budgetted setup 2017 POSITIONSNATMANCOUNTCONTRACT MONTHMaster EUR 1 1 Chief Officer EUR 1 1 2nd Officer EUR 2 1 3rd Officer PH 1 3 Chief Eng EUR 1 1 2nd Eng EUR 2 1 3rd Eng PH 2 3 Chief Electrician EUR 1 1 Chief Stwrd PH 1 3 Crane Operator EUR 1 1 Total - Officers 13 Chief Cook PH 1 3 Bosun PH 1 3 AB PH 3 3 Steward PH 5 3 Fitter PH 1 3 2nd Cook PH 1 3 Total - Ratings 12 GRAND TOTAL 25 3

ANNEX “C” (BUDGET) TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: SHIPMAN 2009 Date of Agreement: 2 October 2017 Managers’ initial budget with effect from the commencement date of this Agreement (see Box 2): Attached OpEx Budget sheet 2017. 4

ANNEX “D” (ASSOCIATED VESSELS) TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: SHIPMAN 2009 NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX “D” THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 22 (b)(i) OF THIS AGREEMENT. Date of Agreement: Details of Associated Vessels: Not Applicable 5

ANNEX “E” (FEE SCHEDULE) TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: SHIPMAN 2009 (a) The daily fees apply without regard to hours made on/offshore, during or out of office hours, on a working day or during week-ends / national holidays. Fugro Marine Services B.V. 2017 Position EUR/day (Area) Fleet Manager / QHSSE Manager / Personnel Manager 950 Vessel Super intendent (VSI) 850 Technical Super intendent (TSI) 850 Assistant Super intendent (ASI) 750 Marine assurance Officer MAO) 700 Lead Purchaser 600 Purchaser 500 (b) The total fee per position is calculated each month by dividing the total number of hours worked during the preceding month by 8 [1 day equals 8 working hours], the outcome of which is rounded up or down to the nearest half day. (c) The Managers shall each month request the Owners in writing to pay the total fee to the Managers’ nominated account stated in Box 15. (d) The daily fee shall be subject to an annual review and shall be presented in accordance with Sub-clause 13(a) 6

PART II SHIPMAN 2009 Standard ship management agreement SECTION 1 – Basis of the Agreement 1. Definitions In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them: “Company” (with reference to the ISM Code and the ISPS Code) means the organization identified in Box 5 or any replacement organization appointed by the Owners from time to time (see Sub-clauses 9(b)(i) or 9(c)(ii), whichever is applicable). “Crew” means the personnel of the numbers, rank and nationality specified in Annex “B” hereto. “Crew Insurances” means insurance of liabilities in respect of crew risks which shall include but not be limited to death, permanent disability, sickness, injury, repatriation, shipwreck unemployment indemnity and loss of personal effects (see Sub-clause 5(b) (Crew Insurances) and Clause 7 (Insurance Arrangements) and Clause 10 (Insurance Policies) and Boxes 10 and 11). “Crew Support Costs” means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews. “Flag State” means the State whose flag the Vessel is flying. “ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention and any amendment thereto or substitution therefor. “ISPS Code” means the International Code for the Security of Ships ad Port Facilities and the relevant amendments to Chapter XI of SOLAS and any amendment thereto or substitution therefor. “Managers” means the party identified in Box 4. “Management Services” means the services specified in SECTION 2 – Services (Clauses 4 through 7) as indicated affirmatively in Boxes 6 through 8, 10 and 11, and all other functions performed by the Managers under the terms of this Agreement. “Owners” means the party identified in Box 3. “Severance Costs” means the costs which are legally required to be paid to the Crew as a result of the early termination of any contracts for service on the Vessel. “SMS” means the Safety Management System (as defined by the ISM Code). “STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 and any amendment thereto or substitution therefor. “Vessel” means the vessel or vessels details of which are set out in Annex “A” attached hereto. 2. Commencement and Appointment With effect from the date stated in Box 2 for the commencement of the Management Services and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel in respect of the Management Services. 3. Authority of the Managers Subject to the terms and conditions herein provided, during the period of this Agreement the Managers shall carry out the Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform the Management Services in accordance with sound ship management practice, including but not limited to compliance with all relevant rules and regulations. 7

PART II SHIPMAN 2009 Standard ship management agreement SECTION 2 – Services 4. Technical Management (only applicable if agreed according to Box 6). The Managers shall provide technical management which includes, but is not limited to, the following services: (a) ensuring that the Vessel complies with the requirements of the law of the Flag State; (b) ensuring compliance with the ISM Code; (c) ensuring compliance with the ISPS Code; (d) providing competent personnel to supervise the maintenance and general efficiency of the Vessel; (e) arranging and supervising dry dockings for statutory and classification requirements, repairs alterations and the maintenance of the Vessel to the standards agreed with the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with all requirements and recommendations of the classification society, and with the law of the Flag State and of the place where the Vessel is required to trade; (f) arranging the supply of necessary stores, spares and lubricating oil; (g) appointing surveyors and technical consultants as the Managers may consider from time to time to be necessary; (h) in accordance with the Owners’ instructions, supervising the sale and physical delivery of the Vessel under the sale agreement. However services under this Sub-clause 4(h) shall not include negotiation of the sale agreement or transfer of ownership of the Vessel; (i) arranging for the supply of provisions for all persons on board unless provided by the Owners; and (j) arranging for the sampling and testing of bunkers. 5. Crew Management and Crew Insurances (a) Crew Management (only applicable if agreed according to Box 7) The Managers shall provide suitable qualified Crew who shall comply with the requirements of STCW 95. The provision of such crew management services includes, but is not limited to, the following services: (i) selecting, engaging and providing for the administration of the Crew, including, as applicable, payroll arrangements, pension arrangements, tax, social security contributions and other mandatory dues related to their employment payable in each Crew member’s country of domicile; (ii) ensuring that the applicable requirements of the law of the Flag State in respect of rank, qualification and certification of the Crew and employment regulations, such as Crew’s tax and social insurance, are satisfied; (iii) ensuring that all Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate Flag State requirements or such higher standard of medical examination as may be agreed with the Owners. In the absence of applicable Flag State requirements the medical certificate shall be valid at the time when the respective Crew member arrives on board the Vessel and shall be maintained for the duration of the service on board the Vessel; (iv) ensuring that the Crew shall have a common working language and a command of the English language of a sufficient standard to enable them to perform their duties safely; (v) arranging transportation of the Crew, including repatriation; (vi) training of the Crew in accordance with STCW and training matrix as agreed with the Owners; (vii) conducting union negotiations; and 8

(viii) if the Managers are the Company, ensuring that the Crew, on joining the Vessel, are given proper familiarisation with their duties in relation to the Vessel’s SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing. (ix) if the Managers are not the Company: (1) ensuring that the Crew, before joining the Vessel, are given proper familiarisation with their duties in relation to the ISM Code; and (2) instructing the Crew to obey all reasonable orders of the Company in connection with the operation of the SMS. (x) Where Managers are not providing technical management services in accordance with Clause 4 (Technical Management): (1) ensuring that no person connected to the provision and the performance of the crew management services shall proceed to sea on board the Vessel without the prior consent of the Owners (such consent not to be unreasonably withheld); and (2) ensuring that in the event that the Owners’ drug and alcohol policy requires measures to be taken prior to the Crew joining the Vessel, implementing such measures; (b) Crew Insurances (only applicable if Sub-clause 5(a) applies and if agreed according to Box 10) The Manager shall throughout the period of this Agreement provide the following services: (i) arranging Crew Insurances in accordance with the best practice of prudent managers of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations. Insurances for any other persons proceeding to sea onboard the Vessel may be separately agreed by the Owners and the Managers (see Box 10); (ii) ensuring that the Owners are aware of the terms, conditions, exceptions and limits of liability of the insurances in Sub-clause 5(b)(i); (iii) ensuring that all premiums or calls in respect of the insurances in Sub-clause 5(b)(i) are paid by their due date; (iv) if obtainable at no additional cost, ensuring that insurances in Sub-clause 5(b)(i) name the Owners as a joint assured with full cover and, unless otherwise agreed, on terms such that Owners shall be under no liability in respect of premiums or calls arising in connection with such insurances; (v) providing written evidence, to the reasonable satisfaction of the Owners, of the Managers’ compliance with their obligations under Sub-clauses 5(b)(ii), and 5(b)(iii) within a reasonable time of the commencement of this Agreement, and of each renewal date and, if specifically requested, of each payment date of the insurances in Sub-clause 5(b)(i). 6. Commercial Management (only applicable if agreed according to Box 8). The Managers shall provide the following services for the Vessel in accordance with the Owners’ instructions, which shall include but not be limited to: (a) seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 9, consent thereto in writing shall first be obtained from the Owners; (b) arranging the provision of bunker fuels of the quality specified by the Owners as required for the Vessel’s trade; (c) voyage estimating and accounting and calculation of hire, freights, demurrage and/or despatch monies due from or due to the charterers of the Vessel; assisting in the collection of any sums due to the Owners related to the commercial operation of the Vessel in accordance with Clause 11 (Income Collected and Expenses Paid on Behalf of Owners); If any of the services under Sub-clauses 6(a), 6(b) and 6(c) is to be excluded from the Management Fee, remuneration for these services must be stated in Annex E (Fee Schedule). See Sub-clause 12(e). (d) issuing voyage instructions; (e) appointing agents; (f) appointing stevedores; and (g) arranging surveys associated with the commercial operation of the Vessel. 9

7. Insurance Arrangements (only applicable if agreed according to Box 11). The Managers shall arrange insurance in accordance with Clause 10 (Insurance Policies), on such terms as the Owners shall have instructed or agreed, in particular regarding conditions insured values, deductibles, franchises and limits of liability. 10

PART II SHIPMAN 2009 Standard ship management agreementSECTION 3 – Obligations 8. Managers’ Obligations (a) The Managers undertake to use their best endeavours to provide the Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder. Provided however, that in the performance of their management responsibilities under this Agreement, the Managers shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable. (b) Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), they shall procure that the requirements of the Flag State are satisfied and they shall agree to be appointed as the Company, assuming the responsibility for the operation of the Vessel and talking over the duties and responsibilities imposed by the ISM Code and the ISPS Code, if applicable. 9. Owners’ Obligations (a) The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement. In the event of payment after the due date of any outstanding sums the Manager shall be entitled to charge interest at the rate stated in Box 13. (b) Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), the Owners shall: (i) report (or where the Owners are not the registered owners of the Vessel procure that the registered owners report) to the Flag State administration the details of the Managers as the Company as required to comply with the ISM and ISPS Codes; (ii) procure that any officers and ratings supplied by them or on their behalf comply with the requirements of STWC 95; and (iii) instruct such officers and ratings to obey all reasonable orders of the Managers (in their capacity as the Company) in connection with the operation of the Managers’ safety management system. (c) Where the Managers are not providing technical management services in accordance with Clause 4 (Technical Management), the Owners shall: (i) procure that the requirements of the Flag State are satisfied and notify the Managers manner upon execution of this Agreement of the name and contact details of the new organization that will be the Company by completing Box 5; (ii) if the Company changes at any time during this Agreement, notify the Managers in a timely manner of the name and contact details of the new organization; (iii) procure that the details of the Company, including any change thereof, are reported to the Flag State administration as required to comply with the ISM and ISPS Codes. The Owners shall advise the Managers in a timely manner when the Flag State administration has approved the Company; and (iv) unless otherwise agreed, arrange for the supply of provision at their own expense. (d) Where the Managers are providing crew management services in accordance with Sub-clause 5(a) the Owners shall: (i) inform the Managers prior to ordering the Vessel to any excluded or additional premium area under any of the Owners’ Insurances by reason of war risks and/or piracy or like perils and pay whatever additional costs may properly be incurred by the Managers as a consequence of such orders including, if necessary, the costs of replacing any member of the Crew. Any delays resulting from negotiating with or replacement of any member of the Crew as a result of the Vessel being ordered to such an area shall be for the Owners’ account. Should the Vessel be within an area which becomes an excluded or additional premium area the above provisions relating to cost and delay shall apply; 11

(ii) agree with the Managers prior to any change of Flag of the Vessel and pay whatever additional costs may properly be incurred by the Managers as a consequence of such change. If agreement cannot be reached then either party may terminate this Agreement in accordance with Sub-clause 22(e); and (iii) provide, at no cost to the Managers, in accordance with the requirements of the law of the Flag State, or higher standard, as mutually agreed adequate Crew accommodation and living standards. (e) Where the Managers are not the Company, the Owners shall ensure that Crew are properly familiarised with their duties in accordance with the Vessel’s SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing. 12

PART II SHIPMAN 2009 Standard ship management agreement SECTION 4 – Insurance, Budgets, Income, Expenses and Fees 10. Insurance Policies The Owners shall procure, whether by instructing the Managers under Clause 7 (Insurance Arrangements) or otherwise, that throughout the period of this Agreement: (a) at the Owners’ expense, the Vessel is insured for not less than its sounds market value or entered for its full gross tonnage, as the case may be for: (i) hull and machinery marine risks (including but not limited to crew negligence) and excess liabilities; (ii) protection and indemnity risks (including but not limited to pollution risks, diversion expenses and, except to the extent insured separately by the Managers in accordance with Sub-clause 5(b)(i), Crew Insurances); NOTE: If the Managers are not providing crew management services under Sub-clause 5(a) (Crew Management) or have agreed not to provide Crew Insurances separately in accordance with Sub-clause 5(b)(i), then such insurances must be included in the protection and indemnity risk cover for the Vessel (see Sub-clause 10(a)(ii) above). (iii) war risks (including but not limited to blocking and trapping, protection and indemnity, terrorism and crew risks); and (iv) such optional insurances as may be agreed (such as piracy, kidnap and ransom, loss of hire and FD&D) (see Box 12). Sub-clauses 10(a)(i) through 10(a)(iv) all in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations (“the Owners’ Insurances” ); (b) all premiums and calls on the Owners’ Insurances are paid by their due date; (c) the Owners’ Insurances name the Managers and, subject to underwriters’ agreement, any third party designated by the Managers as a joint assured, with full cover. It is understood that in some cases, such as protection and indemnity, the normal terms for such cover may impose on the Managers and any such third party a liability in respect of premiums or calls arising in connection with the Owners’ Insurances. If obtainable at no additional cost, however, the Owners shall procure such insurances on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners’ Insurances. In any event, on termination of this Agreement in accordance with Clause 21 (Duration of the Agreement) and Clause 22 (Termination), the Owners shall procure that the Managers and any third party designated by the Managers as joint assured shall cease to be joint assured and, if reasonably achievable, that they shall be released from any and all liability for premiums and calls that may arise in relation to the period of this Agreement; and (d) written evidence is provided, to the reasonable satisfaction of the Managers, of the Owners’ compliance with their obligations under this Clause 10 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances. 11. Income Collected and Expenses Paid on Behalf of Owners (a) Except as provided in Sub-clause 11(c) all monies collected by the Managers under the terms of this Agreement (other than monies payable by the Owners to the Managers) and any interest therein shall be held to the credit of the Owners in a separate bank account. (b) All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 12(c)) may be debited against the Owners in the account referred to under Sub-clause 11(a) but shall in any event remain payable by the Owners to the Managers on demand. (c) All monies collected by the Managers under Clause 6 (Commercial Management) shall be paid into a bank account in the name of the Owners or as may be otherwise advised by the Owners in writing. 12. Management Fee and Expenses (a) The Owners shall pay to the Managers an annual management fee as stated in Box 14 for their services as Managers under this Agreement, which shall be payable in equal monthly instalments in advance, the first instalment (pro rata if appropriate) being payable on the commencement of this Agreement (see Clause 2) (Commencement and Appointment) and Box 2) and subsequent instalments13 being payable at the beginning of every calendar month. The management fee shall be payable to the Managers’ nominated account stated in Box 15. (b) The management fee shall be subject to an annual review and the proposed fee shall be presented in the annual budget in accordance with Sub-clause 13(a). (c) The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of this Clause 12 (Management Fee and Expenses) the Owners shall reimburse the Managers for postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services. Any days used by the Managers’ personnel travelling to or from or attending on the Vessel or otherwise used in connection with the Management Services in excess of those agreed in the budget shall be charged at the daily rate stated in Box 16. (d) If the Owners decide to layup the Vessel and such layup lasts for more than the number of months stated in Box 17, an appropriate reduction of the Management Fee for the period exceeding such period until one month before the Vessel is again put into service shall be mutually agreed between the parties. If the Managers are providing crew management services in accordance with Sub-clause 5(a), consequential costs of reduction and reinstatement of the Crew shall be for the Owners’ account. If agreement cannot be reached then either party may terminate this Agreement in accordance with Sub-clause 22(e). (e) Save as otherwise provided in this Agreement, all discounts and commissions obtained by the Managers in the course of the performance of the Management Services shall be credited to the Owners. 13. Budgets and Management Funds (a) The Managers’ initial budget is set out in Annex “C” hereto. Subsequent budgets shall be for twelve month periods and shall be prepared by the Managers and presented to the Owners not less than three months before the end of the budget year. (b) The Owners shall state to the Managers in a timely manner, but in any event within one month of presentation, whether or not they agree to each proposed annual budget. The parties shall negotiate in good faith and if they fail to agree on the annual budget and related annexes, including the management fee, either party may terminate this Agreement in accordance with Sub-clause 22(e). (c) Following the Agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement for the Vessel and shall each month request the Owners in writing to pay 1/12th of the annual budget as working funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions as well as expenses under Sub-clause 12(c), Clause 18 and Clause 31. Such funds shall be received by the Managers within ten (10) running days after the receipt by the Owners of the Managers’ written request and shall be held to the credit of the Owners in a separate bank account stated in Box 15 and in accordance with Clause 30. The Managers shall reconcile the working funds received against expenses incurred every quarter. (d) The Managers shall at all times maintain and keep true and correct accounts in respect of the Management Services in accordance with the relevant International Financial Reporting Standards or such other standard as the parties may agree, including records of all costs and expenditure incurred, and produce a comparison between budgeted and actual income and expenditure of the Vessel in such the Managers standard form and at such monthly intervals. as shall be mutually agreed. The Managers shall make such accounts available for inspection and auditing by the Owners and/or their representatives in the Managers’ offices or by electronic means, provided reasonable notice is given by the Owners. (e) Notwithstanding anything contained herein, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services. 14

PART II SHIPMAN 2009 Standard ship management agreement SECTION 5 – Legal, General and Duration of Agreement 14. Trading Restrictions If the Managers are providing crew management services in accordance with Sub-clause 5(a) (Crew Management), the Owners and the Managers will, prior to the commencement of this Agreement, agree on any trading restrictions to the Vessel that may result from the terms and conditions of the Crew’s employment. 15. Replacement If the Managers are providing crew management services in accordance with Sub-clause 5(a) (Crew Management), the Owners may require the replacement, at their own expense, at the next reasonable opportunity, or any member of the Crew found on reasonable grounds to be unsuitable for service. If the Managers have failed to fulfil their obligations in providing suitable qualified Crew within the meaning of Sub-clause 5(a) (Crew Management), then such replacement shall be at the Managers’ expense. 16. Managers’ Right to Sub-Contract The Managers shall not subcontract any of their obligations hereunder without the prior written consent of the Owners which shall not be unreasonable withheld. In the event of such a sub-contract, the Managers shall remain will be fully liable for the due performance of their obligations under this Agreement, to the extent that the terms of the Managers subcontracts are consistent with the terms of this Agreement, and in the limitation stated in Clause 17(b) “Liability to Owners”. 17. Responsibilities (a) Force Majeure Neither party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or condition to the extent that the party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimize or prevent the effect of such events and/or conditions: (i) acts of God; (ii) any Government requisition, control, intervention, requirement or interference; (iii) any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof; (iv) riots, civil commotion, blockades or embargoes; (v) epidemics; (vi) earthquakes, landslides, floods or other extraordinary weather conditions; (vii) strikes, lockouts or other industrial action, unless limited to the employees (which shall not include the Crew) of the party seeking to invoke force majeure; (viii) fire, accident, explosion except where caused by negligence of the party seeking to invoke force majeure; and (ix) any other similar cause beyond the reasonable control of either party. (b) Liability to Owners (i) Without prejudice to Sub-clause 17(a), the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss or profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Managers or their employees or agents, or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten (10) times the annual management fee payable hereunder. (ii) Acts or omissions of the Crew – Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any acts or omissions of the Crew, even such acts or omissions are negligent, grossly negligent or wilful, except only to 15 the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under Clause 5(a) (Crew Management), in which case their liability shall be limited in accordance with the terms of this Clause 17 (Responsibilities). (c) Indemnity Except to the extent and solely for the amount therein set out that the Managers would be liable under Sub-clause 17(b), the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement. (d) “Himalaya” It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damages or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 17 (Responsibilities), every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 17 (Responsibilities) the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement. 18. General Administration (a) The Managers shall keep the Owners and, if appropriate, the Company informed in a timely manner of any incident of which the Managers become aware which gives or may give rise to delay to the Vessel or claims or disputes involving third parties. (b) The Managers shall handle and settle all claims and disputes arising out of the Management Services hereunder, unless the Owners instruct the Managers otherwise. The Managers shall keep the Owners appropriately informed in a timely manner throughout the handling of such claims and disputes. (c) The Owners may request the Managers to bring or defend other actions, suits or proceedings related to the Management Services, on terms to be agreed. (d) The Managers shall have power to obtain appropriate legal or technical or other outside expert advice in relation to the handling and settlement of claims in relation to Sub-clauses 18(a) and 18(b) and disputes and any other matters affecting the interests of the Owners in respect of the Vessel, unless the Owners instruct the Managers otherwise. (e) On giving reasonable notice, the Owners may request, and the Managers shall in a timely manner make available, all documentation, information and records in respect of the matters covered by this Agreement either related to mandatory rules or regulations or other obligations applying to the Owners in respect of the Vessel (including but not limited to STCW 95, the ISM Code and ISPS Code) to the extent permitted by relevant legislation. On giving reasonable notice, the Managers may request, and the Owners shall in a timely manner make available, all documentation, information and records reasonable required by the Managers to enable them to perform the Management Services. (f) The Owners shall arrange for the provision of any necessary guarantee bond or other security.  (g) Any costs incurred by the Managers in carrying out their obligations according to this Clause 18 (General Administration) shall be reimbursed by the Owners. 19. Inspection of Vessel  he Owners may at any time after giving reasonable notice to the Managers inspect the Vessel for any reason they consider necessary. 20. Compliance with Laws and Regulations The parties will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Flag State, or of the places where the Vessel trades. 21. Duration of the Agreement (a) This Agreement shall come into effect at the date stated in Box 2 and shall continue until terminated by either party by given notice to the other; in which event this Agreement shall terminate upon the expiration of the later of the number of months stated in Box 18 or a period of two (2) months from the date on which such notice is received, unless terminated earlier in accordance with Clause 22 (Termination). (b) Where the Vessel is not a mutually convenient port or place or the expiry of such period, this Agreement shall terminate on the subsequent arrival of the Vessel at the next mutually convenient port or place. 16

22. Termination (a) Owners’ or Managers’ default If either party fails to meet their obligations under this Agreement, the other party may give notice to the party in default requiring them to remedy it. In the event that the party in default fails to remedy it within a reasonable time to the reasonable satisfaction of the other party, that party shall be entitled to terminate this Agreement with immediate effect by giving notice the party in default. (b) Notwithstanding Sub-clause 22(a): (i) The Managers shall be entitled to terminate the Agreement with immediate effect by giving notice to the Owners if any monies payable by the Owners and/or the owners of any associated vessel, details of which are listed in Annex “D”, shall not have been received in the Managers’ nominated account within ten (10) twenty (20) days of receipt by the Owners of the Managers’ written request, or if the Vessel is repossessed by the Mortgagee(s). (ii) If the Owners proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice. (iii) If either party fails to meet their respective obligations under Sub-clause 5(b) (Crew Insurances) and Clause 10 (Insurance Policies), the other party may give notice to the party in default requiring them to remedy it within ten (10) days, failing which the other party may terminate this Agreement with immediate effect by giving notice to the party in default. (c) Extraordinary Termination This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or, if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned or has been declared missing or, if bareboat chartered, unless otherwise agreed, when the bareboat charter comes to an end. (d) For the purpose of Sub-clause 22(c) hereof: (i) the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Vessel’s owners cease to be registered owners of the Vessel; (ii) the Vessel shall be deemed to be lost either when it has become an actual total loss or agreement has been reached with the Vessel’s underwriters in respect of its constructive total loss or if such agreement with the Vessel’s underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred; and (iii) the date upon which the Vessel is to be treated as declared missing shall be ten (10) days after the Vessel was last reported or when the Vessel is recorded as missing by the Vessel’s underwriters, whichever occurs first. A missing vessel shall be deemed lost in accordance with the provisions of Sub-clause 22(d)(ii). (e) In the event the parties fail to agree the annual budget and related annexes in accordance with Sub-clause 13(b), or to agree a change of flag in accordance with Sub-clause 9(d)(ii), or to agree to a reduction in the Management Fee, either party may terminate this Agreement by giving the other party not less than one month’s notice, the result of which will be the expiry of the Agreement at the end of the current budget period or on expiry of the notice period, whichever is the later. (f) This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or administrator is appointed, or if it suspends payment, ceases to carry on business or makes any -special arrangements or composition with its creditors. (g) In the event of the termination of this Agreement for any reason other than default by the Managers the management fee payable to the Managers according to the provisions of Clause 12 (Management Fee and Expenses), shall continue to be payable for a further period of the number of months stated in Box 19 as from the effective date of termination. If Box 19 is left blank then ninety (90) days shall apply. (h) In addition, where the Managers provide Crew for the Vessel in accordance with Clause 5(a) (Crew Management): (i) the Owners shall continue to pay Crew Support Costs during the said further period of the number of months stated in Box 19; and (ii) the Owners shall pay an equitable proportion of any Severance Costs which may be incurred, not exceeding the amount stated in Box 20. The Managers shall use their reasonable endeavours to minimise such Severance Costs. (i) On the termination, for whatever reason, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, of all accounts and all documents specifically relating to the Vessel and its operation. 17

(j) The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination. 23. BIMCO Dispute Resolution Clause (a) This Agreement shall be governed by and construed in accordance with English law and any dispute arising out or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator. In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced. (b) This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society Maritime Arbitrators, Inc. In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced. (c) This Agreement shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there. (d) Notwithstanding Sub-clauses 23(a) or 23(b) or 23(c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out or in connection with the Agreement. (i) In case of a dispute in respect of which arbitration has been commenced under Sub-clause 23(a), 23(b) or 23(c) above, the following shall apply: (ii) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation. (iii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitrator Tribunal (the “Tribunal”) or such person as the tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by mediator. (iv) If the other party does not agree to mediate, the fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties. (v) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interests. (vi) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration. (vii) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses. 18

(viii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosed under the law and procedure governing the arbitration. (Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.) (e) If Box 21 in Part I is not appropriately filled in, sub-clause 23(a) of this Clause shall apply. Note: Sub-clauses 23(a), 23(b) and 23(c) are alternatives; indicate alternative agreed in Box 21, Sub-clause 23(d) shall apply in all cases. 24. Notices (a) All notices given by either party or their agents to the other party or their agents in accordance with the provisions of this Agreement shall be in writing and shall, unless specifically provided in this Agreement to the contrary, be sent to the address for that other party as set out in Boxes 22 and 23 or as appropriate or to such other address as the other party may designate in writing. A notice may be sent by registered or recorded mail, facsimile, electronically or delivered by hand in accordance with this Sub-clause 24(a). (b) Any notice given under this Agreement shall take effect on receipt by the other party and shall be deemed to have been received: (i) if posted, on the seventh (7th) day after posting; (ii) if sent by facsimile or electronically, on the day of transmission; and (iii) if delivered by hand, on the day of delivery. And in each case proof of posting, handing in or transmission shall be proof that notice has been given, unless proven to the contrary. 25. Entire Agreement This Agreement constitutes the entire agreement between the parties and no promise, undertaking, representation, warranty or statement by either party prior to the date stated in Box 2 shall affect this Agreement. Any modification of this Agreement shall not be of any effect unless in writing signed by or on behalf of the parties. 26. Third Party Rights Except to the extent provided in Sub-clauses 17(c) (Indemnity) and 17(d) (Himalaya), no third parties may enforce any term of this Agreement. 27. Partial Validity If any provision of this Agreement is or becomes or is held by any arbitrator or other competent body to be illegal, invalid or unenforceable in any respect under any law or jurisdiction, the provision shall be deemed to be amended to the extent necessary to avoid such illegality, invalidity or unenforceability, or, if such amendment is not possible, the provision shall be deemed to be deleted from this Agreement to the extent of such illegality, invalidity or unenforceability, and the remaining provisions shall continue in full force and effect and shall not in any way be affected or impaired thereby. 28. Interpretation In this Agreement: (a) Singular/Plural The singular includes the plural and vice versa as the context admits or requires. (b) Headings The index and headings to the clauses and appendices to this Agreement are for convenience only and shall not affect its construction or interpretation. (c) Day “Day” means a calendar day unless expressly stated to the contrary. 29. BIMCO MLC Clause for SHIPMAN 2009 For the purpose of this Clause: “MLC” means the International Labour Organisation (ILO) Maritime Labour Convention (MLC 2006) and any amendment thereto or substitution thereof. “Shipowner” shall mean the party named as “shipowner” on the Maritime Labour Certificate for the Vessel. (a) Subject to Clause 3 (Authority of the Managers), the Managers shall, to the extent of their Management Services, assume the Shipowner’s duties and responsibilities imposed by the MLC for the Vessel, on behalf of the Shipowner. (b) The Owners shall ensure compliance with the MLC in respect of any crew members supplied by them or on their behalf. 19

(c) The Owners shall procure, whether by instructing the Managers under Clause 7 (Insurance Arrangements) or otherwise, insurance cover or financial security to satisfy the Ship-owner’s financial security obligations under the MLC. 20

PART III SHIPMAN 2009 Standard ship management agreement The Additional Clauses attached hereto together with any subsequent addenda, schedules, appendices or otherwise, shall be construed as an integral part of the Shipman 2009 Agreement. 30. Interface Documents The parties agree that practical issues related to the delivery of the Management Services will be stated in supplementary documents (‘the Interface Documents’) which shall be agreed separately and which shall be negotiated in good faith between the parties with the objective to achieve optimal cooperation. In that respect, the parties agree to use their best endeavours to finalise the Interface Documents within three (3) months from the date stated in Box 2. 31. Support Services (a) In addition the services agreed in Part I and Part II of the agreement the Managers may at the Owners expense provide support services for the Vessel, as required by the Owners, provision of which includes, but is not limited to, the following functions: (i) Selection and recruitment of temporary (marine) crew in addition to the number and positions agreed in Annex B of this agreement as may be required by the Owners to meet contractual and/or National requirements in the trading area; (ii) Providing marine technical advice and/or supervision during the planning & actual (de)mobilization of the vessel; (iii) Providing assistance / supervision on-site during audits and/or HSSE meetings other than ISM / ISPS related; (iv) Providing marine technical expertise and/or project supervision during the planning, preparation & execution of Vessel related projects such as modifications, installation of project equipment etc.; (v) Procurement of goods and services required for the fulfilment of the agreed support services; (vi) Provision of financial / administrative support as required for the fulfilment of the agreed support services; (b) In the event that the Owners require the Managers to provide support services, Owners shall submit a duly approved purchase order in advance and Managers shall confirm acceptance of the order in writing prior commencement. (c) Any of the services under Clause 31 are excluded from the management fee stated in Box 14. Remuneration for these services is stated in Annex E (Fee Schedule). 32. Trading Area (a) In the event that the Owners trade or operate the vessel in waters subjected to cabotage rules including but not limited to Australia, Brazil, China, Norway and Nigeria the associated Operational Costs in excess of the agreed Managers budget as set out in Annex “C” shall be for the account of the Owners. Such costs shall be inclusive of the costs incurred by the Managers for standby wages payable to the permanent crew for the duration of the operations in the cabotage area. (b) At the Owners expense the Managers are entitled to place two (2) representatives on board the vessel for the duration of the operation in the cabotage area. (c) Any taxes, contributions and liabilities levied on the Managers and/or Crew as a result of working in waters where such taxes and/or contributions and/or liabilities apply, shall be for the account of the Owners. 33. Designated Entities (a) The provisions of this clause shall apply in relation to any sanction, prohibition or restriction imposed on any specified persons, entities or bodies including the designation of specified vessels or fleets under United Nations Resolutions or trade or economic sanctions, laws or regulations of the European Union or the United States of America. (b) On entering into and throughout the duration of this Agreement: (i) Owners and Managers respectively warrant for themselves that they are not subject to any of the sanctions, prohibitions or restrictions in sub-clause(a) which prohibit or render unlawful any performance under this Agreement; 21

(ii) Owners further warrant that the Vessel is not a designated vessel and will not be used in any trade or for any purposes contrary to the restrictions or prohibitions in sub-clause (a); (iii) Managers further warrant that they will not sub-contract any of their duties or obligations under this Agreement in breach of sub-clause (a). (c) If at any time during the performance of this Agreement either party becomes aware that the other party is in breach of warranty as aforesaid, the party not in breach shall comply with the laws and regulations of any Government to which that party or the Vessel is subject, and follow any orders or directions which may be given by anybody acting with powers to compel compliance, including where applicable the Owners Flag State. In the absence of any such orders, directions, laws or regulations, the party not in breach may terminate this Agreement forthwith. (d) Notwithstanding anything in this Clause to the contrary, Owners and Managers shall not be required to do anything which constitutes a violation of the laws and regulations of any State which either of them is subject. (e) Notwithstanding any provision in this Agreement, Owners and Managers shall be liable to indemnify the other party against any and all claims, losses, damage, costs and fines whatsoever suffered by the other party resulting from any breach of warranty as aforesaid. 34. Computerized Management System (a) At the expense of the Owners, the Managers shall provide to the Vessel a Computerized Management System (STAR-IPS) including additional software licenses as required. At termination of the Agreement, the Managers will provide the Owners with the maintenance history for the benefit of Owners’ management system. (b) Provisions for software and user licenses, database management and support are included in the Managers budget as set out in Annex “C”. (c) The Owners shall indemnify and hold harmless the Managers and its affiliates, officers, employees and agents from and against any claim or other loss for alleged infringement of any intellectual property right that arises out of breach of any licence conditions relating to the possession, use or modification of the Computerized Management System (STAR-IPS) referred to in (a) above. 35. Client Specific Requirements The Owners may request the Managers to meet specific requirements of the Owners clients that exceed the scope and/or compliance level agreed between the Owners and the Managers and to produce project specific bridging documents. Any costs properly incurred by the Managers as a consequence of such request (incl. labor of the Managers employees) shall be for the Owners’ account. 36. Information Technology Throughout the period of this Agreement the Owners shall at their expense, provide and maintain a suitable IT infra structure onboard the Vessel including full access to the Managers based upon the Managers requirements. 37. Office Audits (non-financial) The annual management fee as stated in Box 14 and payable by the Owners to the Managers in accordance with Clause 12 includes one (1) audit per calendar year of the Managers Office by the Owners or by the Owners clients. The Owners shall pay the Managers a lumpsum fee of USD 5,000 per audit for any additional costs. 38. Managers Labor Costs Labor costs of the Managers employees recovered by the Owners under an Insurance Claim shall be credited to the Managers. 39. Confidentiality (a) In connection with the provision of the Management Services, the Owners acknowledge that the Managers will communicate, furnish, disclose or otherwise provide to the Owners certain Confidential Information (as defined below). (b) The Owners agree that the Manager’s Confidential Information may be used only in connection with the maintenance and operation of the Vessel during the term of this Agreement and the Owners shall not disclose any such Confidential Information to any other person whatsoever without the prior written consent of the Managers. 22

(c) The Owners acknowledge and agree that monetary damages may not be a sufficient remedy for any breach of this clause and that the Managers shall be entitled to specific performance or injunctive relief (as appropriate) as a remedy for any breach or threatened breach thereof in addition to any other remedy available in law or equity. (d) In this Clause 39, “Confidential Information” means: (i) the Interface Documents (referred to in Clause 30 above); (ii) materials and other information (whether or not proprietary) regarding the Managers’ [maintenance philosophy system, including (but not limited to) the Managers’ “FMS Code Book”]; (iii) the Computerized Management System (STAR-IPS) as referred to in Clause 34 above; and (iv) all other materials, information or data or information of any kind whether written, oral, visual or otherwise contained in any form or material pertaining to this Agreement or the performance of the Management Services. 40. Review Within three (3) months from the date stated in Box 2 the parties agree to review this agreement in good faith to align its terms with the Interface Documents. 41 Quality of Services Managers agree that the Owners shall be treated as ‘a most favoured customer of the Managers’ and to this end the Managers shall ensure that the Vessel and Crew will be managed evenly relative to other fleets that are in the Managers portfolio. 23